As filed with the Securities and Exchange Commission on ___________________.

Registration No. 333-___________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

VoIP, Inc.
(Name of Small Business Issuer as Specified in its Charter)

Texas	3661	75-278/5941

(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

12330 SW 53rd Street, Suite 712 Ft. Lauderdale, FL 33330 (954) 434-2000
(Address and Telephone Number of Principal Executive Offices and Principal Place of Business)
B. Michael Adler Chairman and Chief Executive Officer 12330 SW 53rd Street, Suite 712 Ft. Lauderdale, FL 33330 (954) 434-2000
(Name, Address and Telephone Number of Agent for Service)
Copies to: Ronald L. Brown, Esq. Andrews Kurth LLP 1717 Main Street, Suite 3700 Dallas, TX 75201 (214) 659-4400

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value	46,310,011	$ 1.66	76,874,618	$ 8,226

(1)
In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares that may be issuable in connection with share splits, share dividends or similar transactions.

(2)
Estimated pursuant to Rule 457(c) under the Securities Act, solely for the purpose of calculating the registration fee, based on the average of the bid and asked prices for the Company’s common stock as reported within five business days prior to the date of this filing.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION DATED FEBRUARY 13, 2006

PROSPECTUS

46,310,011

SHARES

VoIP, INC.

COMMON STOCK

The persons listed in this Prospectus under "Selling Shareholders" may offer and sell from time to time up to an aggregate of 46,310,011 shares of our common stock that they have acquired or will acquire from us, including those shares that may be acquired upon exercise of warrants granted by us. Information on the selling shareholders, and the times and manner in which they offer and sell shares of our common stock, is provided under "Selling Shareholders" and "Plan of Distribution" in this Prospectus.

We will not receive any proceeds for the sale of the common stock by the selling shareholders. We will bear the costs and expenses of registering the common stock offered by the selling shareholders. Selling commissions, brokerage fees, and applicable transfer taxes are payable by the selling shareholders.

Our common stock is listed on the Over-The-Counter Bulletin Board ("OTCBB") under the symbol "VOII"). On February 9, 2006, the closing bid price for our common stock on the OTCBB was $1.73 per share.

BEFORE PURCHASING ANY OF THE SHARES COVERED BY THIS PROSPECTUS, CAREFULLY READ AND CONSIDER THE RISK FACTORS INCLUDED IN THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 5 YOU SHOULD BE PREPARED TO ACCEPT ANY AND ALL OF THE RISKS ASSOCIATED WITH PURCHASING THE SHARES, INCLUDING A LOSS OF ALL OF YOUR INVESTMENT.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is ________________.

You should rely only on the information contained in this Prospectus. We have not authorized any other person to provide you with information different from that contained in this Prospectus. The information contained in this Prospectus is complete and accurate only as of the date of the front cover page of this Prospectus, regardless of the time of delivery of this Prospectus or the sale of any common stock. The Prospectus is not an offer to sell, nor is it an offer to buy, our common stock in any jurisdiction in which the offer or sale is not permitted.

We have not taken any action to permit a public offering of our shares of common stock outside of the United States or to permit the possession or distribution of this Prospectus outside of the United States. Persons outside of the United States who came into possession of this Prospectus must inform themselves about and observe any restrictions relating to the offering of the shares of common stock and the distribution of this Prospectus outside of the United States.

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements, including the notes, appearing elsewhere in this Prospectus.

CERTAIN RISKS

Detailed information about the risks of investing in the offering is set forth in "Risk Factors" beginning on page 5. Potential investors should specifically be aware of the following:

•
We have never achieved a profitable level of operations, and our operations currently require significant amounts of cash. Our net loss for the nine months ended September 30, 2005 was $13,880,730 versus a net loss of $4,080,185 for the same period in 2004. Our cash flows from operations for the nine months ended September 30, 2005 were a negative $9,003,557. For the year ended December 31, 2004 our net loss was $5,399,502 and our cash flows from operations were a negative $2,926,803.

•	We have a very limited base of customers at this time. We may not be able to expand our customer base or increase our revenues in the future.

•
We have relied upon sales of debt and equity securities, many to persons related to management, to obtain enough funds to continue operating. Such sales provided net cash to us of $14,402,230 for the period from January 1, 2004 through February 2, 2006. We will need to continue selling debt or equity securities to continue operations.

•
As of February 9, 2006, a total of 15,615,095 shares of common stock are issuable upon exercise of warrants at prices from $1.00 to $2.60 per share, and 4,000,000 shares of common stock are issuable under our stock option plan at exercise price ranges from $0.85 to $1.56.  The exercise of these warrants or options will result in additional dilution to our common shareholders.

•
Our stock is traded on the Over-the-Counter Bulletin Board. Historically, our stock price has experienced significant fluctuations. The volume of shares to be sold in this offering represents a major increase in the number of our tradable shares outstanding and could result in a decline in our stock price.

•
The businesses we have acquired have not been profitable. We have recorded significant amounts of goodwill and intangible assets in connection with these acquisitions, and such assets are subject to possible future impairment charges that could have a material adverse effect on our results of operations and financial condition.

VoIP, Inc., a Texas corporation, is a holding company of businesses centered on the development and sale of technology, services and products for Voice-over-Internet Protocol (VOIP), wireless and multimedia applications.

For a more detailed discussion of our history and our business, see "Business History" beginning on page 20, and "Management’s Discussion and Analysis of Financial Condition and Results of Operations," beginning on page 29.

THE OFFERING

Up to 46,310,011 shares of our issued and outstanding common stock are being offered and sold by the selling shareholders. We will not receive any of the proceeds from the sale of those shares. Such shares include 5,399,250 shares sold in private placements and in acquisitions to accredited  investors, 20,204,323 shares issuable upon conversion of outstanding convertible notes sold, and 9,736,032 shares issuable upon exercise at prices ranging from $1.00 to $2.60 of stock purchase warrants granted in connection with the sales of such common stock and convertible notes.

PLAN OF DISTRIBUTION

Sales of common stock may be made by or for the account of the selling shareholders in the over-the-counter market or on any exchange on which our common stock may be listed at the time of sale. Shares may also be sold in block transactions or private transactions or otherwise, through brokers or dealers. Brokers or dealers may be paid commissions or receive sales discounts in connection with such sales. The selling shareholders must pay their own commission and absorb the discounts. Brokers or dealers used by the selling shareholders will be underwriters under the Securities act of 1933. In addition, any selling shareholders that are a broker/dealer will be underwriters under the Securities Act with respect to the common stock offered hereby. In lieu of making sales through the use of this Prospectus, the selling shareholders may also make sales of the shares covered by this Prospectus pursuant to Rule 144 or Rule 144A under the Securities Act.

SELECTED FINANCIAL INFORMATION

Balance Sheet Data:	September 30, 2005 (2)	December 31, 2004 (1)	December 31, 2003
	(Unaudited)
Goodwill and other intangible assets	$29,996,814	$6,923,854	$—
Total assets	43,750,775	10,215,552	259,459
Notes payable, current	7,240,444	760,000	—
Total liabilities (all current)	19,124,380	2,108,114	151,167
Shareholders’ equity	23,849,830	8,107,438	108,292

Statement of Operations Data:	Nine Months Ended		Year Ended
	September 30,		December 31,
	2005 (2)	2004 (1)	2004 (1)	2003	2002
	(Unaudited)
Revenue	$6,452,832	$1,015,065	$2,619,393	$8,678	$1,018
Income (loss) from continuing operations	(13,820,730)	(4,080,185)	(5,544,813)	(101,434)
Income (loss) from discontinued operations			145,311	(251,534)	(61,926)
Net loss	(13,880,730)	(4,080,185)	(5,399,502)	(352,968)	(61,926)
Net loss per common share	(0.39)	(0.31)	(0.37)	(0.20)	(0.04)

(1) Includes the results of DT Net Technologies, Inc. and VoIP Americas, Inc. subsequent to their acquisition in June and September of 2004, respectively.

(2) Includes the results of Caerus, Inc. and subsidiaries subsequent to their acquisition in May 2005.

See “Financial Statements” beginning on Page F-1.

RISK FACTORS

You should carefully consider each of the following risk factors and all of the other information in this Prospectus. If any of the following risks and uncertainties develops into actual events, our business, financial condition or results of operations could be materially and adversely affected. If that happens, the trading price of our shares could decline significantly. The risk factors below contain forward-looking statements regarding our company. Actual results could differ materially from those set forth in the forward-looking statements.

Cautionary Statement Regarding Forward-Looking Statements

This Prospectus contains forward-looking statements relating to events anticipated to happen in the future. These forward-looking statements are based on the beliefs of our management, as well as assumptions made by and information currently available to our management. Forward-looking statements also may be included in other written and oral statements made or released by us. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. The words "believe," "anticipate," "intend," "expect," "estimate," "project," “may”, “could” and similar expressions are intended to identify forward-looking statements. Forward-looking statements describe our expectations today of what we believe is most likely to occur or may be reasonably achievable in the future, but they do not predict or assure any future occurrence and may turn out to be wrong. Forward-looking statements are subject to both known and unknown risks and uncertainties and can be affected by inaccurate assumptions we might make. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially. We do not undertake any obligation to publicly update any forward-looking statements to reflect new information or future events or occurrences. These statements reflect our current views with respect to future events and are subject to risks and uncertainties about us, including, among other things:

• our ability to market our services successfully to new subscribers;

• our ability to retain a high percentage of our customers;

• the possibility of unforeseen capital expenditures and other upfront investments required to deploy new technologies or to effect new business initiatives;

• our ability to access the capital markets;

• network developments and operations;

• our expansion, including consumer acceptance of new price plans and bundled offerings;

• additions or departures of key personnel;

• competition, including the introduction of new products or services by our competitors;

• existing and future laws or regulations affecting our business and our ability to comply with these laws or regulations;

• our reliance on the systems and provisioning processes of regional Bell operating companies;

• technological innovations;

• the outcome of legal and regulatory proceedings;

• general economic and business conditions, both nationally and in the regions in which we operate; and

• other factors described in this document, including those described in more detail below.

We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date of this document.

RISKS RELATED TO OUR COMPANY

We have a history of losses and negative cash flows from operations and we anticipate such losses and negative cash flows will continue.

We have incurred significant losses since inception, and we may continue to incur significant losses for the foreseeable future. We expect to report a net loss and negative cash flows from operations for the year ended December 31, 2005. We reported net losses of approximately $13.9 million for the nine months ended September 30, 2005 and approximately $5.4 million for the year ended December 31, 2004. As of September 30, 2005, our accumulated deficit was approximately $19.9 million. We had negative cash flows from operations of approximately $9.0 million for the nine months ended September 30, 2005 and $2.7 million for the year ended December 31, 2004. Our revenues may not grow or even continue at their current level. We will need to increase our revenues to become profitable. In order to increase our revenues, we need to attract and maintain customers to increase the fees we collect for our services. If our revenues do not increase as much as we expect, we may never be profitable. Even if our revenues increase, if we are unable to generate sufficiently profitable margins on these revenues we may never be profitable. If we become profitable, we may not be able to sustain or increase profitability on a quarterly or annual basis.

We have a limited operating history upon which you can evaluate us.

We have only a limited operating history upon which you can evaluate our business and prospects. We commenced operations of our current business in 2004 and the majority of our operations is comprised of businesses we acquired in 2005. You should consider our prospects in light of the risks, expenses and difficulties we may encounter as an early stage company in the new and rapidly evolving market for internet protocol (IP) communications services. These risks include our ability:

•to successfully integrate our recent acquisitions;

• to increase acceptance of our VOIP communications services, thereby increasing the number of users of our IP telephony services;

• to compete effectively, and;

• to develop new products and keep pace with developing technology.

In addition, because we expect an increasing percentage of our revenues to be derived from our IP communications services, our past operating results may not be indicative of our future results.

We may not be able to expand our revenue base and achieve profitability.

Our business strategy is to expand our revenue sources by providing IP communications services to several different customer groups. We can neither assure you that we will be able to accomplish this nor that this strategy will be profitable. Approximately 83% of our revenues for the quarter ended September 30, 2005 were derived from one customer.  Currently, our revenues are generated by providing termination services for other carriers and end users, from the sales of retail VoIP services to consumers and from hardware product sales. These services have not been profitable to date and may not be profitable in the future.

In the future, we intend to generate increased revenues from IP communications services from multiple sources, many of which are unproven. We expect that our revenues for the foreseeable future will be dependent on, among other factors:

• acceptance and use of IP telephony;

• growth in the number of our customers;

• expansion of service offerings;

• traffic levels on our network;

• the effect of competition, regulatory environment, international long distance rates and access and transmission costs on our prices, and;

• continued improvement of our global network quality.

We cannot assure you that a market for our services will develop. Our market is new and rapidly evolving. Our ability to sell our services may be inhibited by, among other factors, the reluctance of some end-users to switch from traditional communications carriers to IP communications carriers and by concerns with the quality of IP telephony and the adequacy of security in the exchange of information over the Internet, and the reluctance of our resellers and service providers to utilize outsourced solutions providers. End-users in markets serviced by recently deregulated telecommunications providers are not familiar with obtaining services from competitors of these providers and may be reluctant to use new providers, such as us. We will need to devote substantial resources to educate customers and end-users about the benefits of IP communications solutions in general and our services in particular. If enterprises and their customers do not accept our enhanced IP communications services as a means of sending and receiving communications, we will not be able to increase our number of paid users or successfully generate revenues in the future.

We may incur goodwill and intangible asset impairment charges.

Our balance sheet at September 30, 2005 includes approximately $17.0 million in goodwill and approximately $13.0 million in intangible assets recorded in connection with our acquisitions. We expect to record significant additional amounts of goodwill and intangible assets as a result of our acquisition in October 2005 of substantially all of the assets relating to the VOIP business of WQN, Inc.

In accordance with Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," we test our goodwill and our intangible assets for impairment at least annually by comparing the fair values of these assets to their carrying values, and we may be required to record impairment charges for these assets if in the future their carrying values exceed their fair values. Such accounting charges related to impairment would be reflected in our consolidated statement of operations as an operating expense and could have a material adverse impact on our results of operations and financial condition.

We are not in compliance with the terms of our loan agreement.

We are not in compliance with certain covenants of the agreement for our loan from a lending institution (which amounted to approximately $5.1 million at September 30, 2005). Our lender has not declared a default under the loan agreement. We presently are current with the principal and interest payments on this loan but we expect to repay or restructure this loan by raising additional debt or equity capital. If we experience delays in raising capital or are unable to raise a sufficient amount of capital, we could be required to seek modifications to the terms of the loan agreement or another source of financing to continue operations.

Potential fluctuations in our quarterly financial results may make it difficult for investors to predict our future performance.

Our quarterly operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are outside our control.

The factors generally within our control include:

• the amount and timing of capital expenditures to expand our infrastructure;

• the amount and timing of expenses to enhance marketing and promotion efforts; and

• the timing of announcements or introductions of new or enhanced services by us.

The factors outside our control include:

• the timing of announcements or introductions of new or enhanced services by our competitors;

• technical difficulties or network interruptions in the Internet or our privately-managed network;

• general economic and competitive conditions specific to our industry.

The foregoing factors also may create other risks affecting our long-term success, as discussed in the other risk factors. We believe that quarter-to-quarter comparisons of our historical operating results may not be a good indication of our future performance, nor would our operating results for any particular quarter be indicative of our future operating results.

We expect to need additional capital to continue our operations.

Our operations currently require significant amounts of cash. We intend to continue to enhance and expand our network in order to maintain our competitive position and meet the increasing demands for service quality, capacity and competitive pricing. Also, our pursuit of new customers and the introduction of new products and/or services will require significant marketing and promotional expenses that we often incur before we begin to receive the related revenue. Our operations have consumed, rather than generated, cash. Our working capital and capital expenditure requirements have been met by sales of debt and equity securities. We anticipate we will need to raise additional capital to continue our operations. We may not be able to raise additional capital. If we are able to raise additional capital through the issuance of additional equity or debt, our current investors could experience dilution.

Our network may not be able to accommodate our capacity needs.

We expect the volume of traffic we carry over our network to increase significantly as we expand our operations and service offerings. Our network may not be able to accommodate this additional volume. In order to ensure that we are able to handle additional traffic, we may have to enter into long-term agreements for leased capacity. To the extent that we overestimate our capacity needs, we may be obligated to pay for more transmission capacity than we actually use, resulting in costs without corresponding revenues. Conversely, if we underestimate our capacity needs, we may be required to obtain additional transmission capacity from more expensive sources. If we are unable to maintain sufficient capacity to meet the needs of our users, our reputation could be damaged and we could lose customers and revenues.

Additionally, our success depends on our ability to handle a large number of simultaneous calls. We expect that the volume of simultaneous calls will increase significantly as we expand our operations. If this occurs, additional stress will be placed upon the network hardware and software that manages our traffic. We cannot assure stockholders of our ability to efficiently manage a large number of simultaneous calls. If we are not able to maintain an appropriate level of operating performance, or if our service is disrupted, then we may develop a negative reputation and our business, results of operations and financial condition could be materially adversely affected.

We face a risk of failure of computer and communications systems used in our business.

Our business depends on the efficient and uninterrupted operation of our computer and communications systems as well as those that connect to our network. We maintain communications systems (also referred to as network access points) in facilities in Orlando, Atlanta, New York, Dallas, Los Angeles and we are currently constructing a network access point in Chicago. Our systems and those that connect to our network are subject to disruption from natural disasters or other sources such as power loss, communications failure, hardware or software malfunction, network failures and other events both within and beyond our control. Any system interruptions that cause our services to be unavailable, including significant or lengthy telephone network failures or difficulties for users in communicating through our network or portal, could damage our reputation and result in a loss of users.

Our computer systems and operations may be vulnerable to security breaches.

Our computer infrastructure is potentially vulnerable to physical or electronic computer viruses, break-ins and similar disruptive problems and security breaches that could cause interruptions, delays or loss of services to our users. We believe that the secure transmission of confidential information over the Internet, such as credit card numbers, is essential in maintaining user confidence in our services. We rely on licensed encryption and authentication technology to effect secure transmission of confidential information, including credit card numbers. It is possible that advances in computer capabilities, new technologies or other developments could result in a compromise or breach of the technology we use to protect user transaction data. A party that is able to circumvent our security systems could misappropriate proprietary information or cause interruptions in our operations. Security breaches also could damage our reputation and expose us to a risk of loss or litigation and possible liability. Although we have experienced no security breaches to date of which we are aware, we cannot guarantee you that our security measures will prevent security breaches.

Online credit card fraud can harm our business.

The sale of our products and services over the Internet exposes us to credit card fraud risks. Some of our products and services can be ordered or established (in the case of new accounts) over the Internet using a major credit card for payment. As is prevalent in retail telecommunications and Internet services industries, we are exposed to the risk that some of these credit card accounts are stolen or otherwise fraudulently obtained. In general, we are not able to recover fraudulent credit card charges from such accounts. In addition to the loss of revenue from such fraudulent credit card use, we also remain liable to third parties whose products or services are engaged by us (such as termination fees due telecommunications providers) in connection with the services which we provide. In addition, depending upon the level of credit card fraud we experience, we may become ineligible to accept the credit cards of certain issuers. We are currently authorized to accept American Express, Visa, MasterCard, and Discover. The loss of eligibility for acceptance of credit cards could significantly and adversely affect our business. We will attempt to manage fraud risks through our internal controls and our monitoring and blocking systems. If those efforts are not successful, fraud could cause our revenue to decline significantly and our business, financial condition and results of operations to be materially and adversely affected.

We depend on highly qualified technical and managerial personnel.

Our future success also depends on our continuing ability to attract, retain and motivate highly qualified technical expertise and managerial personnel necessary to operate our businesses. We may need to give retention bonuses and stock incentives to certain employees to keep them, which can be costly to us. The loss of the services of members of our management team or other key personnel could harm our business. Our future success depends to a significant extent on the continued service of key management, client service, product development, sales and technical personnel. We do not maintain key person life insurance on any of our executive officers and do not intend to purchase any in the future. Although we generally enter into non-competition agreements with our key employees, our business could be harmed if one or more of our officers or key employees decided to join a competitor or otherwise compete with us.

We may be unable to attract, assimilate or retain highly qualified technical and managerial personnel in the future. Wages for managerial and technical employees are increasing and are expected to continue to increase in the future. We may have difficulty in hiring and retaining highly skilled employees with appropriate qualifications. If we were unable to attract and retain the technical and managerial personnel necessary to support and grow our businesses, our businesses would likely be materially and adversely affected.

International operations may expose us to additional and unpredictable risks.

We may enter international markets such as Eastern Europe, the Middle East, Latin America, Africa and Asia and may expand our existing operations outside the United States. International operations are subject to inherent risks, including:

• potentially weaker protection of intellectual property rights;

• political and economic instability;

• unexpected changes in regulations and tariffs;

• fluctuations in exchange rates;

• varying tax consequences, and;

• uncertain market acceptance and difficulties in marketing efforts due to language and cultural differences.

Our entry into new lines of business, as well as potential future acquisitions, joint ventures or strategic transactions entail numerous risks and uncertainties that could have an adverse effect on our business.

We may enter into new or different lines of business, as determined by management and our Board of Directors. Our acquisitions, as well as any future acquisitions or joint ventures could result, and in some instances have resulted, in numerous risks and uncertainties including:

•
potentially dilutive issuances of equity securities, which may be issued at the time of the transaction or in the future if certain performance or other criteria are met or not met, as the case may be. These securities may be freely tradable in the public market or subject to registration rights which could require us to publicly register a large amount of our common stock, which could have a material adverse effect on our stock price;

•	diversion of management's attention and resources from our existing businesses;

•	significant write-offs if we determine that the business acquisition does not fit or perform up to expectations;

•	the incurrence of debt and contingent liabilities or impairment charges related to goodwill and other long-lived assets;

•	difficulties in the assimilation of operations, personnel, technologies, products and information systems of the acquired companies;

•	regulatory and tax risks relating to the new or acquired business;

•	the risks of entering geographic and business markets in which we have limited (or no) prior experience;

•	the risk that the acquired business will not perform as expected; and

•	material decreases in short-term or long-term liquidity.

We depend upon a contract manufacturer for our hardware products and any disruption in its business may cause us to fail to meet the demands of our customers and damage our customer relationships.

We rely on iCable System Co. Ltd., a South Korean company, to manufacture certain of our hardware products. iCable provides comprehensive manufacturing services, including assembly of our products and procurement of materials. iCable directly ships finished products from Korea to our customers around the world. We do not have a long-term supply contract with iCable and they are not required to manufacture products for any specified period. Qualifying a new contract manufacturer and commencing commercial-scale production is expensive and time consuming and could result in a significant interruption in the supply of our products. If a change in contract manufacturers results in delays of our fulfillment of customer orders or if a contract manufacturer fails to make timely delivery of orders, we may lose revenues and suffer damage to our customer relationships.

Additionally, iCable currently purchases the primary chipset used in our customer premise equipment, or CPE, from Broadcom. Currently, there is an available supply path and rapid delivery for these chipsets. It is not anticipated that there will be any significant shortfalls in the ability to produce equipment or deliver equipment, given past experience and current operating procedures, even under heavy volume sales. Our customers rely upon our ability to meet committed delivery dates, and any disruption in the supply of key components would seriously impact our ability to meet these dates and could result in legal action by our customers, loss of customers or harm to our ability to attract new customers.

Increased costs associated with corporate governance compliance may significantly affect our results of operations.

The Sarbanes-Oxley Act of 2002 will require changes in some of our corporate governance and securities disclosure and compliance practices, and will require a thorough documentation and evaluation of our internal control procedures. We expect this to increase our legal compliance and financial reporting costs. This could also make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or we may incur higher costs to obtain such coverage. In addition, it may be more difficult for us to attract and retain qualified members of our board of directors, or qualified executive officers. We are presently evaluating and monitoring regulatory developments and cannot estimate the timing or magnitude of additional costs we may incur in this regard.

Our internal controls over financial reporting may not be adequate and our independent auditors may not be able to certify as to their adequacy, which could have a significant and adverse effect on our business and reputation.

Section 404 of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Securities Exchange Commission associated with this Act, which we refer to as Section 404, require a reporting company to, among other things, annually review and disclose its internal controls over financial reporting, and evaluate and disclose changes in its internal controls over financial reporting quarterly. Under Section 404 a reporting company is required to document and evaluate such internal controls in order to allow its management to report on, and its independent auditors attest to, these controls. We will be required to comply with Section 404 not later than our fiscal year ending December 2007 and may become subject to Section 404 one year sooner. We are currently evaluating our strategy to begin performing the system and process documentation, evaluation and testing required (and any necessary remediation) in an effort to comply with management certification and auditor attestation requirements of Section 404. In the course of our ongoing evaluation, we may identify areas of our internal controls requiring improvement, and plan to design enhanced processes and controls to address issues that might be identified through this review. As a result, we expect to incur additional expenses and diversion of management's time. We cannot be certain as to the timing of completion of our documentation, evaluation, testing and remediation actions or the impact of the same on our operations and may not be able to ensure that the process is effective or that the internal controls are or will be effective in a timely manner. If we are not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, our independent auditors may not be able to certify as to the effectiveness of our internal control over financial reporting and we may be subject to sanctions or investigation by regulatory authorities, such as the Securities and Exchange Commission. As a result, there could be an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements. In addition, we may be required to incur costs in improving our internal control system and the hiring of additional personnel. Any such actions could adversely affect our results of operations, cash flows and financial condition.

RISKS RELATED TO OUR INDUSTRY

Our future success depends on the growth in the use of Internet Protocol as a means of communications.

If the market for IP communications, in general, and our services in particular, does not grow or does not grow at the rate we anticipate, we will not be able to increase our number of customers or generate the revenues we anticipate. To be successful, IP communications requires validation as an effective, quality means of communication and as a viable alternative to traditional telephone service. Demand and market acceptance for recently introduced services are subject to a high level of uncertainty. The Internet may not prove to be a viable alternative to traditional telephone service for reasons including:

• inconsistent quality or speed of service;

• traffic congestion;

• potentially inadequate development of the necessary infrastructure;

• lack of acceptable security technologies;

• lack of timely development and commercialization of performance improvements, and;

• unavailability of cost-effective, high-speed access.

If Internet usage grows, the Internet infrastructure may not be able to support the demands placed on it by such growth, or its performance or reliability may decline. In addition, Web sites may from time to time experience interruptions in their service as a result of outages and other delays occurring throughout the Internet network infrastructure. If these outages or delays frequently occur in the future, Internet usage, as well as usage of our communications portal and our services, could be adversely affected.

Intense competition could reduce our market share and harm our financial performance.

Competition in the market for IP communications services is becoming increasingly intense and such competition is expected to increase significantly in the future. The market for Internet and IP communications is new and rapidly evolving. We expect that competition from companies both in the Internet and telecommunications industries will increase in the future. Our competitors include both start-up IP telephony service providers and established traditional communications providers. Many of our existing competitors and potential competitors have broader portfolios of services, greater financial, management and operational resources, greater brand-name recognition, larger subscriber bases and more experience than we have. In addition, many of our IP telephony competitors use the public Internet instead of a private network to transmit traffic. Operating and capital costs of these providers may be less than ours, potentially giving them a competitive advantage over us in terms of pricing. We also compete against the growing market of discount telecommunications services including prepaid calling cards, call-back services, dial-around or 10-10 calling and collect calling services. In addition, some Internet service providers have begun to aggressively enhance their real time interactive communications, focusing on instant messaging, PC-to-PC and PC-to-phone, and/or broadband phone services.

In addition, traditional carriers, cable companies and satellite television providers are bundling services and products not offered by us with internet telephony services. While this provides us with the opportunity to offer these companies our products and services as a way for them to offer internet telephony services, it also introduces the risk that they will introduce these services on their own utilizing other options while at the same time making it more difficult for us to compete against them with direct to consumer offerings of our own. If we are unable to provide competitive service offerings, we may lose existing users and be unable to attract additional users. In addition, many of our competitors, especially traditional carriers, enjoy economies of scale that result in a lower cost structure for transmission and related costs, which cause significant pricing pressures within the industry. In order to remain competitive we intend to increase our efforts to promote our services, and we cannot be sure that we will be successful in doing this.

In addition to these competitive factors, recent and pending deregulation in some of our markets may encourage new entrants. We cannot assure you that additional competitors will not enter markets that we plan to serve or that we will be able to compete effectively.

Decreasing telecommunications rates may diminish our revenues and profitability.

International and domestic telecommunications rates have decreased significantly over the last few years in most of the markets in which we operate, and we anticipate that rates will continue to be reduced in all of the markets in which we do business or expect to do business. Users who select our services to take advantage of the current pricing differential between traditional telecommunications rates and our rates may switch to traditional telecommunications carriers as such pricing differentials diminish or disappear, and we will be unable to use such pricing differentials to attract new customers in the future. In addition, our ability to market our carrier transmission services to telecommunications carriers depends upon the existence of spreads between the rates offered by us and the rates offered by traditional telecommunications carriers, as well as a spread between the retail and wholesale rates charged by the carriers from which we obtain wholesale service. Continued rate decreases will require us to lower our rates to remain competitive could reduce our revenues and reduce or possibly eliminate our gross profit from our carrier transmission services. If telecommunications rates continue to decline, we may lose users for our services.

We may not be able to keep pace with rapid technological changes in the communications industry.

Our industry is subject to rapid technological change. We cannot predict the effect of technological changes on our business. In addition, widely accepted standards have not yet developed for the technologies we use. We expect that new services and technologies will emerge in the market in which we compete. These new services and technologies may be superior to the services and technologies that we use, or these new services may render our services and technologies obsolete. To be successful, we must adapt to our rapidly changing market by continually improving and expanding the scope of services we offer and by developing new services and technologies to meet customer needs. Our success will depend, in part, on our ability to license leading technologies and respond to technological advances and emerging industry standards on a cost-effective and timely basis. We may need to spend significant amounts of capital to enhance and expand our services to keep pace with changing technologies.

Third parties might infringe upon our proprietary technology.

We cannot assure you that the steps we have taken to protect our intellectual property rights will prevent misappropriation of our proprietary technology. To protect our rights to our intellectual property, we rely on a combination of trademark and trade secret protection, confidentiality agreements and other contractual arrangements with our employees, affiliates, strategic partners and others. We may be unable to detect the unauthorized use of, or take appropriate steps to enforce, our intellectual property rights. Effective copyright and trade secret protection may not be available in every country in which we offer or intend to offer our services. Failure to adequately protect our intellectual property could harm our brand, devalue our proprietary content and affect our ability to compete effectively. Further, defending our intellectual property rights could result in the expenditure of significant financial and managerial resources.

If we are not able to obtain necessary licenses of third-party technology at acceptable prices, or at all, some of our products may become obsolete.

From time to time, we may be required to license technology from third parties to develop new products or product enhancements. Third-party licenses may not be available or continue to be available to us on commercially reasonable terms. The inability to maintain or re-license any third-party licenses required in our current products, or to obtain any new third-party licenses to develop new products and product enhancements could require us to obtain substitute technology of lower quality or performance standards or at greater cost, and delay or prevent us from making these products or enhancements, any of which could seriously harm the competitiveness of our products. We currently license third party technology for products acquired through the WQN acquisition.

Government regulation and legal uncertainties relating to IP telephony could harm our business.

Historically, voice communications services have been provided by regulated telecommunications common carriers. We offer voice communications to the public for international and domestic calls using IP telephony. Based on specific regulatory classifications and recent regulatory decisions, we believe we qualify for certain exemptions from telecommunications common carrier regulation in many of our markets. However, the growth of IP telephony has led to close examination of its regulatory treatment in many jurisdictions making the legal status of our services uncertain and subject to change as a result of future regulatory action, judicial decisions or legislation in any of the jurisdictions in which we operate. Established regulated telecommunications carriers have sought and may continue to seek regulatory actions to restrict the ability of companies such as ours to provide services or to increase the cost of providing such services. In addition, our services may be subject to regulation if regulators distinguish phone-to-phone telephony service using IP technologies over privately-managed networks such as our services from integrated PC-to-PC and PC-originated voice services over the Internet. Some regulators may decide to treat the former as regulated common carrier services and the latter as unregulated enhanced or information services. Application of new regulatory restrictions or requirements to us could increase our costs of doing business and prevent us from delivering our services through our current arrangements. In such event, we would consider a variety of alternative arrangements for providing our services, including obtaining appropriate regulatory authorizations for our local network partners or ourselves, changing our service arrangements for a particular country or limiting our service offerings. Such regulations could limit our service offerings, raise our costs and restrict our pricing flexibility, and potentially limit our ability to compete effectively. Further, regulations and laws which affect the growth of the Internet could hinder our ability to provide our services over the Internet.

Recent regulatory enactments by the FCC will require us to provide enhanced Emergency 911 dialing capabilities to our subscribers as part of our standard VOIP services and to comply with certain notification requirements with respect to such capabilities, these requirements will result in increased costs and risks associated with the delivery of our VOIP services.

On June 3, 2005, the FCC released the "IP-Enabled Services and E911 Requirements for IP-Enabled Service Providers, First Report and Order and Notice of Proposed Rulemaking" (the "E911 Order"). The E911 Order requires, among other things, that VOIP service providers that interconnect to the public switched telephone network ("Interconnected VOIP Providers") supply enhanced emergency 911 dialing capabilities ("E911") to their subscribers no later than 120 days from the effective date of the E911 Order. The effective date of the E911 Order is July 29, 2005. As part of such E911 capabilities, Interconnected VOIP Providers are required to reproduce the 911 emergency calling capabilities offered by traditional landline phone companies. Specifically, all Interconnected VOIP Providers must deliver 911 calls to the appropriate local public safety answering point ("PSAP"), along with call back number and location, where the PSAP is able to receive that information. Such E911 capabilities must be included in the basic service offering of the Interconnected VOIP Providers; it cannot be an option or extra feature. The PSAP delivery obligation, along with call back number and location information must be provided regardless of whether the service is "fixed" or "nomadic." User registration of location is permissible initially, although the FCC is committed to an advanced form of E911 that will determine user location without user intervention, one of the topics of the further Notice of Proposed Rulemaking to be released.

Additionally, the E911 Order required that, by July 29, 2005 (the effective date of the E911 Order), each Interconnected VOIP Provider must have: (1) specifically advised every new and existing subscriber, prominently and in plain language, of the circumstances under which the E911 capabilities service may not be available through its VOIP services or may in some way be limited by comparison to traditional landline E911 services; (2) obtained and kept a record of affirmative acknowledgement from all subscribers, both new and existing, of having received and understood the advisory described in the preceding item (1); and (3) distributed to its existing subscribers warning stickers or other appropriate labels warning subscribers if E911 service may be limited or not available and instructing the subscriber to place them on or near the equipment used in conjunction with the provider's VOIP services. We have complied with the requirements set forth in the preceding items (1) and (3). However, despite engaging in significant efforts, as of October 12, 2005, we had received the affirmative acknowledgements required by the preceding item (2) from less than 15% of our VOIP subscribers.

On July 26, 2005, noting the efforts made by Interconnected VOIP Providers to comply with the E911 Order's affirmative acknowledgement requirement, the Enforcement Bureau of the FCC (the "EB") released a Public Notice communicating that, until August 30, 2005, it would not initiate enforcement action against any Interconnected VOIP Provider with respect to such affirmative acknowledgement requirement on the condition that the provider file a detailed report with the FCC by August 10, 2005. The report must set forth certain specific information relating to the provider's efforts to comply with the requirements of the E911 Order. Furthermore, the EB stated its expectation that that if an Interconnected VOIP Provider has not received such affirmative acknowledgements from 100% of its existing subscribers by August 29, 2005, then the Interconnected VOIP Provider would disconnect, no later than August 30, 2005, all subscribers from whom it has not received such acknowledgements. On August 26, 2005, the EB released another Public Notice communicating that it would not, until September 28, 2005, initiate enforcement action regarding the affirmative acknowledgement requirement against those providers that: (1) previously filed reports on or before August 10, 2005 in accordance with the July 26 Public Notice; and (2) file two separate updated reports with the FCC by September 1, 2005 and September 22, 2005 containing certain additional required information relating to such provider's compliance efforts with respect to the E911 Order's requirements. The EB further stated in the second Public Notice its expectation that, during the additional period of time afforded by the extension, all Interconnected VOIP Providers that qualified for such extension would continue to use all means available to them to obtain affirmative acknowledgements from all of their subscribers.

Our VOIP services that are subject to the E911 Order do not presently account for a material portion of our current VOIP revenues..

With the recent acquisition on WQN, Inc.'s VOIP assets we confirmed that WQN filed and complied with the E911 order. We filed the required acknowledgment letter relating to WQN RocketVOIP subscribers on October 25, 2005.

Even assuming our full compliance with the E911 Order, such compliance and our efforts to achieve such compliance, will increase our cost of doing business in the VOIP arena and may adversely affect our ability to deliver our VOIP telephony services to new and existing customers in all geographic regions.

Our products must comply with industry standards, FCC regulations, state, country-specific and international regulations, and changes may require us to modify existing products.

In addition to reliability and quality standards, the market acceptance of telephony over broadband IP networks is dependent upon the adoption of industry standards so that products from multiple manufacturers are able to communicate with each other. There is currently a lack of agreement among industry leaders about which standard should be used for a particular application, and about the definition of the standards themselves. These standards, as well as audio and video compression standards, continue to evolve. We also must comply with certain rules and regulations of the Federal Communications Commission (FCC) regarding electromagnetic radiation and safety standards established by Underwriters Laboratories, as well as similar regulations and standards applicable in other countries. Standards are continuously being modified and replaced. As standards evolve, we may be required to modify our existing products or develop and support new versions of our products. The failure of our products to comply, or delays in compliance, with various existing and evolving industry standards could delay or interrupt volume production of our IP telephony products, which would have a material adverse effect on our business, financial condition and operating results.

RISKS RELATED TO OUR STOCK

Our stock price has been and may continue to be volatile.

The market for technology stocks in general and our common stock in particular, has been and will likely continue to be extremely volatile. The following factors could cause the market price of our common stock to fluctuate significantly:

• the addition or loss of any major customer;
• changes in the financial condition or anticipated capital expenditure purchases of any existing or potential major customer;
• quarterly variations in our operating results;
• changes in financial estimates by securities analysts;
• speculation in the press or investment community;
• announcements by us or our competitors of significant contracts, new products or acquisitions, distribution partnerships, joint ventures or capital commitments;
• sales of common stock or other securities by us or by our shareholders in the future;
• securities and other litigation;
• announcement of a stock split, reverse stock split, stock dividend or similar event;
• economic conditions for the telecommunications, networking and related industries; and
• economic instability.

In addition, the volume of shares to be sold in this offering represents a major increase in the number of our tradable shares outstanding and could result in a decline in our stock price.

We expect to need additional capital in the future, which may not be available to us, and if it is available, may dilute the ownership of our common stock.

In the future, we expect to seek to raise additional funds through public or private debt or equity financings in order to:

• fund ongoing operations and capital requirements;

• take advantage of opportunities, including more rapid expansion or acquisition of complementary products, technologies or businesses;

• develop new products; or

• respond to competitive pressures.

Any additional capital raised through the sale of convertible debt or equity may further dilute an investor's percentage ownership of our common stock. Furthermore, additional financings may not be available on terms favorable to us, or at all. A failure to obtain additional funding could prevent us from making expenditures that may be required to continue our operations.

We do not expect to pay dividends.

We do not anticipate paying any cash dividends on our common stock in the foreseeable future. We intend to retain profits, if any, to fund growth and expansion.

We do not have sufficient authorized shares.

Our authorized shares of stock consist of 100,000,000 shares of common stock, of which there are currently 67,432,891 shares issued and outstanding and another 112,085,618 shares that may become outstanding upon the exercise or conversion of outstanding stock options, warrants and convertible securities. A proxy statement has been filed in connection with annual meeting of shareholders at which a proposal will be submitted to increase the authorized shares of capital stock to 250,000,000 shares of common stock and 25,000,000 shares of “blank check” preferred stock. If such proposal is not approved, we will be unable to satisfy the contractual obligations we have undertaken to issue future shares of common stock.

USE OF PROCEEDS

WE WILL NOT RECEIVE ANY PROCEEDS FROM THE SALE OF THE COMMON STOCK OFFERED
BY THIS PROSPECTUS. THE SELLING SHAREHOLDERS WILL RECEIVE ALL OF THE PROCEEDS.

We, however, will receive funds upon any exercise for cash of the warrants held by the selling shareholders. If any of such warrants are exercised for cash, we will receive the exercise price for the warrants. Any funds received upon exercise of the warrants will be applied to our working capital needs. There can be no assurance that any of the warrants will be exercised.

SELLING SHAREHOLDERS

We have agreed to register 46,310,011 shares of our common stock, beneficially owned by the selling shareholders. These shares were acquired or will be acquired by the selling shareholders pursuant to private placement offerings of our securities (the "Placements") and the warrants issued under the Placements. Included in the total number of shares, we are registering for resale up to 14,515,095 shares of common stock that may be issued upon the exercise of warrants issued to certain of the selling shareholders. The shares of common stock beneficially owned by each of the selling shareholders are being registered to permit public secondary trading of these shares, and the selling shareholders may offer these shares for resale from time to time. See "Plan of Distribution."

The following table sets forth the names of the selling shareholders, the number of shares of common stock owned beneficially by each Selling Shareholder as of February 9, 2006 and the number of shares that may be offered pursuant to this Prospectus. Except as may be identified in the footnotes to the table, none of the selling shareholders has, or within the past three years has had, any position, office or material relationship with us or any of our predecessors or affiliates. The table has been prepared based upon information furnished to us by or on behalf of the selling shareholders.

The selling shareholders may decide to sell all, some, or none of the shares of common stock listed below. We cannot provide you with any estimate of the number of shares of common stock that any of the selling shareholders will hold in the future.

For purposes of this table, beneficial ownership is determined in accordance with the rules of the SEC, and includes voting power and investment power with respect to such shares. All percentages are approximate.

As explained below under "Plan of Distribution", we have agreed to bear certain expenses (other than broker discounts and commissions, if any) in connection with the list of shares under this Prospectus.

	Maximum Number of Shares of Common Stock Beneficially Owned Prior the Offering		Maximum Number of Shares Sold	Number of Shares of Common Stock Owned Following the Offering Assuming Sale of All Shares Offered
Selling Shareholder	Shares	Warrants	Hereby	Hereby
Akanji Okuboye	72,490		7,249	65,241
Albert & Delia Silva	25,766		2,577	23,189
Albert Aletto	8,052		805	7,247
Alice Barille	25,000	12,500	37,500	-
Alpha Capital (1)	1,726,756	863,378	2,590,134	-
Amie Selecman	8,052		805	7,247
Andreas Pliakas	32,000	32,000	64,000	-
Andrew J. and Diana K. Dietzler	27,500	12,500	27,500	12,500
Andrew Preston	-	30,000	30,000	-
Conquest Development	51,560		20,624	30,936
Anthony Tallman	8,052		805	7,247
Anthony W. Caen	12,500	3,125	9,375	6,250
Archie Bell	15,000	12,500	27,500	-
Armando & Linda Esteves	8,052		805	7,247
Arnold Atkins, IRA	15,000	12,500	27,500	-
Arthur Levesque	8,052		805	7,247
Arvid Hinnen	32,000	32,000	64,000	-
B. Jan Griffin	103,606	86,338	189,944	-
Barbara Mittman	138,141	69,072	207,213	-
Bernard Odoy Jr	61,875		24,750	37,125
Bobby D. and Mona F. Williams	17,250	14,375	31,625	-
Bristol Investment Fund, Ltd (2)	2,762,810	1,381,404	4,144,214	-
Bruce Polity	75,000	62,500	137,500	-
Byron P. and Lessie C. Butler	50,000	37,500	75,000	12,500

	Maximum Number of Shares of Common Stock Beneficially Owned Prior the Offering		Maximum Number of Shares Sold	Number of Shares of Common Stock Owned Following the Offering Assuming Sale of All Shares Offered
Selling Shareholder	Shares	Warrants	Hereby	Hereby

Carlton S. Newton, Jr	12,500	6,250	18,750	-
Carrie Caruso	18,885		2,095	16,790
Charlene Stehling	13,691		1,369	12,322
Chestnut Ridge Partners, L.P. (3)	431,689	215,844	647,533	-
Chris Rhoades	625,000	125,000	750,000	-
Christopher J. Catterton	15,000	12,500	27,500	-
Christopher L. Weeks	150,000	125,000	275,000	-
Christopher C. Lang	50,781	6,250	29,062	27,969
Clarence J. Cahill and Clarence J. Cahill, Jr.	52,500	43,750	96,250	-
CMS Capital (4)	259,014	129,508	388,522	-
Cross Country Capital Partners, LP	3,600,000	2,225,000	3,600,000	2,225,000
Curtis Frank	13,200		5,280	7,920
Cynthia B. and James C. Coffey	62,500	62,500	125,000	-
Dale Scales	62,500	62,500	125,000	-
Dale Walter	27,000	15,000	42,000	-
Damian Sousa	51,563		20,625	30,938
Dan Hochman	51,563		20,625	30,938
Dave Fletcher	37,500	37,500	75,000	-
David D. Brown, Jr.	40,000	12,500	27,500	25,000
Denise & Christian Carlstrom	8,382		838	7,544
DKR Soundshore Oasis Holding Fund Ltd. (5)	1,726,755	863,376	2,590,131	-
Dominick and Patricia Schiavone	110,000	50,000	110,000	50,000
E Lance Vetter	25,781		10,312	15,469
Edward F. and Marcella S. Orski	37,500	31,250	68,750	-
Eleanor and William Gardner	12,500	12,500	25,000	-
Elizabeth D. Landis	12,500	12,500	25,000	-
Ellis International, Ltd (6)	2,849,145	1,424,574	4,273,719	-
Enable Growth Partners, LP (7)	1,078,842	690,702	1,769,544	-
Enable Opportunity Fund, LP (8)	207,211	172,676	379,887	-
Erich Perrenoud	32,000	32,000	64,000	-
Ernst Baer	32,000	32,000	64,000	-
Frank Bianco	16,109		1,611	14,498
Gerhard Johan Nel	25,000	12,500	37,500	-
Gil Carroll	37,500	37,500	75,000	-
Gino & Mary De Conti	8,052		805	7,247
GMN Partnership, (Julius Grant & Co.)	150,875		15,088	135,787
Gregory D. Dew	77,500	77,500	155,000	-
Grushko & Mitmann, P.C.	103,448		103,448	-
Hal Bibee, Sr	375,000	187,500	562,500	-
Harvey Smades	794,190	375,000	1,025,000	144,190
Helen M Stasky	32,692	25,000	50,000	7,692
Herbert Cooper Family Trust, Herbert Cooper TTEE, Rita Cooper, TTEE	42,000	25,000	55,000	12,000
James W. Connor	12,500	12,500	25,000	-
Jason & Susan Hollander	17,531		1,753	15,778
Jerry O. and Bobby D. Williams	15,000	12,500	27,500	-
Jessica Dillier	50,000	50,000	100,000	-
JFJ Trust	103,606	86,338	189,944	-
Jimmy D. Bell	15,000	12,500	27,500	-
John A. Ross II and Linda B. Ross	12,500	12,500	25,000	-
John C. Leeuwenburg	12,500	12,500	25,000	-
John De Cecco III	8,052		805	7,247
John M. and Ruby L. Campbell	12,500	12,500	25,000	-
John Piotrowski	295,206		29,521	265,685
John R. Olsen	87,500	21,875	65,625	43,750
John Rebello III	16,109		1,611	14,498
John Sutton	123,076	100,000	200,000	23,076
John Thomas	62,500	62,500	125,000	-
Jose L. and Mary G. Vazquez	12,500	12,500	25,000	-

	Maximum Number of Shares of Common Stock Beneficially Owned Prior the Offering		Maximum Number of Shares Sold	Number of Shares of Common Stock Owned Following the Offering Assuming Sale of All Shares Offered
Selling Shareholder	Shares	Warrants	Hereby	Hereby
Jose Martinez	266,436		26,644	239,792
Joseph & Judith Levis	206,250		82,500	123,750
Joseph J. Kwietnewski Revocable Trust	15,000	12,500	27,500	-
Joseph R. Levis	50,000	12,500	37,500	25,000
JRSQUARED, LLC	75,000	62,500	137,500	-
Judith Milner	83,820		8,382	75,438
Kareela Business Ltd., BVI	93,000	93,000	186,000	-
Kathleen Long	8,055		806	7,249
Kathleen Masino	24,162		2,416	21,746
Ken Hynes & Karen McSweeney	16,109		1,611	14,498
Kenneth Dobriner )	87,500		65,625	21,875
Kevin & Janet Miller	48,403		4,840	43,563
Kevin B. Halter	1,400,000	-	300,000	1,100,000
Kevin Grenz	98,350	50,000	110,000	38,350
Krishna Reddy	8,055		806	7,250
Lakeshore Growth Capital, LLC		302,400	302,400	-
Larry D. Street and Nancy Street	37,500	31,250	68,750	-
Lauren Spickler	84,317		8,432	75,885
Leah Caputo	77,500	27,500	58,750	46,250
Lee Yaffe	54,450		21,780	32,670
Linda Yaffe	10,313		4,125	6,188
Lydia Deppermann	37,500	9,375	28,125	18,750
M500, Inc	200,000		200,000	-
Marc & Karren Yaffe	10,313		4,125	6,188
Maria Arancibia	105,000		105,000	-
Mark De Stefano	8,052		805	7,247
Marker Partners, LP (9)	2,172,107	1,726,756	3,898,863	-
Marshall R. Davenport, Jr	68,750	12,500	25,000	56,250
Max Plojing	4,192		419	3,773

	Maximum Number of Shares of Common Stock Beneficially Owned Prior the Offering		Maximum Number of Shares Sold	Number of Shares of Common Stock Owned Following the Offering Assuming Sale of All Shares Offered
Selling Shareholder	Shares	Warrants	Hereby	Hereby
Michael Khalilian	48,126		48,126	-
Michael Noonan	15,000	12,500	27,500	-
Michael T. Macomson	45,000	20,000	40,000	25,000
Michael Wineland	32,219		3,222	28,997
MZM Capital Management, LLC	20,000	165,144	165,144	20,000
Nicholas Bianco	65,232		6,523	58,709
Nick Iannuzzi	67,056		13,411	53,645
Nicolas Rogivue	100,000	100,000	200,000	-
Oli Sjurdagardi	82,500		33,000	49,500
Osher Capital, Inc.	129,507	64,754	194,261	-
Pasquale J. and Margaret M. Velahos	15,000	12,500	27,500	-
Patrick J. Bercik	15,000	15,000	30,000	-
Patrick Shea	11,276		1,128	10,148
Pershing, LLC FBO IRA George Yaffe	103,125		41,250	61,875
Pershing, LLC FBO IRA Lee Yaffe	52,800		21,120	31,680
Peter Currier	118,790		11,879	106,911
Peter J. Condakes	62,500	15,625	46,875	31,250
Peter L. Condakes	62,500	15,625	46,875	31,250
Platinum Long Term Growth II, Inc. (10)	863,378	431,690	1,295,068	-
Primary Wave Toll Free, LLC	175,000	125,000	300,000	-
Reed Clevenger	62,500	62,500	125,000	-
Rene Carrel	32,000	32,000	64,000	-
Renee Story Jones	987,521		98,752	888,769
RFJM Partners, LLC	250,000	250,000	375,000	125,000
Richard Bianco	16,109		1,611	14,498
Richard C. Gomrick	23,317	15,625	31,250	7,692
Richard M Reiter, M.D.	30,000	7,500	22,500	15,000
Ricky Birkes & Anne Fuery	9,661		966	8,695
Ricky Lam	17,500	17,500	35,000	-

	Maximum Number of Shares of Common Stock Beneficially Owned Prior the Offering		Maximum Number of Shares Sold	Number of Shares of Common Stock Owned Following the Offering Assuming Sale of All Shares Offered
Selling Shareholder	Shares	Warrants	Hereby	Hereby
Robert Spickler	52,697		5,270	47,427
Robert Vela	75,000	37,500	112,500	-
Ron Harden	106,323		15,714	90,609
Ronald E. and Dorothy A. Stasky	27,500	12,500	27,500	12,500
Ronald E. Clark	6,000		6,000	-
Ronald J. Amadeo	12,500	6,250	18,750	-
Ronald S. Arnstein	18,750	9,375	28,125	-
Ronna Fisher	27,500	12,500	27,500	12,500
Russell T. McAndrew	88,281	15,625	57,187	46,719
Shawn Lewis	5,446,231		600,000	4,846,231
Stephan Thurnherr	32,000	32,000	64,000	-
Stephen Samuelson	8,052		805	7,247
Stephen Smith	52,593		5,259	47,334
Steve L. Postich	12,500	12,500	25,000	-
Ted E. Bodenschatz	25,000	12,500	25,000	12,500
Terry K. and Irene James	12,500	12,500	25,000	-
Thad Bydlon	146,569		75,688	70,881
The Divergence Fund LP	80,000	80,000	160,000	-
The Divergence Fund LTD	40,000	40,000	80,000	-
Theodore P. Bourneuf	37,701	12,500	25,000	25,201
Thomas F. Reeves	276,748		51,750	224,998
Thomas R. and Jayne A. Harkins	12,500	12,500	25,000	-
Thomas R. Harkins	90,000	83,750	173,750	-
Tom Babnick	60,000	50,000	110,000	-
Trans Global Capital, LLC	312,500	156,250	468,750	-
T.R. Winston & Company, LLC		136,200	136,200	-
Ulrich Schuerch	32,000	32,000	64,000	-
Van H. and Barbara A. Ernest	12,500	12,500	25,000	-
Wallace T. Carter	12,500	12,500	25,000	-

	Maximum Number of Shares of Common Stock Beneficially Owned Prior the Offering		Maximum Number of Shares Sold	Number of Shares of Common Stock Owned Following the Offering Assuming Sale of All Shares Offered
Selling Shareholder	Shares	Warrants	Hereby	Hereby
Wayne R. Vonderharr	15,000	12,500	27,500	-
Wesley E. Thomas	62,500	62,500	125,000	-
Whalehaven Capital Fund Limited (11)	1,876,756	863,378	2,740,134	-
William D. Cherry	12,500	12,500	25,000	-
William Jones	620,000		150,000	470,000
William Scampoli	16,109		1,611	14,498
WQN, Inc	6,746,429		2,250,000	4,496,429
Xavier Burbano	100,000	25,000	75,000	50,000
YTMJ, LLC	5,950,615		1,406,639	4,543,976
Yuzhen Zhang	50,000	50,000	100,000	-
James Magruder	100,000		5,000	95,000
Paul Caputo	31,229		20,000	11,229
Bill Glynn	8,021		1,604	6,417
Adi Elfenbein	4,211	24,395	28,606	-
Steven Bernstein	785	6,992	7,777	-
Gene Cicero	5,283	18,613	23,896	-
Stephan Stein	5,600	5,600	11,200	-
Joseph Alagna	5,600	5,600	11,200	-
Newbridge Securities	128,459	47,738	176,197	-
Alexis Keller	10,000		10,000	-
Cornway Corp. Ltd.	150,000		100,000	50,000
Ebony Finance	260,000	800,000	500,000	560,000
Ivano Angelastri	25,000	1,000,000	500,000	525,000
Jochen Staiger	4,000		4,000	-
Marcello Bagnolo	5,000		5,000	-
Marjolein Imfeld	275,000		100,000	175,000
Marlies Studer	2,000		2,000	-
Paul Burkhard	10,000		10,000	-
Dave Fletcher	37,500		37,500	-
Stephan Gort	10,000		10,000	-
TOTAL	52,017,255	17,640,095	46,310,011	22,347,339

1.
Alpha Capital AG is a Liechtenstein corporation. The shares beneficially owned consist of 1,726,756 shares of common stock, 431,689 warrants exercisable at $1.46 per share and 431,689 warrants exercisable at $1.59 per share. Alpha Capital AG has informed the Company that Konrad Ackerman has dispositive and voting power for all of its shares in the Company.

2.
Bristol Investment Fund LTD is a Cayman Islands company. The shares beneficially owned consist of 2,762,810 shares of common stock, 690,702 warrants exercisable at $1.46 per share and 690,702warrants exercisable at $ 1.59 per share. Bristol Investment Fund LTD has informed the Company that Paul Kessler has dispositive and voting power for all of its shares in the Company.

3.
Chestnut Ridge Partners, L.P. is a Delaware company. The shares beneficially owned consist of 431,689 shares of common stock, 107,922 warrants exercisable at $1.46 per share and 107,992 warrants exercisable at $1.59 per share. Chestnut Ridge Partners, L.P. has informed the Company that Kenneth Pasternak has dispositive and voting power for all of its shares in the Company.

4.
CMS Capital is a California company. The shares beneficially owned consist of 259,014 shares of common stock, 64,754 warrants exercisable at $1.46 per share and 64,754 warrants exercisable at $1.59 per share CMS Capital has informed the Company that Judah Zavdi has dispositive and voting power for all of its shares in the Company.

5.
The shares beneficially owned by DKR Soundshore Oasis Holding Fund Ltd. consist of 1,726,755 shares of common stock, 431,688 warrants exercisable at $1.46 per share and 431,688 warrants exercisable at $1.59 per share DKR Soundshore Oasis Holding Fund Ltd. has informed the Company that Fred Leif has dispositive and voting power for all of its shares in the Company.

6.
Ellis International LTD is a Republic of Panama company. The shares beneficially owned consist of 2,849,145 shares of common stock, 712,287 warrants exercisable at $1.46 per share and 712,287 warrants exercisable at $1.59 per share. Ellis International LTD has informed the Company that Willhelm Ungar has dispositive and voting power for all of its shares in the Company.

7.
The shares beneficially owned by Enable Growth Partners, LP consist of 1,078,842 shares of common stock, 345,351 warrants exercisable at $1.46 per share and 345,351warrants exercisable at $1.59 per share.

8.
The shares beneficially owned by Enable Opportunity Fund, LP consist of 207,211 shares of common stock, 86,338 warrants exercisable at $1.46 per share and 86,338 warrants exercisable at $1.59 per share.

9.	The shares beneficially owned by Marker Partners consist of 2,172,107 shares of common stock, 863,378 warrants exercisable at $1.46 per share and 863,378 warrants exercisable at $1.59 per share.

10.
Platinum Long Term Growth II, Inc. Partners is a Delaware company. The shares beneficially owned consist of 863,378 shares of common stock, 215,845 warrants exercisable at $1.46 per share and 215,845 warrants exercisable at $1.59 per share.

11.
Whalehaven Capital Fund LTD is a Bermuda company. The shares beneficially owned consist of 1,876,756 shares of common stock, 431,689 warrants exercisable at $1.46 per share and 431,689 warrants exercisable at $1.59 per share. Whalehaven Capital Fund LTD has informed the Company that Michael Finkelstein has dispositive and voting power for all of its shares in the Company.

12.
The number of shares referred to in notes 1, 2, 3, 4, 5, 6, 10 and 11 represent 200% of the number of shares of Common Stock issuable upon conversion of certain convertible notes and warrants sold by the Company in January and February 2006.

13.
The number of shares referred to in notes 7, 8 and 9 represent 120% of the number of shares of Common Stock issuable upon conversion of certain convertible notes and warrants sold by the Company in January 2006.

PLAN OF DISTRIBUTION

The shares may be sold from time to time by the selling shareholders or by pledges, donees, transferees or other successors in interest. Such sales may be made in the over-the-counter market or on any stock exchange on which the common stock of the Company may be listed at the time of sale or otherwise at prices and terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares may be sold by one or more of the following:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately-negotiated transactions;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 of the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

We have agreed to pay for all costs and expenses incident to the issuance, offer, sale and delivery of the shares of common stock offered by the selling shareholders, including all expenses and fees of preparing, filing and printing the registration statement and prospectus and related exhibits, amendments and supplements thereto and mailing of such items. We will not pay sales or brokerage commissions or discounts with respect to sales of the shares offered by the selling shareholders.

Any broker-dealers or agents that are involved in selling the shares are "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. One selling shareholder (Newbridge Security Corp.) is a registered broker dealer.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling shareholders, but excluding brokerage commissions or underwriter discounts. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities under the Securities Act.

DIVIDEND POLICY AND MARKET DATA

Dividends

We have no current plans to pay any future cash dividends on the common stock. Instead, we intend to retain all earnings, other than those required to be paid to the holders of any preferred stock we may issue in the future, to support our operations and future growth. The payment of any future dividends on the common stock will be determined by the Board of Directors based upon our earnings, financial condition and cash requirements, possible restrictions in future financing agreements, if any, business conditions and such other factors deemed relevant.

Market Information

The common stock is traded on the Over-the-Counter Bulletin Board under the symbol VOII. The quotations below reflect inter-dealer prices, without retail markup, markdown or commissions and may not represent actual transactions. The following table shows the bid price range of our common stock for the time periods indicated:

From	To	High	Low
01/01/02	12/31/03	*	*
01/01/04	03/31/04	$0.85	$0.80
04/01/04	06/30/04	6.75	1.35
07/01/04	09/30/04	3.20	1.10
10/01/04	12/31/04	4.75	1.05
10/01/05	03/31/05	4.08	1.61
04/01/05	06/30/05	1.65	1.03
07/01/05	09/30/05	2.30	0.95
10/01/05	12/31/05	1.27	2.07

*Trading in the shares of our predecessor was sporadic and did not produce reported quotations.

Holders

As of February 1, 2006 there were approximately 489 shareholders of record and an unknown number of beneficial holders holding through brokers.

SELECTED FINANCIAL DATA

The following table sets forth selected historical financial data as of and for each of the years ended December 31, 2000, 2001, 2002, 2003, and 2004 and the nine months ended September 30, 2005 and 2004. The related financial data as of December 31, 2004 and for the year then ended are derived from our consolidated financial data as of December 31, 2004 and for the year ended are derived from our consolidated financial statements which have been audited by Berkovits, Logo & Company, LLP, independent auditors, and their report is included elsewhere in this Prospectus. The selected financial data as of December 31, 2003 and 2002 and for each of the years then ended are derived from our consolidated financial statements have been audited by Tschopp, Whitcomb & Orr, P.A., independent auditors, and their report is included elsewhere in this Prospectus. The selected financial data as of and for the nine months ended September 30, 2004 and 2005 are derived from our unaudited financial consolidated statements. The following financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes appearing elsewhere in this Prospectus.

	Years Ended December 31,					Nine Months Ended September 30,
	2000	2001	2002	2003	2004	2004	2005
Revenues	$629	$356	$1,018	$8,678	$2,619,313	$1,015,065	$6,452,832
Gross Profit	522	295	849	(2,535)	749,124	277,161	194,783
Operating expenses	58,129	61,929	62,775	98,899	6,293,937	4,357,346	14,075,513
Loss from continuing operations	-	-	-	(101,434)	(5,544,813)	(4,080,185)	(13,880,730)
Net loss	$(57,607)	$(61,634)	$(61,926)	$(352,968)	$(5,399,502)	$(4,080,185)	$(13,880,730)
Basic and diluted net loss per share:
Loss from continuing operations	-	-	-	(0.06)	(0.38)	(0.31)	(0.39)
Net loss	(0.03)	(0.04)	(0.04)	(0.20)	(0.37)	(0.31)	(0.39)
Summary cash flow data:
Net cash used in operating activities	(59,898)	(51,862)	(75,496)	(78,706)	(2,664,114)	(784,832)	(9,003,557)
Net cash provided by (used in)
investing activities	60,000	52,902	73,849	82,196	(124,109)	48,220	(176,875)
Net cash provided by
financing activities	—	—	—	—	4,188,618	970,637	11,278,168
Balance Sheet Data (at period end):
Cash	616	1,656	9	3,499	1,141,205	237,524	3,238,941
Property and equipment	—	—	—	—	419,868	385,405	8,352,155
Goodwill and other intangible assets	—	—	—	—	6,923,854	6,618,864	29,996,814
Total assets	584,820	532,897	530,230	259,458	10,215,552	8,567,407	43,750,775
Long term obligations	—	—	—	—	—	—	776,565
Total shareholders' equity	584,820	523,186	461,260	108,292	8,107,438	6,670,891	23,849,830

BUSINESS

History

We were incorporated on August 3, 1998 under our original name of Millennia Tea Masters under the laws of the State of Texas. In February 2004 we exchanged 12,500,000 shares for the assets of two start-up telecommunication businesses, eGlobalphone, Inc. and VoIP Solutions, Inc. We changed our name to VoIP, Inc. in April 2004. We consummated the acquisitions of DTNet Technologies, Inc., a hardware supplier, and VoIP Americas, Inc., a VoIP related company, in June and September, respectively, of 2004. We decided to exit our former tea business in December 2004 and focus our efforts and resources in the Voice over Internet Protocol telecommunications industry. In May 2005 we completed the acquisition of Caerus, Inc., a VoIP carrier and service provider, and in October 2005 we purchased substantially all of the VOIP related assets of WQN, Inc.

Overview

We are an emerging global provider of advanced communications services utilizing Voice over Internet Protocol (VOIP) technology. Internet Protocol telephony is the real time transmission of voice communications in the form of digitized "packets" of information over the Internet or a private network, similar to the way in which e-mail and other data is transmitted. VOIP services allow consumers and businesses to communicate at reduced costs compared to legacy telephony networks.

Since 2004, we have developed our business through strategic acquisitions. These acquisitions have provided us with important technology, intellectual capital and VOIP expertise, trade names, domain names; VOIP enhanced service applications, key business relationships and revenues. We own our network, technology and have the ability to provide complete product and service solutions, including outsourced customer service and hardware fulfillment. We are a certified Competitive Local Exchange Carrier (CLEC) and Interexchange Carrier (IXC) which allows us to receive more favorable rates from the Regional Bell Operating Companies (RBOCs) and the traditional long-distance carriers than telephony resellers who are not CLECs or IXCs as well as provide regulatory compliance in an industry that is moving quickly towards controls and regulations. We expect to provide a comprehensive portfolio of advanced telecommunications technologies, enhanced service solutions, and broadband products to the VOIP industry. Our current and targeted customers include RBOCs, CLECs, IXCs, wireless carriers, resellers, Internet Service Providers (ISPs), cable system operators ("cable operators") and other providers of telephony services in the United States and various countries around the world.

Our goal is to become the premier enabler for packet communication services for carriers, service providers and cable operators seeking to offer value-added voice, data and enhanced services products utilizing VOIP technology.

Our Technology and Network

We began developing our proprietary hardware and software in 2002, establishing strategic relationships with companies such as Intel, Brooktrout, Sonus, iCable and other manufacturers of both hardware and software.

Our proprietary softswitch features tools that we believe will relieve the interoperability and cost issues that have affected the implementation of VOIP softswitch technology by traditional carriers, enabling them to offer cost-competitive, viable VOIP services. Our softswitch architecture is protocol agnostic, allowing seamless integration with the legacy-based networks (referred to in the industry as Time Division Multiplexing, or TDMs) employed by the traditional telephony companies and with other packet technologies. Our network will allow TDM-based networks to access the enhanced capabilities and efficiencies of packet technology networks. The ability to control the underlying technology in our network allows us to provide interoperable services with multiple hardware solutions which may be pre-existing in customer networks. Based on Microsoft .NET technology, we believe that integration to the enterprise desktop will drive market acceptance and use of our advanced services.

Our network currently supports its own media gateways, softswitch controller, unified messaging systems, voicemail, media trans-coding, billing and many other integral parts of a complete solution.

Our network operations center located in Orlando, Florida, is a fully manned, 24x7x365 operation. From this center we monitor all aspects of the technical environment of our network, from our nationwide optical backbone to network routers, signaling gateways and numerous routing gateways, soft switches and other aspects of our VOIP infrastructure. Fully redundant technologies are deployed in a scalable network environment that we believe will enable us to compete effectively and efficiently in the demanding Internet Protocol (IP) telephony marketplace. Our network incorporates an advanced Multi-Protocol Label Switching (MPLS) architecture which provides services to carriers and other service providers. Our network features direct interconnection facilities with multiple RBOCs, CLECs, IXCs, service providers, cable operators, wireless carriers and resellers.

We are currently implementing a nationwide expansion of our network through the establishment of Network Access Points and multiple direct carrier interconnections nationwide. This expansion will provide us with local access to substantially all of the major U.S. metropolitan areas while lowering our transport costs and providing added redundancy and stability for our network. We anticipate completing this expansion by the end of 2006.

We believe we operate the first seamless IP network that interfaces with Signal System7 (SS7), Q.93 and Sigtran. Our primary network infrastructure will continue to be integrated with the Sonus-based platform used in our network today.

Customer, Products and Services

Our products and service offerings target VOIP wholesale customers, RBOCs, CLECs, IXCs, wireless carriers, ISPs, cable operators and other providers of telephony services in the United States and various countries around the world. Beginning in October 2005 we also began selling retail VOIP products (EasyTalk, Rocket VOIP, prepaid calling cards) as a result of our acquisition of WQN’s VOIP assets and business.

Call and Termination

We charge our wholesale customers termination fees to terminate calls on our network. We pay termination fees when it is necessary to route calls from our network to other networks for termination. Our revenues and profit margins on those revenues are a function of the number and duration of calls handled by our network and what we charge and pay to handle this traffic.

U.S. termination takes place either on our network or that of one of our network partners to which we route traffic. Our international termination product features direct routes and connections established to many international voice carriers worldwide. Carriers use complex least-cost-routing algorithms that direct traffic to the lowest cost carrier. We believe we are in the process of establishing a competitive cost structure through the efficiencies of our network design, as well as through current and future partnerships with key off-net and niche providers

VoiceOne Carrier Direct

We are in the early stages of implementing our VoiceOne Carrier Direct program which we believe will enable us to develop a significant facilities based carriers customer base. We are a certified CLEC in 28 states, and will continue to apply for CLEC certification in other states as required.

We believe that carriers that want to offer VOIP services have essentially three options: create their own internal VOIP capabilities, acquire a VOIP carrier, or partner with a VOIP carrier. The first of these options requires a carrier to devote a significant amount of resources to (i) develop its VOIP network capabilities and associated retail services; (ii) maintain its network and develop new retail products, and; (iii) continuously upgrade its VOIP capabilities to keep pace with technological changes. The acquisition of an existing VOIP carrier could be relatively expensive and, once the acquisition is complete, the facilities based carrier would still face on-going maintenance/ upgrade issues and costs and additional capital expenditures.

With respect to the third option, our VoiceOne Carrier Direct is a partner program for carriers that provides them with our technology to IP-enable their TDM networks. With this program the carriers receive our equipment and expertise, enabling them to rapidly enter the VOIP services market without making significant capital expenditures. Because our technology is protocol agnostic, by implementing the VoiceOne Carrier Direct program we believe our customers can avoid modifications to their TDM networks and the operability issues that can plague the interface of legacy systems with IP technology. We interface our customers' TDM systems to our VOIP network. We do not charge the carriers for equipment that includes softswitch technology, a media gateway, a service creation environment, a multi-protocol label switching network and access to our products and services. In return for our equipment and expertise, the facilities based carrier pays us fees to terminate calls on our network and for other services such as Hosted IP Centrex and local inbound. We anticipate that this strategy will be attractive to the carriers since it provides them with a new group of customers and revenue sources without requiring them to modify their legacy systems or expend capital. We can then obtain revenues from calls the carriers terminate on our network, and can terminate calls on their network.

Prepaid Calling Cards

We sell prepaid calling cards we purchase from other carriers through a network of private distributors located primarily in Southern California.

Fulfillment Services

We operate a fulfillment center for our broadband service provider partners and are an established supplier of broadband components and VOIP hardware to the cable television industry.

EasyTalk

EasyTalk, our automated number identification (ANI) retail product, marketed through our website, is a long distance service with "ease of use" features for consumers.  We believe that EasyTalk is a step beyond calling cards. Our network is programmed to automatically recognize certain phone numbers and to provide callers from these numbers immediate access to long-distance services. No calling card or PIN number calling card number is required. Consumer features include PIN-less dialing, fast *1 recharge of the service, speed dial, and quick query of current balance.

RocketVoIP

Our RocketVoIP retail product allows customers to use, through a media terminal adapter we provide, their high speed internet connection to place local, long distance and international calls.

Direct Inward Dial Numbers

As a CLEC, we can provide our VoiceOne Carrier Direct and VSP customers with the use of a large selection of local, direct inward dial (DID) numbers

800 Origination

Our 800 Origination service is a flexible solution with IP or TDM delivery. Our 800 Origination product provides nationwide toll free numbers with full control over routing. Customers can re-route a number due to local area problems and can log into a web interface to manage their 800 numbers. Our 800 Origination service supports geographic routing and vanity numbers.

Other Products

We sell various PIN and ANI products to consumers via our website.

OUR STRATEGY

Our objective is to provide reliable, scalable, and competitively-priced worldwide VOIP communication services with unmatched quality. We plan to achieve this objective by delivering innovative technologies and services and balancing the needs of our customers with the needs of our business. We intend to bring high quality voice products and services, at an affordable price, to other communication providers, businesses and residential consumers to enhance the ways in which these customers communicate with the rest of the world.

Specific strategies to accomplish this objective include:

• building our carrier/service provider customer base through aggressive marketing of our VoiceOne Carrier Direct program;

• completing the expansion of our network (currently in process);

• capitalizing on our technological expertise to introduce new products, services and features;

• customizing our service offerings for the purpose of pursuing strategic partnerships with major customers and suppliers;

• offering the best possible service and support to our customers with a world class customer support organization;

• developing additional distribution channels;

• expanding our market share for our retail calling services;

• increasing our customer base by introducing cost-effective solutions to interconnect with our network; and

• controlling operating expenses and capital expenditures.

Competition

We compete primarily in the market for enhanced IP communications services. This market is highly competitive and has numerous service providers. The market for enhanced Internet and IP communications services is new and rapidly evolving. We believe that the primary competitive factors determining success in the Internet and IP communications market are:

• quality of service;

• the ability to meet and anticipate customer needs through multiple service offerings and feature sets;

• responsive customer care services, and;

• price.

Future competition could come from a variety of companies both in the Internet and telecommunications industries. These industries include major companies who have greater resources and larger customer bases than we have, and have been in operation for many years. We also compete in the growing market of discount telecommunications services including "pure play" VoIP service providers, prepaid calling cards, call-back services, dial-around or 10-10 calling and collect calling services. In addition, some Internet service providers have begun to aggressively enhance their real time interactive communications, including instant messaging, PC-to-PC and PC-to-Phone services, and broadband phone services.

Some competitors may be able to bundle services and products that are not offered by us together with enhanced Internet and IP communications services, which could place us at a significant competitive disadvantage. Many of our competitors enjoy economies of scale that can result in lower cost structure for transmission and related costs, which could cause significant pricing pressures within the industry. At the same time, we see these potential competitors as potential customers, and have organized our various reseller and service provider products and services to meet the emergent needs of these companies.

Our primary competitors include:

•
carriers operating in the U.S. and abroad, which include the RBOCs, AT&T, British Telecom, France Telecom, Deutsche Telecom, IDT, MCI, Sprint, Level 3, Infonet, Qwest, Broadwing, Ibasis, and Teleglobe;

•	subscriber based service provider competitors, which include Vonage, Packet8, DeltaThree, SunRocket, Time Warner, Comcast and Net2phone.

Industry Overview

The advance of broadband delivery of the Internet into residential and small offices has opened up a large market for high-speed services to be delivered in a manner that is independent of the actual wires connected to each property. Nearly three out of four households with basic phone service have Internet access, and almost half have of these households have broadband access. (Source: Nielsen/NetRatings) The penetration of broadband is rising at around 2.5% per month. These growth figures are even higher in other nations, which have only recently been implementing systems after understanding and modeling their platforms on what has become the standard in the United States. An additional factor in the cost savings of VOIP is the relatively inexpensive nature of IP transit data at the core of the Internet. In the late 90's, a large amount of capital was invested in fiber connectivity between major metropolitan areas. Due to market forces, this fiber became available at incredibly inexpensive rates and a "bandwidth glut" or "fiber glut" occurred at the core of the Internet, driving costs down.

VOIP is a technology that enables voice communications over the Internet through the compression of voice into data packets that can be transmitted over data networks and then converted back into voice at the other side. Data networks, such as the Internet or local area networks (LANs), have always utilized packet-switched technology to transmit information between two communicating terminals (for example, a PC downloading a page from a web server, or one computer sending an e-mail message to another computer). The most common protocol used for communicating on these packet switched networks is internet protocol, (IP). VOIP allows for the transmission of voice along with other data over these same packet switched networks, and provides an alternative to traditional telephone networks, which uses a fixed electrical connection to carry voice signals through a series of switches to the final destination. VOIP has experienced significant growth in recent months. The telephone networks maintained by many local and long distance telephone companies were designed solely to carry low-fidelity audio signals with a high level of reliability. Although these traditional telephone networks are very reliable for voice communications, they are not well suited to service the explosive growth of digital communication applications for the following reasons:

•
Until recently, telephone companies have avoided the use of packet switched networks for transmitting voice calls due to the potential for poor sound quality attributable to latency issues (delays) and lost packets which can prevent real-time transmission. Recent improvements in packet switch technology, compression and broadband access technologies, as well as improved hardware and provisioning techniques, have significantly improved the quality and usability of packet-switched voice calls.

•
Packet-switched networks have been built mainly for carrying non real-time data, and the advantages of such networks are their efficiency, flexibility, reliability and scalability. Bandwidth is only consumed when needed, networks can be built in a variety of configurations to suit the number of users, client/server application requirements and desired availability of bandwidth and many terminals can share the same connection to the network. As a result, significantly more traffic can be transmitted over a packet switched network, such as a home network or the Internet, than a circuit-switched telephony network. Packet switching technology allows service providers to converge their traditionally separate voice and data networks and more efficiently utilize their networks by carrying voice, video, fax and data traffic over the same network. The improved efficiency of packet switching technology creates network cost savings that can be passed on to the consumer in the form of lower telephony rates. The exponential growth of the Internet in recent years has proven the scalability and reliability of these underlying packet switched IP based networks. As broadband connectivity has become more available and less expensive, it is now possible for service providers like us to offer voice services that run over these IP networks to consumers and businesses worldwide.

The growth of the Internet in recent years has proven the scalability of these underlying packet switched networks. As broadband connectivity, including cable modem and digital subscriber line, or DSL, has become more available and less expensive, it is now possible for service providers like us to offer voice and other services that run over these IP networks to businesses and residential consumers. Providing such services has the potential to both substantially lower the cost of telephone service and equipment costs to these customers and to increase the breadth of features available to our subscribers. Services like full-motion, two-way video are now supported by the bandwidth spectrum commonly available to broadband customers, whether business or residential.

As the wireless industry has shown, disruptive new technology with better product and service features has the effect of luring customers to regularly change carriers. To minimize this risk of churn, carriers must continually expand their service offering in order to retain their existing customers. With the growing acceptance of packet and VoIP telephony, the incumbent carriers are again faced with a disruptive technology with a lower cost of service.

Human Resource Team; VoIP Inc. Group

VoIP, Inc. currently employs 80 persons in the following capacities: 7 officers, 18 general and administrative employees, and 55 technology personnel. We consider our relations with our employees to be good. We have never had a work stoppage, and none of our employees is represented by collective bargaining agreements. We believe that our future success will depend in part on our ability to attract, integrate, retain and motivate highly qualified personnel, and upon the continued service of our senior management and key technical personnel. None of our key personnel is bound by employment agreements that prohibit them from ending their employment at any time. Competition for qualified personnel in our industry and geographical location is intense. We cannot assure you that we will be successful in attracting, integrating, retaining and motivating a sufficient number of qualified employees to conduct our business in the future.

Legal Proceedings

MCI
On April 8, 2005, Volo Communications, Inc. ("Volo") (a wholly-owned subsidiary of Caerus, Inc.) filed suit against MCI WorldCom Network Services, Inc. d/b/a UUNET ("MCI"). Volo alleges that MCI engaged in a pattern and practice of over-billing Volo for the telecommunications services it provided pursuant to the parties' Services Agreement, and that MCI refused to negotiate such overcharges in good faith. Volo also seeks damages arising out of MCI's fraudulent practice of submitting false bills by, among other things, re-routing long distance calls over local trunks to avoid access charges, and then billing Volo for access charges that were never incurred. On April 4, 2005, MCI declared Volo in default of its obligations under the Services Agreement, claiming that Volo owes a past due amount of $8,365,980, and threatening to terminate all services to Volo within 5 days. By this action Volo alleges claims for (1) breach of contract; (2) fraud in the inducement; (3) primary estoppel; and (4) deceptive and unfair trade practices. Volo also seeks a declaratory judgment that (1) MCI is in breach of the Services Agreement; (2) $8,365,980 billed by MCI is not "due and payable" under that agreement; and (3) MCI's default letter to Volo is in violation of the Services Agreement. Volo seeks direct, indirect and punitive damages in an amount to be determined at trial.

On May 26, 2005, MCI filed an Answer, Affirmative Defenses, Counterclaim and Third-Party Complaint naming Caerus, Inc. as a third-party defendant. MCI asserts a breach of contract claim against Volo, a breach of guarantee claim against Caerus, Inc., and a claim for unjust enrichment against both parties, seeking an amount to be determined at trial. On July 11, 2005, Volo and Caerus, Inc. answered the counterclaim and third-party complaint, and filed a third-party counterclaim against MCI for declaratory judgment, fraud in the inducement, and breach of implied duty of good faith and fair dealing. Volo and Caerus, Inc. seek direct, indirect, and punitive damages in an amount to be determined at trial. Discovery should commence shortly. The Company is currently unable to determine what impact if any, this litigation will have on its financial condition and results of operations.

Netrake

The Company and its subsidiaries Caerus, Inc. and Volo Communications (“Volo”) are involved in pending disputes with Netrake Communications (“Netrake”) arising from an equipment purchase contract pursuant to which Volo agreed to purchase approximately $2,000,000 worth in Netrake telephonic equipment and software. The Company has paid approximately $200,000 on the contract but has withheld further payments due to dissatisfaction with the performance of the equipment. In arbitration pending in Dallas, Texas, Netrake has brought claim against the Company and its subsidiaries for (1) breach of contract in the amount of $1.8 million plus interest, (2) business disparagement, (3) misappropriation of trade secrets, (4) tortuous interference with prospective business relations and (5) conversion. Netrake also seeks to recover its attorneys’ fees. Within this same arbitration Volo and Caerus seek damages against Netrake for breach of contract and breach of warranty claiming that the Netrake product did not perform in accordance with agreed upon specifications and warranties.

Volo and Caerus have initiated litigation in Broward County, Florida claiming damages and recession against Netrake for alleged fraudulent misrepresentations, negligent misrepresentations, violation of Florida’s Deceptive and Unfair Trade Practices Act and seeking declaratory relief. Netrake claims all of these claims fall within the arbitration clause of the equipment purchase contract.

The Company is presently unable to determine what impact, if any, this arbitration and litigation will have on its financial condition or results of operations.

Properties

Our headquarters are in Fort Lauderdale, Florida. We have offices and facilities in a number of other locations. Following is a list of our offices and facilities, all of which are leased, as of October 12, 2005.

Location	Purpose	Approx. Sq. Ft.	Annual Rent
12330 SW 53rd Street, Suite 712 Ft. Lauderdale, FL 33330	Principal executive offices	3,200	$39,648

151 S. Wymore Rd, Suite 3000 Altamonte Springs, FL 32714	Network operations center and offices	11,500	$196,872

13101 56th Court N., Suite 813 Clearwater, FL 33760	Fullfillment center	4,500	$35,304

14911 Quorum Dr., Suite 140 Dallas, Texas 75254	Offices	6,250	$54,000

17806 Pioneer Blvd, Suite 106 Artesia, California 90701	Offices	1,000	$41,000

Manufacturing and Sources of Supply

Our hardware products are manufactured by iCable System Co. Ltd. a South Korean Company. iCableSystem provides offshore inventory and delivery services worldwide and large scale orders are shipped directly from Korea to providers at any destination. iCableSystem has in-house PC board pressing, case design and manufacturing, and board processing facilities, making them less susceptible to supply chain dropouts than other manufacturers.

The primary chipset used in the CPE units is the Broadcom chipset, for which there is an available supply path and rapid delivery periods. It is not anticipated that there will be any significant shortfalls in the ability to produce equipment or deliver equipment, given past experience and current operating procedures, even under heavy volume sales.

Equipment for VoIP Solutions, Inc. which involve a "solution" delivery for a customer, are primarily software driven, and do not involve significant hardware resources that are manufactured in-house.

Inventories

Our hardware inventories are kept in a warehouse facility in Clearwater, Florida. Our hardware inventory and supply methods provide adequate capacity for most order volumes, but special orders or multi-thousand unit deliveries are typically drop-shipped from Korea. All softswitch and "back office" solution materials are also kept on-site for customer deployment, except in cases where local purchase of equipment is less difficult or less costly than in-country sourcing.

We also maintain an inventory of prepaid calling cards in a warehouse in Los Angeles, CA.

Intellectual Property

We have developed several important intellectual property features. VoiceOne has developed and the network provides a E911 solution to comply with the FCC's recent order imposing E911 requirements on VoIP Service Providers. VoiceOne's 911 service is known as v-911. A key feature of the v-911 service is that it can route emergency calls for the customer whose location is constant as well as the customer who often moves the location of his VoIP device. Customers can update their location information in real time, so that their v-911 call will be delivered to the appropriate Public Safety Answering Point (PSAP) in the new location. To further support the FCC 911 mandate, VoIP, Inc. has applied for a patent for its 911 compliant VoIP Multimedia Terminal Adaptor.

VoIP Inc. has developed Pathfinder as a "cascading provisioning server" feature for deployment of zero-touch hardware deployment and is a new development that is exclusive to VoIP, Inc.'s platform. The system allows each device to auto-provision without any customer interaction even in situations where there are multiple levels of VAR or resellers to distribute the product to their customers (to any number of resale levels.) This allows for installations without any customer service or technical support time spent in configuration issues.

Regulation

The Company currently is a value added service provider. The hardware, integration and softswitch portions of our business are expected to remain unthreatened by regulation in major nations in which the Company expects to do business. The eGlobalphone service offering may potentially experience regulatory pressures as the United States makes changes in its telecommunications law to encompass VoIP services. The imposition of government regulation on our business could adversely affect our operations by requiring additional expense to meet compliance requirements.

1)	Regulation is expected to be applied to the following areas of our service: E911, CALEA (law enforcement wiretap) and USF taxation.

a.
Our existing E911 service addresses this concern already and we are working with industry groups to also address E911 delivery via the network when that technology becomes mature and affordable. The combined delivery methods should adequately protect the Company against negative regulatory or economic pressure in the future.

b.
CALEA data delivery is almost complete in the system for the basics of call status and PIN tapping. The additional steps of call monitoring and call splitting are yet to be even defined, though it is not anticipated that their deployment would require anything other than minor expense for adequate compliance with these laws, given current technology.

c.
USF (Universal Service Fee) taxation has been explicitly not required for data services. The classification of VoIP as a value added data service has clearly indicated that it is outside of the USF charter.

2)
Comments by the FCC staff have indicated that VoIP will be handled in a relatively "hands-off" manner until the industry is more mature and capable of competing directly with RBOC and ILEC carriers. This is anticipated to be at least another two years.

3)
Even with additional regulations and if they were to be applied, the costs of compliance would be significantly lower than those of traditional telephony, as these regulatory structures are already being considered and compensated for in design aspects of the network.

4)	Our primary focus on non-US customers should limit our exposure in the United States.

5)	Federal Regulations

Federal Regulation

The Federal Communications Commission (FCC) regulates interstate and international telecommunications services. The FCC imposes extensive regulations on common carriers such as incumbent local exchange carriers ("ILECs") that have some degree of market power. The FCC imposes less regulation on common carriers without market power, such as Volo. The FCC permits these nondominant carriers to provide domestic interstate services (including long-distance and access services) without prior authorization; but it requires carriers to receive an authorization to construct and operate telecommunications facilities and to provide or resell telecommunications services between the United States and international points.. Under the Telecommunications Act of 1996 (the "1996 Act"), any entity, including cable television companies and electric and gas utilities, may enter any telecommunications market, subject to reasonable state regulation of safety, quality and consumer protection. Because implementation of the 1996 Act is subject to numerous federal and state policy rulemaking proceedings and judicial review, there is still uncertainty as to what impact it will have on Volo. The 1996 Act is intended to increase competition. The 1996 Act opens the local services market by requiring ILECs to permit interconnection to their networks and establishing ILEC obligations with respect to:

•
Reciprocal Compensation. Requires all ILECs and CLECs to complete calls originated by competing carriers under reciprocal arrangements at prices based on a reasonable approximation of incremental cost or through mutual exchange of traffic without explicit payment.

•
Resale. Requires all ILECs and CLECs to permit resale of their telecommunications services without unreasonable restrictions or conditions. In addition, ILECs are required to offer wholesale versions of all retail services to other telecommunications carriers for resale at discounted rates, based on the costs avoided by the ILEC in the wholesale offering.

•
Interconnection. Requires all ILECs and CLECs to permit their competitors to interconnect with their facilities. Requires all ILECs to permit interconnection at any technically feasible point within their networks, on nondiscriminatory terms and at prices based on cost (which may include a reasonable profit). At the option of the carrier seeking interconnection, collocation of the requesting carrier's equipment in an ILEC's premises must be offered, except where the ILEC can demonstrate space limitations or other technical impediments to collocation.

•
Unbundled Access. Requires all ILECs to provide nondiscriminatory access to specified unbundled network elements (including certain network facilities, equipment, features, functions and capabilities) at any technically feasible point within their networks, on nondiscriminatory terms and at prices based on cost (which may include a reasonable profit).

•
Number Portability. Requires all ILECs and CLECs to permit, to the extent technically feasible, users of telecommunications services to retain existing telephone numbers without impairment of quality, reliability or convenience when switching from one telecommunications carrier to another.

•
Dialing Parity. Requires all ILECs and CLECs to provide "1+" equal access to competing providers of telephone exchange service and toll service, and to provide nondiscriminatory access to telephone numbers, operator services, directory assistance, and directory listing, with no unreasonable dialing delays.

•	Access to Rights-of-Way. Requires all ILECs and CLECs to permit competing carriers access to poles, ducts, conduits and rights-of-way at regulated prices.

The FCC has to date treated ISPs as "enhanced service providers," exempt from federal and state regulations governing common carriers, including the obligation to pay access charges and contribute to the universal service fund. Nevertheless, regulations governing disclosure of confidential communications, copyright, excise tax, and other requirements may apply to the provision of Internet access services.

The FCC, on March 10, 2004, adopted a Notice of Proposed Rulemaking, which will address a variety of issues concerning the regulatory treatment of VoIP telephony. At the same time, the FCC ruled on a petition which dealt with a VoIP service that never used the PSTN, was offered free to members of the service, and did not involve the transport of the calls. The FCC determined the service was not a telecommunications service under the Act. We cannot predict the outcome of these proceedings or other FCC or state proceedings that may affect our operations or impose additional requirements, regulations or charges upon our provision of Internet access and related Internet Protocol-based telephony services.

The FCC and many state public utilities commissions have implemented rules to prevent unauthorized changes in a customer's pre-subscribed local and long distance carrier services (a practice commonly known as "slamming.") Pursuant to the FCC's slamming rules, a carrier found to have slammed a customer is subject to substantial fines. In addition, the FCC's slamming rules allow state public utilities commissions to elect to administer and enforce the FCC's slamming rules. These slamming liability rules substantially increase a carrier's possible liability for unauthorized carrier changes, and may substantially increase a carrier's administrative costs in connection with alleged unauthorized carrier changes. The Communications Assistance for Law Enforcement Act (CALEA) provides rules to ensure that law enforcement agencies would be able to properly conduct authorized electronic surveillance of digital and wireless telecommunication services.

CALEA requires telecommunications carriers to modify their equipment, facilities, and services used to provide telecommunications services to ensure that they are able to comply with authorized surveillance requirements. Our switches are CALEA compliant. The FCC is currently looking at whether VoIP and other Internet enabled communications services should continue to be unregulated Internet services. We cannot predict the outcome of such proceedings or that any increased level of regulation resulting there from will not have a material adverse affect on our business or operations.

State Regulation

The 1996 Act is intended to increase competition in the telecommunications industry, especially in the local exchange market. With respect to local services, ILECs are required to allow interconnection to their networks and to provide unbundled access to network facilities, as well as a number of other pro-competitive measures. Because the implementation of the 1996 Act is subject to numerous state rulemaking proceedings on these issues, it is currently difficult to predict how quickly full competition for local se

Local Regulation

Our network is subject to numerous local regulations such as building codes and licensing. Such regulations vary on a city-by-city, county- by-county and state-by-state basis.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS

The information presented in this section should be read in conjunction with the information contained in the financial statements, including the notes thereto, and the other financial statements appearing elsewhere in this Prospectus.

General

The following discussion should be read in conjunction with the Consolidated Financial Statements and the notes thereto and the other financial information appearing elsewhere in this Prospectus. Certain statements contained in this Prospectus and other written material and oral statements made from time to time by us do not relate strictly to historical or current facts. As such, they are considered "forward-looking statements" that provide current expectations or forecasts of future events. Such statements are typically characterized by terminology such as "believe," "anticipate," "should," "intend," "plan," "will," "expect," "estimate," "project," "strategy" and similar expressions. Our forward-looking statements generally relate to the prospects for future sales of our products, the success of our marketing activities, and the success of our strategic corporate relationships. These statements are based upon assumptions and assessments made by our management in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors our management believes to be appropriate. These forward-looking statements are subject to a number of risks and uncertainties, including the following: our ability to achieve profitable operations and to maintain sufficient cash to operate its business and meet its liquidity requirements; our ability to obtain financing, if required, on terms acceptable to it, if at all; the success of our research and development activities; competitive developments affecting our current products; our ability to successfully attract strategic partners and to market both new and existing products; exposure to lawsuits and regulatory proceedings; our ability to protect our intellectual property; governmental laws and regulations affecting operations; our ability to identify and complete diversification opportunities; and the impact of acquisitions, divestitures, restructurings, product withdrawals and other unusual items. A further list and description of these risks, uncertainties and other matters can be found elsewhere in this Prospectus. Except as required by applicable law, we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Balance Sheet Data:	September 30, 2005	December 31, 2004	December 31, 2003
	(Unaudited)
Goodwill and other intangible assets	$29,996,814	$6,923,854	$—
Total assets	43,750,775	10,215,552	259,458
Notes payable, current	7,240,444	760,000	151,166
Total liabilities (all current)	19,124,380	2,108,114	151,166
Shareholders' equity	23,849,830	8,107,438	108,292

Statement of Operations Data:	Nine Months Ended		Year Ended
	September 30,		December 31,
	2005	2004	2004	2003	2002
	(Unaudited)
Revenue	$6,452,832	$1,015,065	$2,619,393	$8,678	$1,018
Loss from continuing operations	(13,880,730)	(4,080,185)	(5,544,813)	(101,434)	—
Net loss	(13,880,730)	(4,080,185)	(5,399,502)	(352,968)	(61,926)
Net loss per common share	(0.39)	(0.31)	(0.37)	(0.20)	(0.04)

Financial Condition and Results of Operations

Comparison of Years Ended December 31, 2003 And 2002

The Company commenced operations during the fourth quarter of 1998 and focused significant resources through December 2003 in procuring and importing inventory and developing sales and distribution channels. Accordingly, the Company generated only minimal revenues and experienced cumulative losses of approximately $624,647, which includes an inventory reserve of $251,534.  During this start-up phase, the Company was dependent upon cash advances from affiliates to provide working capital.

Comparison of Years Ended December 31, 2004 And 2003

Operations for the years ended December 31, 2004 and 2003 are not necessarily comparable, as 2003 operations are not indicative of our current business model. During 2003 our business was the importing and selling of a line of fine teas. We have since discontinued the tea business to focus solely on VOIP and emerging technologies.

Net revenue totaled $3,028,006 ($2,619,393 from continuing operations), for the year ended December 31, 2004 as compared to $8,678 for the year ended December 31, 2003. The $3,019,328 increase in total net revenue was primarily attributable to entry into the VOIP business and the acquisition of Voipamericas, Inc. and DTNet Technologies, Inc. in 2004.

Revenue from the sale of tea in the business that we have discontinued was $ 408,613, or 13.5%, of total net revenue for the year ended December 31, 2004, versus $8,678, or 100%, of total net revenue for the prior year.

We acquired DTNet in June 2004 and Voipamericas in September 2004. DTNet provides customer premises equipment to cable and DSL Internet providers throughout North America. DTNet sales were approximately $4.7 million in 2003. Voipamericas revenues for the first nine months of 2004 were $1.4 million.

Net losses for the respective years ended December 31, 2004 and 2003 were $5,399,502 and $352,968. Net loss per share was $0.37 and $0.20 respectively for each period.

Operating expenses consist of salaries and related personnel costs, outside legal and professional fees, directors and officers insurance, bad debt expenses and general corporate overhead costs. Operating expenses were $6.3 million for the year ended December 31, 2004. Operating expenses for 2003 have been reclassified and included in the loss from discontinued operations for 2003 of $352,968. Compensation and related expenses for 2004 include approximately $2.2 million in compensation costs for warrants issued to employees and approximately $1.1 million in compensation costs for stock options issued to employees and also reflect increases in headcount and related personnel expenses. The general and administrative expenses for 2004 reflect the Company's new line of business, VoIP telephony services.

Comparison of Nine Months Ended September 30, 2005 And 2004

Our net loss for the nine months ended September 30, 2005 was $13,880,730 ($0.39 per share), as compared to a loss of $4,080,185 ($0.31 per share) for the nine months ended September 30, 2004.

Revenues for the nine months ended September 30, 2005 totaled $6,452,832, an increase of approximately $5.4 million over that reported for the nine months ended September 30, 2004. Revenues generated by Caerus' Voice One Network for termination services amounted to $2,752,551 for the nine months ended September 30, 2005. The remainder of the revenue increase is due to growth in hardware sales and international service termination. One customer, Broadwing Communications, LLC, accounted for 43% of our sales during the nine months ended September 30, 2005.

Our gross profit for the nine months ended September 30, 2005 was $194,783, as compared to $277,161 for the same period in 2004. The decline in gross profit for this nine month period principally reflects our network operating costs and the fees we paid to third-party carriers to terminate calls on our behalf. Our combined operating and third-party termination costs exceeded the revenues we generated from the traffic on our network.

We incurred operating expenses of $14,075,513 and $4,357,346 for the nine months ended September 30, 2005 and 2004 respectively. The additional operating expenses for 2005 reflect in part the expansion of our operations due to our recent acquisition of Caerus. The $9.7 million dollar rise in operating expenses is comprised of increases in compensation ($1,015,056), added professional and legal fees ($940,112), depreciation ($598,762), amortization of intangible assets ($1,184,137), additional commissions and fees of approximately $2.4 million paid to third parties in connection with our capital raising efforts, and increased other expenses. The increase of other expenses reflects provisions for bad debts and discontinued assets of $604,000 and interest and financing costs of $1.6 million for our debt issuances.

Total assets at September 30, 2005 were $43,750,775, up $33,535,223 from December 31, 2004. This increase in assets (which includes additions to property of almost $7.9 million) and the corresponding increase in accounts payable and other current liabilities are almost entirely related to the acquisition of Caerus on May 31, 2005. We recorded significant amounts of goodwill and intangible assets in connection with the acquisition of Caerus and for the acquisition of DTNet. Goodwill and intangible assets comprised 69% of our total assets at September 30, 2005. We expect to record additional amounts of goodwill and intangible assets in connection with acquisition of the VOIP assets of WQN, Inc. which was completed on October 6, 2005.

Under Statement of Financial Accounting Standards No. 142 we are required to periodically evaluate the carrying value of our goodwill and intangible assets. If in the future such carrying values exceed fair market value, we will be required to record an impairment charge in our statement of operations. Such an impairment charge could have a significant adverse impact on both our operating results and financial condition.

Outlook for Remainder of 2005

We acquired the assets of WQN, Inc.'s VOIP business in October 2005. WQN reported revenues, gross profit, and an operating loss of approximately $24.2 million, $1.1 million, and $3.5 million, respectively, for the nine months ended September 30, 2005. We anticipate revenue growth during the fourth quarter of 2005 due to the addition of WQN's VOIP business and customers. However, we also expect to report a net loss and negative cash flows from operations for the year ended December 31, 2005.

Liquidity and Capital Resources

Cash and cash equivalents increased by $2,097,737 for the nine months ended September 30, 2005 to $3,238,941. Our operating activities for the nine months ended September 30, 2005 used $9.0 million in cash. We funded our operating activities principally through issuances of notes payable that generated net proceeds of $3,007,542 and sales of common stock in private transactions that provided $8,074,763. In total our financing activities provided us with net cash of $11,278,168 for the nine months ended September 30, 2005.

Since inception of business in 2004 we have never been profitable. We have experienced negative cash flows from operations, and have been dependent on the issuances of debt and common stock in private transactions to support our operations and continue our business.

At September 30, 2005 our contractual obligations, including capital expenditures, totaled approximately $11.5 million. Included in this amount was an outstanding balance of approximately $5.1 million on a loan from a lending institution. We are not in compliance with certain covenants of the agreement for this loan. To date our lender has not declared a default under this loan agreement.

In January, 2006, we issued and sold $11.2 million principal amount of convertible notes to accredited investors (at a 12.121% original issue discount) in a private placement and received approximately $9.7 million in net proceeds. The investors also received five-year warrants to purchase a total of 4,254,297 shares at a price of $1.46 per share, and one-year warrants to purchase 4,254,297 shares at a price of $1.59 per share.

Of the convertible notes approximately $7.6 million is secured by a subordinated lien on our assets, and all of these notes bear interest at 8%, are payable over two years beginning 90 to 180 days after closing in cash or, at our option, in our registered common stock at the lesser of $1.40 per share or 85% of the weighted average price of the stock on the OTCBB for the 15 day period prior to the payment due date.  The holders may at their election convert all or part of the notes into shares of common stock at the conversion rate of $1.32 per share. We have agreed to file a registration statement covering the resale of all shares of common stock that may be issuable upon payment or conversion of these notes, or exercise of the accompanying warrants.

We anticipate that we will continue to report net losses and experience negative cash flows from operations. We expect we will need to raise additional debt or equity capital to provide the funds necessary to repay or restructure our $5.1 million loan, meet our other current contractual obligations and continue our operations. We are actively seeking to raise this additional capital and believe such capital will be available to us. However, we may not be successful in obtaining further equity or debt financing for our business.

Capital Expenditure Commitments

We had outstanding commitments to purchase capital equipment of approximately $2.0 million at September 30, 2005.

Payments Due by Period

The following table illustrates our outstanding debt and the terms of that debt as of September 30, 2005:

Contractual Obligations	Total	Less than 1 Year	1-3 Years	3-5 Years
Convertible Notes	$1,427,925	$815,991	$611,934	$—
Loans Payable	7,240,444	7,240,444	—	—
Operating Leases	594,905	149,905	445,000	—
Long Term Liabilities	195,864	31,233	164,631	—
Purchase Obligations	—			—
Total	$9,459,138	$8,237,573	$1,221,565	$—

Critical Accounting Policies and Estimates

We have identified the policies and significant estimation processes below as critical to our business operations and the understanding of our results of operations. This listing is not intended to be a comprehensive list. In many cases, the accounting treatment of a particular transaction is specifically dictated by accounting principles generally accepted in the United States, with no need for management’s judgment in their application. In other cases, management is required to exercise judgment in the application of accounting principles with respect to particular transactions. The impact and any associated risks related to these policies on our business operations is discussed throughout “Management’s Discussion and Analysis of Financial Condition and Results of Operations” where such policies affect reported and expected financial results. For a detailed discussion on the application of these and other accounting policies, see Note B in the Notes to Consolidated Financial Statements for the year ended December 31, 2004, included in this Form S-1. Our preparation of our consolidated financial statements requires us to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of our consolidated financial statements, and the reported amounts of revenue and expenses during the reporting periods. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. There can be no assurance that actual results will not differ from those estimates and such differences could be significant.

Revenue recognition - Our revenue is primarily derived from fees charged to terminate voice services over our network, and from monthly recurring charges associated with Internet and from sales of hardware product.

Variable revenue is earned based on the number of minutes during a call and is recognized upon completion of a call. Revenue for each customer is calculated from information received through the Company’s network switches. The Company tracks the information received from the switch and analyzes the call detail records and applies the respective revenue rate for each call.

Fixed revenue is earned from monthly recurring services provided to customers that are fixed and recurring in nature, and are connected for a specified period of time. Revenue recognition commences after the provisioning, testing, and acceptance of the service by the customer. Revenues are recognized as the services are provided and continue until the expiration of the contract or until cancellation of the service by the customer.

Revenue from hardware product sales is recognized when persuasive evidence of an arrangement exists, delivery to the customer has occurred, the sales price is fixed and determinable, and collectibility of the related receivable is considered probable.

Accounts Receivable - Accounts receivable are stated at the amount management expects to collect from outstanding balances. Management provides for probable uncollectible amounts based on its assessment of the current status of the individual receivables and after using reasonable collection efforts. As of December 31, 2004 the balance of the allowance for uncollectible accounts amounted to $136,795. There was no allowance as of December 31, 2003.

Goodwill - In accordance with Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," the Company tests its goodwill and intangible assets for impairment at least annually by comparing the fair values of these assets to their carrying values, and the Company may be required to record impairment charges for these assets if in the future their carrying values exceed their fair values. Such accounting charges related to impairment would be reflected in the consolidated statement of operations as an operating expense.

Recently Issued Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123 (revised 2004) (“123R”), “Share-Based Payment”. Statement 123(R) will provide investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation cost relating to share based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. SFAS No. 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans. SFAS No. 123(R) replaces SFAS No. 123, “Accounting for Stock Based Compensation”, and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees”. SFAS No. 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that Statement permitted entities the option of continuing to apply the guidance in APB Opinion No. 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value based method been used. Public entities (other than those filing as small business issuers) will be required to apply SFAS No. 123(R) as of the first interim or annual reporting period that begins after June 15, 2005. We are in the process of evaluating whether the adoption of SFAS No. 123(R) will have a significant impact on our overall results of operations or financial position.

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs, an Amendment of ARB No. 43,” Chapter 4 (“SFAS No. 151”). The amendments made by SFAS No. 151 clarify that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges and require the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. SFAS No. 151 will become effective beginning in fiscal 2006. The adoption of this Statement will not have a significant impact on our financial condition or results of operations.

In December 2004, the FASB issued SFAS No. 152, Accounting for Real Estate Time-Sharing Transactions - an amendment to SFAS No. 66 and 67”. This Statement amends SFAS No. 66, “Accou8nting for Sales of Real Estate” to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in the Statement of Position (“SOP”) No. 04-02. This Statement also amends SFAS No. 67, “Accounting for Costs and Initial Rental Operations of Real Estate Projects” to state that the guidance for (a) incidental operations and (b) costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. The accounting for those operations and costs is subject to the guidance of SOP No. 04-02. This Statement is effective for financial statement s for fiscal years beginning after June 15, 2005 with earlier application encouraged. The adoption of SFAS No. 152 will not have a material impact on our overall results of operations or financial position.

In December 2004, the FASB issued SFAS No. 153, “Exchange of Nonmonetary Assets” an amendment of APB Opinion No. 29, “Accounting for Nonmonetary Transactions”. The amendments made by SFAS No. 153 are based on the principle that exchanges on monetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for nonmonetary exchanges of similar productive assets and replace it with a broker exception for exchanges of nonmonetary assets that do not have commercial substance. SFAS No. 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods after the date of issuance. The provisions of SFAS No. 153 shall be applied prospectively. We are in the process of evaluating whether the adoption of SFAS No. 153 will have significant impact on our overall results of operations or financial position.

In January 2003, the FASB issued FSAB Interpretation No. (“FIN”) 46, “Consolidation of Variable Interest Entities” (“FIN 46”). In December 2003, FIN 46 was replaced by FASB interpretation No. 46(R) “Consolidation of Variable Interest Entities”. FIN 46(R) clarifies the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46(R) requires an enterprise to consolidate a variable interest entity if that enterprise will absorb a majority of the entity’s expected losses, is entitled to receive a majority of the entity’s expected residual returns, or both. FIN 46(R) is effective for entities being evaluated under FIN 46(R) for consolidation no later than the end of the first reporting period that ends after March 15, 2004. We do not believe the adoption of FIN 46(R) will have a material impact on our financial position or results of operations, as we do consolidate our joint ventures as required by this FIN.

Inflation

We do not believe inflation has a significant effect on our operations at this time.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to certain market risks that are inherent in our financial instruments. These instruments arise from transactions in the normal course of business.

At September 30, 2005, our cash balances were held primarily in the form of checking accounts and overnight deposits in a major financial institution. Due to the short-term nature of these accounts we believe that we are not subject to any material interest or market risks on these balances.

Our debt is at fixed interest rates. Consequently we currently believe that our interest rate risk is low.

We do not conduct business in currencies other than the United States dollar.

MANAGEMENT

Directors, Prospective Directors, Executive Officers and Control Persons

The following table sets forth information concerning our executive officers and directors as of the periods set forth below:

Name	Age	Position with Company	Dates
B. Michael Adler	58	Chief Executive Officer and Chairman;	October 2005 to present
		Prospective Director
Hal H. Bibee, Sr.	53	President	November 2005 to present
Shawn M. Lewis	38	Chief Technology Officer	May 2005 to present
David W. Sasnett	49	Chief Financial Officer	October 2005 to present
Osvaldo Pitters	47	Senior Vice President -Finance;	May 2004 to present
		Former Chief Financial Officer
George Firestone	73	Director	November 2005 to present
Stuart Kosh	49	Director	February 2006 to present
Steven Ivester	41	Former Chairman and Director; Former Chief	March 2004 to present
		Executive Officer; Consultant
Nicholas A. Iannuzzi, Jr.	40	Prospective Director
Thomas Reeves	58	Prospective Director
Chris Rhoades	40	Prospective Director
John N. Spencer, Jr.	65	Prospective Director

B. Michael Adler became our Chief Executive Officer in October 2005. Mr. Adler is the founder of WQN, Inc., has been a member of its board of directors since its inception in 1996, and served as its Chief Executive Officer from 1996 to 2001. Mr. Adler is the Chief Executive Officer of Eagle Venture Capital, LLC, a Delaware limited liability company, formerly known as WorldQuest Networks, LLC, and a former Director of Intellicall, Inc., a publicly-traded manufacturer of pay phones and call processing equipment (New York Stock Exchange symbol “ICL”). Mr. Adler founded Intellicall in 1984 and served as Chairman or Vice Chairman of the Board from its inception until November 1993. From 1994 to July 1999, Mr. Adler was the Chairman of the Board of The Payphone Company Limited, a company that owns a wireless pay telephone network in Sri Lanka. Mr. Adler is a nominee for election to our Board at our upcoming shareholders meeting scheduled for March 2006.

Hal H. Bibee, Sr. is an entrepreneur and corporate financial consultant. He is a Certified Public Accountant (inactive), formerly with Ernst & Ernst. In 1984 he co-founded MetroTel, which at that time was the largest private pay telephone company in New York City, and served as its Chief Executive Officer through 1985. Mr. Bibee was a founding shareholder of the First Bank of East Tennessee and served on its Board of Directors from 1988 to 1997. As an entrepreneur in the telecommunications industry, Mr. Bibee has engineered, constructed and operated cable television systems throughout the Southeast. As a Board member, stockholder and consultant for Mega Force Staffing Services, Inc. from 1995-1997, Mr. Bibee was in charge of all mergers & acquisitions and investment banking activities. In 1998, he founded FiberLink, LLC, and in 2000, INTELLICAD, LLC. These firms provide consulting, engineering and construction services to the telecommunications industry. He is a General Partner in ASETZ, a diversified real estate investment and development company, and a General Partner in Parkway Properties, a self storage development and operating company. From 2004 to the present, he has served on the Board of Directors, and as the Audit Committee Chairman, of WQN, Inc., a publicly-held telecom company that offered voice over internet protocol services to domestic and international markets until it sold the assets for that business to our Company in October 2005.

Shawn M. Lewis oversees all of our technological and engineering activities. Mr. Lewis founded and was the President and CEO of Caerus, Inc. and its three subsidiaries, Volo Communications, Caerus Networks, Inc., and Caerus Billing & Mediation, Inc. from 2001 to 2005. We acquired Caerus, Inc. in May 2005 at which time Mr. Lewis became our Chief Technology Officer. Prior to Caerus Mr. Lewis co-founded XCOM Technologies, a competitive local exchange carrier, where he served in an executive capacity and led the development of patents for the first softswitch and SS7 Media Gateway. XCOM Technologies was sold to Level 3 in 1998. His next venture, set-top box vendor River Delta, was sold to Motorola. His most recent venture, Caerus, Inc. empowers carriers and service providers to begin selling advanced voice over internet protocol related services. In 2004, Mr. Lewis plead guilty to a felony drug possession offense and received probation.  Mr. Lewis is presently engaged in a Chapter 11 bankruptcy in Orlando, Florida.

David W. Sasnett has more than 25 years of experience in providing management, accounting and advisory services to a wide variety of companies, both public and private. Immediately prior to joining our company Mr. Sasnett was a consultant with Corevision Strategies, LLC, a financial and management services consulting firm. During 2004 Mr. Sasnett held the positions of Vice President of Finance and Controller of Mastec, Inc., a publicly-traded specialty contractor engaged in the design, construction, installation, maintenance and upgrade of infrastructures for companies and government entities operating in the telecommunication, broadband, energy services, traffic control and homeland security services industries. In 2003 Mr. Sasnett founded, and continues to be the President of, Secure Enterprises, LLC, a successful consumer product manufacturer and distributor and in 2002 he was an Executive Vice President with Platinum Products, Inc., a privately-held importer and distributor of consumer products. Mr. Sasnett was employed from 1994 to 2002 by Catalina Lighting, Inc., a global, publicly-traded manufacturer and distributor of residential lighting and other consumer products. From 1996 to 2002 he served as Catalina’s Chief Financial Officer. Mr. Sasnett’s prior experience also includes more than 12 years with the audit department of the international accounting and consulting firm of Deloitte & Touche, LLP.

Osvaldo Pitters has a successful track record and progressive working experience managing finance, administration, accounting and auditing functions in the US, England, UK and Latin America. Mr. Pitters worked 10 years with PriceWaterhouseCoopers in the Audit Department in Latin America and in England, UK. Mr. Pitters also worked 7 years with Pepsi Cola International in the Finance Area in several countries within the Latin American region. He also worked for two years as Deputy General Manager of Banco Republica in Lima, Peru. Before joining us, from January 2003 to April 2004, Mr. Pitters was the Controller of the Cima Telecom Group in Miami, Florida. He is a 1983 graduate of the Santiago University, Chile and a 1985 post graduate of the Cambridge University, UK. Mr. Pitters was our Chief Financial Officer until October 2005 and since that time has been our Senior Vice President of Finance.

George Firestone was elected Florida’s 20th Secretary of State in 1978 and was re-elected for two additional terms. Previously, he served as a member of the House of Representatives and as a member of the Florida Senate. During this legislative tenure, he was responsible for the passage of laws permitting international banking and foreign trade zones. Senator Firestone currently serves as the State of Florida’s “Special Envoy” to the Foreign Consular Corp of Florida. He has a long history of valued legislative service, including serving as a member of the Florida Cabinet, the State’s Chief Elections Officer, and Chief Cultural Officer.

For the past five years Senator Firestone has been the Chairman and CEO of Tecton International, Inc., a financial and operations management company specializing in the management and workout of non-performing businesses and distressed real estate. Senator Firestone is a vice president, general manager and stockholder of Gray Security Service, which provides security investigations of commercial and industrial matters. He serves on the board of Eastern National Bank of Miami. His long public service support includes serving as chairman of the City of Miami Economic Advisory Board; member of the Dade County Personnel Advisory Board; and receiver and trustee of the U.S. Bankruptcy Court. Senator Firestone is a licensed real estate broker and developer, and insurance broker specializing in the field of estate planning and business insurance for individuals and corporations.

Stuart Kosh moved to Florida in 1978 to join his father and brother at Kosh Ophthalmic, Inc., a wholesale optical laboratory with annual sales of $15 million, where he managed 100 employees. In 1998, the company was sold to Essilor of America, and Mr. Kosh maintains his position as General Manager. His leadership roles have included involvement with the Big Brothers Big Sisters Program of Broward County as a mentor to needy youth. For the past 15 years, Mr. Kosh has been involved with the National Multiple Sclerosis Society. He has served on their board and chairs their annual golf tournament which raises over $50,000. Presently he is serving on the Temple Dor Dorim Board of Directors. Mr. Kosh was appointed a Director of our company in February 2006.

Steven Ivester has been a successful technology inventor and entrepreneur since 1982. In 1985 he established a chain of automotive service centers, All State Auto Centers (Founder & President) and sold the business in 1991. He subsequently established, expanded and sold a chain of computer stores known as 21st Century Computers. In 1997, Mr. Ivester became President and Chief Executive Officer of Navigator, PC, which invented a series of rugged waterproof military grade navigational computer and display systems. From 2001 to 2004, he consulted for Voice over IP companies and was responsible for the specification and development of IP desktop telephone devices, Multimedia Terminal Adaptors, and portable WiFi phones in addition to sourcing, negotiation and quality assurance. In early 2004, Mr. Ivester founded VoIP, Inc. Mr. Ivester resigned as our Chief Executive Officer in October 2005 and resigned from his position on our board in December 2005. He presently serves as a consultant to the Company pursuant to a three year consulting agreement that began in October 2005.

The following individuals are nominees for election as a Director at our shareholders meeting to be held in March 2006:

Nicholas A. Iannuzzi, Jr., age 40, is a partner in the law firm of Rothenberg, Estner, Orsi, Arone and Grumbach, LLP of Wellesley, Massachusetts, where he has worked since 2002. From 1997-2002 Mr. Iannuzzi maintained his own law practice in Boston, Massachusetts. Mr. Iannuzzi specializes in the areas of corporate and contract law, civil litigation and real estate. He serves as general counsel to numerous corporations and has advised his clients on various business matters and transactions, including major acquisitions and sales of businesses. Mr. Iannuzzi is a graduate of Boston College and received his J.D. from the Suffolk University Law School.

Thomas Reeves, age 58, has a broad professional career that began with Shaklee Corporation, initially as Contract Manufacturing Manager and later as Director of Purchasing. In 1980 he accepted a Vice President position with Nutrition Pak Corporation. From 1984 to 1992 Mr. Reeves was President of Torick Inc. an electrical wire harness manufacturer. In 1992 he started Transportation Safety Technologies where he was President and Chief Executive Officer. From 2000 to present he has been President of TRJB Inc. a holding company for various companies in the hospitality industry. Mr. Reeves has been actively involved in supporting the American Cancer Society and is a committee member of the Cystic Fibrosis Foundation. He holds a BS in Business Administration from California State University.

Chris Rhoades, age 40, has three years management consulting experience and was employed for 11 years (from 1992 to 2003) by the investment banking firm of Merrill Lynch. Since 2004 he has been the Chief Executive Officer and owner of Rhoades Building Products, Inc. Over the last three years Mr. Rhoades has also focused on capital allocation and has invested in several companies in the voice over internet protocol marketplace and in commercial real estate developments.

Mr. Rhoades was involved in hundreds of debt and equity financings for both U.S. and European companies while working at Merrill Lynch’s New York and San Francisco offices. He served in a crucial advisory capacity to mutual and hedge funds, evaluating on their behalf the strategy, fundamentals, valuation, and capital structure of numerous companies.  Mr. Rhoades analyzed research specific to the telecom industry, and wrote research analysis in the mid-90's specific to the growth of the mobile telephone industry. In 2005 Mr. Rhoades was appointed by the Governor of Maine to a task force established to research economic stimulus ideas for the state.  Mr. Rhoades is a graduate of the University of California at Berkeley and went on to receive his MBA from Northwestern University's Kellogg Graduate School of Management.

John N. Spencer, Jr., age 65, served a broad range of clients for more than 38 years while at Ernst & Young. He began his Ernst & Young career in Boston in 1962 and worked in the Firm’s National office in New York assisting with the development of professional policies and in resolving client matters nationwide in the audit, accounting and SEC areas. Mr. Spencer served as the Managing Partner of E&Y’s Providence, Rhode Island office before transferring to Atlanta in 1981. Most recently he was the Market Segment Team Leader for Ernst & Young’s Life Sciences industry practice in the Southeast. He retired from Ernst & Young in 2000.

Mr. Spencer has significant expertise in coordinating services to publicly held companies, including involvement in more than 200 registration statements and over 25 initial public offerings. He provided audit and financial related services for over 100 merger and acquisition transactions and has significant experience with numerous Boards and Audit Committees. Active in Georgia’s technology community, he served as president and a director of the Business and Technology Alliance. He was a cofounder and is treasurer of the Atlanta Venture Forum, an association of venture capital investors in the Southeast, and he recently completed two years as the President of the Georgia Biomedical Partnership. Mr. Spencer is a member of the National Association of Corporate Directors, and he serves as a member of the Board of Directors of: A C Therapeutics, Inc.; GeneEx, Inc.; and OrthoHelix Surgical Designs, Inc. He also serves on the Board of Directors of Firstwave Technologies, Inc. (NASDAQ - FSTW) and is the Chair of its Audit Committee. In addition, Mr. Spencer is a Director of BioFlorida and of the Georgia Biomedical Partnership.

Board of Directors and Committee Meetings; Committees of the Board

During the fiscal year ended December 31, 2004 and through October 2005 Mr. Steven Ivester was the sole director of our Company, consequently, formal board and committee meetings were not held during that time. One formal meeting of the board of directors was held in December 2005. Senator George Firestone was appointed as a director of our Company in November 2005. Mr. Ivester resigned his position as a Director in December 2005 and Mr. Stuart Kosh was appointed to our Board in February 2006.

Because Mr. Ivester had been the only director of the Company, he performed the functions of the audit committee, Mr. Ivester was not an “audit committee financial expert,” as defined by the SEC. Upon elections of the nominees for director at our upcoming shareholders’ meeting in March 2006, the Company plans to establish an audit committee of independent directors. The audit committee will operate pursuant to a written charter.

During the fiscal years ended December 31, 2004 and 2005, the Company did not have a standing compensation or nominating committee. Upon election of the nominees for director, the Company plans to establish a compensation committee consisting of two or more independent directors. The compensation committee will operate pursuant to a written charter.

Executive Compensation

The following table sets forth information with respect to the compensation, for the last three fiscal years, of our Chief Executive Officer and each person who served as an executive officer of our Company for the last three fiscal years and whose total annual salary and bonus exceeded $100,000. In accordance with the rules of the SEC, the compensation set forth in the table below does not, unless otherwise noted, include medical, group life or other benefits that are available to all of our salaried employees, and perquisites and other personal benefits, securities or property that do not exceed the lesser of $50,000 or 10% of the total annual salary and bonuses for each of the individuals shown in the table.

Summary Compensation Table

	Annual Compensation			Long-Term Compensation
Name/Principal Position	Year	Salary	Bonus	Securities Underlying Options or Warrants	All Other Compensation
Steven Ivester (1)	2005	$231,722	$250,000	0	$33,563
Former Chief Executive Officer	2004	125,000	—	0	2,475
	2003	—	—	0	0

Bill Burbank (2)	2005	146,156	1,923	0	0
Former Chief Operating Officer	2004	2,116	—	0	0
	2003		—	0	0

Osvaldo Pitters	2005	100,000	1,923	0	0
Former Chief Financial Officer;	2004	50,000	—	0	0
Senior Vice President of Finance
	2003	—	—	0	0

B. Michael Adler	2005	48,739	2,769	0	0
Chairman; Chief Executive Officer	2004	—	—	0	0
	2003	—	—	0	0

(1)
Mr. Ivester resigned his position as CEO in October 2005 and his position as Director in December 2005. His 2005 salary as reflected above includes $88,462 that is accrued but unpaid as of February 10, 2006

(2)	Mr. Burbank resigned his position in January 2006.

Stock Options

	Stock Options		Number of Securities Underlaying Unexercised Options at December 31, 2005		Value of Unexercised In-the- Money Options at December 31, 2005
Name	Number of Shares Acquired or Exercised	Realized Value	Exercisable	Unexercisable	Exercisable	Unexercisable
B. Michael Adler			125,000	375,000	0	0

Bill Burbank			250,000	250,000	0	0

Osvaldo Pitters			250,000	250,000	$52,500	$52,500

Long-Term Incentive Plans

Estimated Future Payment under Non- Stock Price-Based Plans

	Number of Shares, Under or Other	Performance or Other Period Until Maturation or	Threshold	Target	Maximum
Name	Rights	Payout	($ or #)	($ or #)	($ or #)
(None)

Stock Option Plans

The Company's current Stock Option Plan (the "2004 Option Plan") provides for the grant to eligible employees and directors of options for the purchase of common stock. The 2004 Option Plan covers, in the aggregate, a maximum of 4,000,000 shares of common stock and provides for the granting of both incentive stock options (as defined in Section 422 of the Internal Revenue Code of 1986) and nonqualified stock options (options which do not meet the requirements of Section 422). Under the 2004 Option Plan, the exercise price may not be less than the fair market value of the Common Stock on the date of the grant of the option.

The Board of Directors administers and interprets the2004 Option Plan and is authorized to grant options there under to all eligible employees of the Company, including officers. The Board of Directors designates the optionees, the number of shares subject to the options and the terms and conditions of each option. Each option granted under the 2004 Option Plan must be exercised, if at all, during a period established in the grant which may not exceed 10 years from the later of the date of grant or the date first exercisable. An optionee may not transfer or assign any option granted and may not exercise any options after a specified period subsequent to the termination of the optionee's employment with the Company.

On December 7, 2005, our Board of Directors approved, subject to shareholder approval, the Company’s 2006 Equity Incentive Plan (the “2006 Plan”). The 2006 Plan provides that key employees, consultants and non-employee directors of the Company or an affiliate may be granted: (1) options to acquire shares of the Company’s common stock, (2) shares of restricted common stock, (3) stock appreciation rights, (4) performance-based awards, (5) “Dividend Equivalents”, and (6) other stock-based awards. We are seeking shareholder approval at our March 2006 shareholders’ meeting for the future issuance of options under the 2006 Plan to allow its participants to acquire up to 10,000,000 shares of our common stock.

  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Company was organized by Kevin Halter and members of his family in 1998, when they purchased 1,000,000 shares at its par value. Then in March 2004, the Company sold 12,500,000 shares of stock to Steven Ivester for par value ($12,500), plus his agreement to contribute two operating companies. Such companies were contributed in May 2004, effective April 15, 2004.

In October 2005, we purchased all of the assets of WQN, Inc. Mr. Adler was the Chief Executive Officer of WQN, Inc. and owns approximately 39% of WQN’s outstanding common stock. In connection with the transaction, our Company, through an acquisition subsidiary, purchased the assets for a purchase price consisting of (1) a convertible promissory note, in the principal amount of $3,700,000 (the “Note”), (2) 1,250,000 shares of restricted common stock and (3) a warrant to purchase 5,000,000 shares of common stock. The aggregate outstanding principal amount of the Note, together with interest, is convertible into either shares of preferred stock or shares of common stock. The Note, in the principal amount of $3,700,000, will accrue interest at the rate of 6% per annum. In addition, we issued WQN, Inc. an additional 500,000 shares of restricted common stock relating to the difference between the amount of accounts receivable and the accounts payable transferred in the transaction.

At December 31, 2004 we owed a shareholder $560,000 under a note payable bearing interest at 3.75% and maturing December 31, 2005. The Company owed Steven Ivester $1,000,000 as of December 31, 2005 under a note payable bearing interest at 3.75% and maturing December 31, 2005. The loan to Mr. Ivester was repaid by the Company in January 2006.

We entered into a consulting agreement with Mr. Ivester on October 18, 2005. Pursuant to the consulting agreement, Mr. Ivester will provide general business strategy, financing and product development advice. Mr. Ivester will receive $200,000 per year for his services under the consulting agreement, as well as a $2,500 per month vehicle allowance. Mr. Ivester will be eligible to receive bonuses, as determined by the Board of Directors. Mr. Ivester will be eligible for participation in the Company’s 2006 Stock Option Plan, as determined by the Board of Directors. Mr. Ivester is entitled to severance payments under the consulting agreement if the consulting agreement is terminated under certain circumstances.

Promoters

On February 27, 2004, the Company issued and sold 12,500,000 shares of common stock to Steven Ivester in exchange for cash of $12,500 and his agreement to contribute the intellectual property rights and related assets of two start-up companies formed to engage in the telecommunications industry. The shares issued represented approximately 88% of the shares outstanding after the exchange, as a result of which Mr. Ivester became the controlling shareholder of the Company.

On May 25, 2004 (but effective for all purposes as of April 15, 2004), the Company completed the acquisition of two Florida-based subsidiaries, eGlobalphone, Inc. and VoIP Solutions, Inc., both Florida Corporations.

On August 4, 2004, the Company issued warrants to purchase 2,200,000 shares of common stock for an exercise price of $1.00 per share to each of John Todd and Clive Raines. Mr. Todd's warrants were exchanged for 750,000 shares in a net cashless exercise in February 2005.

Messrs. Ivester, Todd and Raines may be considered to be “promoters” of the Company.

DESCRIPTION OF SECURITIES

General

The following summary is qualified in its entirety by reference to the Company's Articles of Incorporation and its By-Laws. The Company's authorized capital stock consists of 100,000,000 shares of common stock, $.001 par value per share. As discussed below, we are proposing to amend and restate our Articles of Incorporation at our upcoming March 2006 shareholders’ meeting to increase the number of authorized shares of common stock and to authorize the issuance of preferred stock.

Common Stock

As of February 3, 2006, 67,432,891common shares of the Company's common stock are held of record by approximately 489 persons. Each share of common stock entitles the holder of record thereof to cast one vote on all matters acted upon at the Company's shareholder meetings. Directors are elected by a plurality vote. Because holders of common stock do not have the cumulative voting rights, holders or a single holder of more than 50% of the outstanding shares of common stock present and voting at an annual meeting at which a quorum is present can elect all of the Company's directors. Holders of common stock have no preemptive rights and have no right to convert their common stock into any other securities. All of the outstanding shares of common stock are fully paid and non-assessable.

Holders of common stock are entitled to receive ratably such dividends, if any as may be declared from time to time by the Board of Directors in its sole discretion from funds legally available therefore. In the event the Company is liquidated, dissolved or wound up, holders of common stock are entitled to share ratably in the assets remaining after liabilities and all accrued and unpaid cash dividends are paid.

On December 7, 2005, our board of directors unanimously approved and recommended for adoption by the shareholders at our upcoming shareholders’ meeting in March, 2006 the Amended and Restated Articles of Incorporation (the “Amended and Restated Articles”). The Amended and Restated Articles would provide for the issuance of 250,000,000 shares of common stock and would authorize 25,000,000 shares of preferred stock. The board of directors would have the authority to issue classes or series of preferred stock in the future having such designations, rights, preferences and relative participating, option or other special rights of the shares of each such class or series, including such things as voting rights, dividend rights, conversion rights, redemption rights, and other restrictions and features.

Transfer Agent

The Company's transfer agent is Securities Transfer Corporation, Frisco, Texas.

PRINCIPAL SHAREHOLDERS

The following table sets forth information as of February 3, 2006, except as otherwise noted, with respect to the beneficial ownership of our common stock:

•  each person known by the Company to own beneficially more than five percent of our outstanding common stock;

•  each director and prospective director of the Company;

•  the Company’s Chief Executive Officer and each person who serves as an executive officer of the Company; and

•  all executive officers and directors of the Company as a group.

The number of shares beneficially owned by each stockholder is determined under rules promulgated by the SEC. The information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and any shares as to which the individual has the right to acquire beneficial ownership within 60 days, except as otherwise noted, through the exercise or conversion of any stock option, warrant, preferred stock or other right. The inclusion in the following table of those shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of those shares. Unless otherwise indicated, to our knowledge based upon information produced by the persons and entities named in the table, each person or entity named in the table has sole voting power and investment power, or shares voting and/or investment power with his or her spouse, with respect to all shares of capital stock listed as owned by that person or entity.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned	Ownership of Common Stock (11)

YTMJ, LLC 5600 PGA Boulevard, Suite 204 Palm Beach Gardens, FL 33412	5,950,615	8.8%
WQN, Inc. (1) 14911 Quorum Drive, Suite 140 Dallas, Texas 75240	10,236,995	14.4%
Steven Ivester	6,025,000	8.9%
Shawn M. Lewis	5,446,231	8.1%
B. Michael Adler (2)	1,125,000	1.7%
Hal Bibee, Sr (3)	1,687,500	2.5%
David W. Sasnett (4)	450,000	*
Osvaldo Pitters (5)	350,000	*
George Firestone (6)	16,666	*
Nicholas A. Iannuzzi, Jr.	75,000	*
Stuart Kosh (7)	1,284,477	1.9%
Chris Rhoades (8)	1,042,500	1.6%
Thomas Reeves (9)	585,000	0.9%
John N. Spencer, Jr.	--	--

All directors and executive officers as a group (7 persons) (10)	10,359,874	14.8%

* Less than one percent.
(1)	Consists of 6,746,429 shares of Common Stock and 3,490,566 shares issuable upon conversion of a Convertible Promissory Note.
(2)	Consists of (a) 500,000 shares of common stock; (b) currently exercisable options to purchase 125,000 shares of common stock; and (c) warrants to purchase 500,000 shares of common stock.
(3)	Consists of (a) 375,000 shares of common stock; (b) currently exercisable options to purchase 125,000 shares of common stock; and (c) warrants to purchase 1,187,500 shares of common stock.
(4)	Consists of currently exercisable options to purchase 75,000 shares of common stock, and warrants to purchase 375,000 shares of common stock.
(5)	Consists of currently exercisable options to purchase 250,000 shares of common stock and 100,000 shares owned by Mr. Pitters’ spouse.
(6)	Consists of 8,333 shares of common stock and currently exercisable options to purchase 8,333 shares of common stock..
(7)	Consists of 778,227 shares of common stock and warrants to purchase 506,250 shares of common stock.
(8)	Consists of 730,000 shares of common stock and warrants to purchase 312,500 shares of common stock.
(9)	Consists of 438,500 shares of common stock and warrants to purchase 146,500 shares of common stock
(10)
Represents the combined beneficial ownership of the executives and the Company’s two directors as of February 2, 2006 which consist of Messrs. Adler, Bibee, Lewis, Sasnett, Pitters, Firestone and Kosh.

(11)	Based upon 67,432,891 shares of common stock issued and outstanding as of February 2, 2006.

LEGAL MATTERS

Legal matters in connection with the common stock being offered hereby will be passed upon for the Company and selling shareholders by Andrews Kurth LLP, Dallas, Texas.

EXPERTS

Our financial statements as of December 31, 2004, in this Prospectus, have been audited by the firm of Berkovits, Lago & Company, LLP , independent registered certified public accountants, as set forth in their report herein included, and have been so included in reliance upon such report being given upon their authority as experts in accounting and auditing. Our financial statements and the financial statements for our subsidiary, Caerus, Inc. as of December 31, 2003 and 2002, in this Prospectus have been audited by the firm of Tschopp, Whitcomb & Orr, P.A. and Moore Stephens Lovace, P.A., respectively, independent registered certified public accountants, as set forth in their report herein included, and have been so included in reliance upon such report being given upon their authority as experts in accounting and auditing.

AVAILABLE INFORMATION

We have filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1, together with all amendments, schedules and exhibits thereto, pursuant to the Securities Act with respect to the securities offered by this prospectus. This prospectus does not contain all information set forth in the registration statement and the exhibits. The statements contained in this prospectus as to the contents of any contract or other document identified as exhibits in this prospectus are materially complete, but in each instance, reference is made to a copy of such contract or document filed as an exhibit to the Registration Statement. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and exhibits which may be inspected without charge at the Commission's principal office 100 F Street, NE, Washington, D. C. 20549.

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith will file reports, proxy statements and other information with the Commission Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at 100 First Street, NE, Washington, D. C. 20549. Copies of such material may also be obtained from the Public Reference Section of the Commission at prescribed rates. Our Registration Statement on Form S-1, as well as any reports to be filed under the Exchange Act can also be obtained electronically after we have filed such documents with the Commission through a variety of databases, including among others, the Commission's Electronic Data Gathering, Analysis and Retrieval ("EDGAR") program, Knight-Ridder Information, Inc., Federal Filings/Dow Jones and Lexis/Nexis. Additionally, the Commission maintains a Website (http://www sec.gov) that contains such information regarding the Company.

We intend to furnish our shareholders with annual reports containing audited financial statements and such other reports as we deem appropriate or as may be required by law.

Requests for information may be directed to Osvaldo Pitters, Senior Vice President of Finance, c/o the Company at 12330 S.W. 53rd Street, Suite 712, Fort Lauderdale, Florida 33330, telephone (954) 434-2000.

INDEX TO FINANCIAL STATEMENTS

VoIP, Inc. Financial Statements	Page

Reports of Independent Certified Public Accountants	F-1-2

Consolidated Balance Sheets as of December 31, 2004 and 2003	F-3

Consolidated Statements of Operations for Years Ended December 31, 2004, 2003 and 2002	F-4

Consolidated Statement of Changes in Shareholders Equity for Years Ended December 31, 2004, 2003 and 2002	F-5

Consolidated Statements of Cash Flows for Years Ended December 31, 2004, 2003 and 2002	F-6

Notes to Consolidated Financial Statements	F-7

Consolidated Balance Sheets as of September 30, 2005 and 2004	F-14

Consolidated Statements of Operations for Nine Months Ended September 30, 2005 and 2004	F-15

Consolidated Statements of Cash Flows for Nine Months Ended September 30, 2005 and 2004	F-16

Notes to Financial Statements for Nine Months Ended September 30, 2005 and 2004	F-17

Proforma Condensed Combined Financial Statements	Page

Proforma Condensed Combined Statement of Operations for Nine Months Ended September 30, 2005 - Unaudited	F-23

Proforma Condensed Combined Statement of Operations for Year Ended December 31, 2004 - Unaudited	F-24

Proforma Condensed Combined Statement of Operations for Nine Months Ended September 30, 2004 - Unaudited	F-25

Notes to Unaudited Pro Forma Condensed Combined Financial Statements	F-26

Caerus, Inc. Financial Statements	Page

Report of Independent Certified Public Accountants	F-27

Consolidated Balance Sheets as of December 31, 2004 and 2003	F-28

Consolidated Statements of Operations for Year Ended December 31, 2004 and Period May 15, 2002 (Date of Inception) through December 31, 2003	F-29

Consolidated Statements fo Changes in Stockholders' Equity (Deficit) for Year Ended December 31, 2004 and Period May 15, 2002 (Date of Inception) through December 31, 2003	F-30

Consolidated Statements of Cash Flows for Year Ended December 31, 2004 and Period May 15, 2002 (Date of Inception) through December 31, 2003	F-31

Notes to Consolidated Financial Statements	F-32

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
VoIP, Inc. and Subsidiaries
Fort Lauderdale, Florida

We have audited the accompanying consolidated balance sheet of VoIP, Inc. and Subsidiaries ("the Company") as of December 31, 2004, and the related consolidated statements of operations, shareholders' equity, and cash flows for the year ended December 31, 2004. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we do not express such an opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above presents fairly, in all material respects, the consolidated financial position of VoIP, Inc. and its subsidiaries, as of December 31, 2004, and the results of operations and cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Berkovits, Lago & Company, LLP

Fort Lauderdale, Florida March 16, 2005, except for Notes H, K and N as to which the date is November 23, 2005

TSCHOPP, WHITCOMB & ORR, P.A.
2600 Maitland Center Parkway, Suite 330
Maitland, Florida 32751

Report of Independent Certified Public Accountants

Board of Directors and Stockholder
Millennia Tea Masters, Inc.

We have audited the accompanying balance sheet of Millenia Tea Masters, Inc. as of December 31, 2003 and 2002 and the related statements of operations, changes in shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above, present fairly, in all material respects, the financial position of Millennia Tea Masters, Inc. as of December 31, 2003, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has experienced limited sales and incurred cumulative operating losses since its inception through December 31, 2003. The Company has been dependent upon the proceeds from the sales of common stock and advances from related parties to provide working capital. This situation raises a substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Tschopp, Whitcomb & Orr, P.A.

January 30, 2004 Maitland, Florida

VoIP Inc.
Consolidated Balance Sheets
December 31, 2004 and 2003

	Dec. 31, 2004	Dec. 31, 2003

ASSETS

Current Assets:
Cash and cash equivalents	$1,141,205	$—
Accounts receivable, net of allowance of $136,795	818,071	—
Due from related parties	245,402	—
Inventory	187,451	—
Assets from discontinued operations	412,419	259,459
Other current assets	43,702	—
Total Current Assets	2,848,250	259,459

Property and equipment, net	419,868	—
Intangibles	6,923,854	—
Other assets	23,580	—

TOTAL ASSETS	$10,215,552	$259,459

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$1,224,974	$—
Bank loans and note payable	760,000	—
Liabilities from discontinued operations	—	151,167
Other current liabilities	123,140	—
Total Liabilities	2,108,114	151,167

Shareholders' equity:

Common stock - $0.001 par value 100,000,000 shares authorized 24,258,982 and 1,730,939 issued and outstanding, respectively	24,259	1,731
Additional paid-in capital	14,107,328	731,208
Accumulated deficit	(6,024,149)	(624,647)
Total shareholders' equity	8,107,438	108,292

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$10,215,552	$259,459

The accompanying notes are an integral part of these financial statements.

VoIP Inc.
Consolidated Statements of Operations
Years Ended December 31, 2004, 2003, and 2002

	2004	2003	2002
Revenues	$2,619,393	$8,678	$—

Cost of Sales	1,870,269	11,213	—

Gross Profit	749,124	(2,535)	—

Operating expenses
Compensation and related expenses	4,106,059	—	—
General and administrative expenses	2,187,878	98,899	—

Loss from continuing operations before income taxes and discontinued operations	(5,544,813)	(101,434)	—

Provision for income taxes	—	—	—

Net loss before discontinued operations	(5,544,813)	(101,434)	—

Income (Loss) from discontinued operations, net of income taxes	145,311	(251,534)	(61,926)

Net Loss	$(5,399,502)	$(352,968)	$(61,926)

Basic and diluted loss per share:

Loss before discontinued operations	$(0.38)	$(0.06)	$—

Income (loss) from discontinued operations, net of income taxes	$0.01	$(0.15)	$(0.04)

Total	$(0.37)	$(0.20)	$(0.04)

Weighted average number of shares outstanding	14,597,312	1,730,939	1,730,939

The accompanying notes are an integral part of these financial statements.

VoIP, Inc.
Consolidated Statements of Changes in Shareholders' Equity
Years Ended December 31, 2004 and 2003 and 2002

	Common Stock Shares	Common Stock Amount	Additional Paid- in Capital	Accumulated Deficit	Total

Balance as of December 31, 2001	1,730,939	$1,731	$731,208	$(209,753)	$523,186

Loss for the for the year	—	—	—	(61,926)	(61,926)

Balance as of December 31, 2002	1,730,939	$1,731	$731,208	$(271,679)	$461,260

Loss for the for the year	—	—	—	(352,968)	(352,968)

Balance as of December 31, 2003	1,730,939	1,731	731,208	(624,647)	108,292

Common stock issued	12,500,000	12,500	—	—	12,500

Common Stock issued for services received	568,235	568	342,432	—	343,000

Common stock issued to investors for cash received	5,520,566	5,521	3,610,598	—	3,616,119

Common stock issued for services	339,242	339	150,827	—	151,166

Common Stock issued for acquisition of DTNet Tech.	2,500,000	2,500	4,747,500	—	4,750,000

Common Stock issued for acquisition of VoipAmericas	1,000,000	1,000	1,099,000	—	1,100,000

Warrants and options issued to employees	—	—	3,320,763	—	3,320,763

Warrants issued for intellectual property	100,000	100	105,000	—	105,100

Loss for the year	—	—	—	(5,399,502)	(5,399,502)

Balance as of December 31, 2004	24,258,982	$24,259	$14,107,328	$(6,024,149)	$8,107,438

VoIP Inc.
Consolidated Statements of Cash Flows
Years ended December 31, 2004, 2003 and 2002

	Year ended December 31, 2004	Year ended December 31, 2003	Year ended December 31, 2002

Cash flows from operating activities:
Continuing operations:
Net loss	$(5,544,813)	$—	$—
Adjustments to reconcile net loss to net cash used in operating activities	—	—	—
Depreciation	82,832	—	—
Provision for bad debt	136,795	—	—
Common shares issued for services	494,166	—	—
Warrants issued to employees	3,320,763	—	—
Shares issued for intellectual property	105,000	—	—

Changes in operating assets and liabilities net of assets and liabilities acquired:
Accounts receivable	(555,007)	—	—
Due from related parties	(245,402)	—	—
Inventory	144,913	—	—
Other current assets	8,531	—	—
Accounts payable	(296,305)	—	—
Other current liabilities	(315,587)	—	—
Net cash used in continuing operating activities	(2,664,114)	—	—
Discontinued operations:
Income (loss) from discontinued operations	145,311	(352,968)	(61,926)
Changes in assets, liabilities, and net results	(408,000)	274,262	(13,570)
Net cash used in discontinued operating activities	(262,689)	(78,706)	(75,496)

Net used in operating activities	(2,926,803)	(78,706)	(75,496)
Cash flows from investing activities
Continuing operations:
Cash from acquisitions	104,872	—	—
Purchase of property and equipment	(157,881)	—	—
Cash for intellectual property	(50,000)	—	—
Purchase of other assets	(21,100)	—	—
Net cash used in continuing investing activities	(124,109)	—	—
Discontinued operations:
Cash from affiliates	—	82,196	73,849
Net cash provided by discontinued investing activities	—	82,196	73,849
Net cash provided by (used in) investing activities	(124,109)	82,196	73,849
Cash flows from financing activities:
Proceeds from issuance of notes payable	560,000	—	—
Proceeds from sales of common stock	3,628,618	—	—
Net cash provided by investing activities	4,188,618	—	—

Net increase in cash	1,137,706	3,490	(1,647)

Cash at beginning of year	3,499	9	1,656

Cash at end of year	$1,141,205	$3,499	$9

Non-cash investing and financing activities:
Common stock issued for services	$494,166	$—	$—
Warrants issued to employees	$3,320,763	$—	$—
Shares issued for intellectual property	$105,000	$—	$—

The accompanying notes are an integral part of these financial statements.

VoIP, Inc.
Notes to Financial Statements

NOTE A - ORGANIZATION AND DESCRIPTION OF BUSINESS

The Company was incorporated on August 3, 1998 under its original name of Millennia Tea Masters, Inc. under the laws of the State of Texas. The Company began operations in October 1998 with its initial order of imported teas from Sri Lanka. On February 27, 2004 the Company entered into a stock purchase agreement that provided for the sale of 12,500,000 shares of its common stock in exchange for $12,500 and a commitment by the purchaser to contribute the assets of two start-up companies in the telecommunications business, eGlobalphone, Inc. and VoIP Solutions, Inc. into the Company.

On April 13, 2004 the Company changed its name to VoIP, Inc. and began to develop and manufacture internet protocol telephony customer premise equipment, provide voice over the internet subscriber based telephony services and long range WiFi technology solutions, for residential and enterprise customers, including multimedia applications.

During December 2004 the Company decided to exit the tea import business in order to focus its efforts and resources in the "Voice over Internet Protocol" (VOIP) telecommunications industry. In connection with the decision the Company sold its imported tea inventory and began to wind down its tea import operations. The assets, liabilities, and results of operations of the imported tea business have been classified as discontinued operations on the accompanying consolidated financial statements.

The Company offers VOIP-based solutions offering residential and business customers more user friendly and affordable ways to communicate. VoIP, Inc. also manufactures products and provides services to Internet Service Providers, Telecommunication Service Providers and Cable Operators in strategic countries around the world. VoIP, Inc., through its subsidiaries, provides a comprehensive portfolio of IP multimedia-based solutions ranging from subscriber based voice services, to infrastructure design and deployment, and broadband customer premise equipment design and implementation services.

The Company's operations consist of one segment.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, eGlobalphone, Inc., VoIP Solutions, Inc., DTNet Technologies, Inc., and VoIP Americas, Inc. from their respective dates of acquisition. All significant inter-company balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities; disclosure of contingent assets and liabilities at the date of the financial statements; and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

Cash and cash equivalents

For purposes of reporting cash flows, the Company considers all cash on hand, in banks, including amounts in book overdraft positions, certificates of deposit and other highly liquid debt instruments with a maturity of three months or less at the date of purchase to be cash and cash equivalents. Cash overdraft positions may occur from time to time due to the timing of making bank deposits and releasing checks, in accordance with the Company's cash management policies.

Accounts Receivable

Accounts receivable are stated at the amount management expects to collect from outstanding balances. Management provides for probable uncollectible amounts using the reserve method based on its assessment of the current status of the individual receivables and after using reasonable collection efforts. As of December 31, 2004 the balance of the allowance for uncollectible accounts amounted to $136,795. There was no allowance as of December 31, 2003.

Inventory

Inventory consists of finished goods and is valued at the lower of cost or market using the first-in, first-out method.

Advertising expenses

Advertising and marketing expenses are charged to operations as incurred.

Income Taxes

The Company and its subsidiaries file consolidated federal and state income tax returns. The Company has adopted Statement of Financial Accounting Standards No. 109 in the accompanying consolidated financial statements. The only temporary differences included therein are attributable to differing methods of reflecting depreciation for financial statement and income tax purposes.

Earnings (loss) per share

Basic earnings (loss) per share is computed by dividing the net income (loss) for the year by the weighted-average number of shares of common stock outstanding. The calculation of fully diluted earnings (loss) per share assumes the dilutive effect of the exercise of outstanding options and warrants at either the beginning of the respective period presented or the date of issuance, whichever is later. Common stock equivalents represent the dilutive effect of the assumed exercise of the outstanding stock options and warrants, using the treasury stock method.

Fair Value of Financial Instruments

The carrying amount of cash, accounts receivable, accounts payable and notes payable, as applicable, approximates fair value due to the short term nature of these items and/or the current interest rates payable in relation to current market conditions.

Revenue Recognition

Revenues are derived from fees charged to terminate calls on the Company’s network, from monthly recurring charges associated with internet services, and from sales of hardware product.

Variable revenue is earned based on the number of minutes during a call and is recognized upon completion of a call. Revenue for each customer is calculated from information received through the Company’s network switches. The Company tracks the information received from the switch and analyzes the call detail records and applies the respective revenue rate for each call.

Fixed revenue is earned from monthly recurring services provided to customers that are fixed and recurring in nature, and are connected for a specified period of time. Revenue recognition commences after the provisioning, testing, and acceptance of the service by the customer. Revenues are recognized as the services are provided and continue until the expiration of the contract or until cancellation of the service by the customer.

Revenue from hardware product sales is recognized when persuasive evidence of an arrangement exists, delivery to the customer has occurred, the sales price is fixed and determinable, and collectibility of the related receivable is considered probable.

Property, plant, and equipment

Property, plant, and equipment are stated at cost. Depreciation is provided over the estimated useful lives of the related assets using the straight line method. The useful life of assets ranges from three to five years. The leasehold improvements are amortized over the life of the related lease.

Business combinations

The Company accounts for business combinations in accordance with Statement of Financial Accounting Standard No. 141, “Business Combinations” (SFAS No. 141). SFAS No. 141 requires that the purchase method of accounting be used for all business combinations. SFAS No. 141 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually by comparing carrying value to the respective fair value in accordance with the provisions of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (SFAS No. 142). This pronouncement also requires that the intangible assets with estimated useful lives be amortized over their respective estimated useful lives.

Impairment of long-lived assets

VoIP, Inc. reviews the recoverability of its long-lived assets, such as plant, equipment and intangibles when events or changes in circumstances occur that indicate that the carrying value of the asset group may not be recoverable. The assessment of possible impairment is based on the Company's ability to recover the carrying value of the asset or asset group from the expected future pre-tax cash flows (undiscounted and without interest charges) of the related operations. If these cash flows are less than the carrying value of such asset, an impairment loss is recognized for the difference between estimated fair value and carrying value. The measurement of impairment requires management to estimate future cash flows and the fair value of long-lived assets.

Recent accounting pronouncements

In November 2004, FASB issued Statement No. 151, "Inventory Costs - an amendment of ARB No. 43, Chapter 4." Statement No. 151 requires that abnormal amounts of costs, including idle facility expense, freight, handling costs and spoilage, should be recognized as current period charges. The provisions of this Statement are effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company does not expect the adoption of this Statement to have a material impact on its financial statements.

In December 2004, FASB issued Statement No. 153, "Exchanges of Nonmonetary Assets - an amendment of Accounting Principles Board ("APB") Opinion No. 29." Statement No. 153 amends APB Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have a commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of this Statement are effective for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005. The Company does not expect the adoption of this Statement to have a material impact on its financial statements.

In December 2004, FASB issued Statement No. 123R, "Share-Based Payment." Statement No. 123R revises Statement No. 123, supersedes APB Opinion No. 25 and amends Statement No. 95. Statement No. 123R requires the cost of employee services received in exchange for an award of equity instruments be recognized over the period during which an employee is required to provide service in exchange for the award. The provisions of this Statement are effective for public entities that do not file as small business issuers as of the beginning of the first interim period or annual reporting period that begins after June 15, 2005. The Company does not expect the adoption of this Statement to have a material impact on its financial statements.

Stock Based Compensation

The Company applies the fair value method of Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" ("SFAS No. 123") in accounting for its stock options. This standard states that compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. The fair value for each option granted is estimated on the date of the grant using the Black-Scholes option pricing model. The fair value of all vested options granted has been charged to salaries, wages, and benefits in accordance with SFAS No. 123.

NOTE C - PROPERTY AND EQUIPMENT, NET

As of December 31, 2004 property and equipment consists of the following:

Office Equipment	$519,810
Furniture & Fixtures	56748
Vehicles	4769
Leasehold Improvements	4562
Total	$585,889
Less accumulated depreciation	(166,021)
Total	$419,868

NOTE D - INTANGIBLES

As of December 31, 2004 intangibles consist of the following:

Goodwill-acquisition of DTNet Technologies, Inc.	$5,210,553
Goodwill-acquisition of Voipamericas, Inc.	1,408,301
Intellectual property	305,000
Total	$6,923,854

The goodwill on the acquisition of DTNet Technologies, Inc. (DTNet) represents the fair market value of DTNet liabilities as of the date of the acquisition plus $4,750,000 which represents the market value of 2,500,000 shares of Company stock issued pursuant to its acquisition.

The goodwill on the acquisition of Voipamericas represents the fair market value of Voipamericas liabilities as of the date of the acquisition plus $1,100,000 which represents the market value of 1,000,000 shares of the Company's stock pursuant to this acquisition.

Intellectual property is carried at cost which is comprised of $50,000 paid in cash in 2004, $150,000 due in the first quarter of 2005, and the value assigned to 100,000 Company common shares and 400,000 warrants issued pursuant to this transaction. The valuation of the shares was $1.05 while the value was $105,000. The value of the warrants was determined using the Black-Scholes model calculated as of October 14, 2004. As these warrants were not "in the money", these warrants have been assigned a value of zero. This model uses the annualized deviation calculation and utilizes industry averages as a comparison for adequate statistical results in the valuation. This is a standard financial model that considers the statistical annual volatility of the market changes in a stock price. (See Note H)

Intellectual property consists of the following:

a) all rights of the Company of Record in the telephone numbers 1(800)TALKTIME, 1(888)TALKTIME, AND 1(877)TALKTIME.COM

b) all rights to the URL's (domain names) 800TALKTIME.COM, 1800TALKTIME.COM, and 1-800-TALKTIME.COM

c) all rights to U.S. Trademark Registration No. 2,209,316 directed to the mark 1-800-TALKTIME and the goodwill associated therewith.

NOTE E - ACCOUNTS PAYABLES AND ACCRUED EXPENSES

As of December 31, 2004 Accounts Payables and accrued expenses consist of the following:

Account Payables Trade	$988,815
Accrued Expenses	233,711
Other	2,448
Total	$1,224,974

NOTE F - BANK LOANS AND NOTE PAYABLE

As of December 31, 2004 bank loans and note payable consists of the following:

Bank Loan:
Revolving Line of Credit	$187,000
Promissory Note	13,000
Sub-total	$200,000
Note Payable	560,000
Total	$760,000

a) The revolving line of credit with the Bank of Tampa is interest only payable at prime plus 1.0% monthly. The promissory note is payable in monthly installments of approximately $6,200 including interest at a rate of 7.5%. The loans are collateralized by receivables, inventory and equipment. Both balances were fully paid in January 2005.

b) In December 2004 the Company issued a note payable to a shareholder in the amount of $560,000 at an interest rate of 3.75% with a maturity date of December 2005. As mentioned in Note K on January 6, 2005, the Company issued another note payable amounting to $1,040,000 to the same shareholder under the same terms and conditions as the previous one.

NOTE G - ACQUISITIONS

On May 25, 2004 (but effective for all purposes as of April 15, 2004), the Company completed the acquisition of two Florida-based entities, (eGlobalphone, Inc. and VoIP Solutions, Inc.). Contribution of these start-up companies was the basis for the original decision to issue a controlling block of shares of common stock to Mr. Ivester. eGlobalphone, Inc. and VoIP Solutions Inc. are both Florida corporations.

In June 2004, the Company acquired DTNet Technologies, Inc. a Florida Corporation. The acquisition was financed through the issuance of 2,500,000 shares of the Company's common stock with a value of $4,750,000 in exchange for all issued and outstanding shares of DTNet common stock.

In September 2004, VoIP Inc. closed the acquisition of VoIP Americas, a Florida corporation. The acquisition was financed through the issuance of 1,000,000 shares of the Company's restricted common stock with the value of $1,100,000 in exchange for all issues and outstanding shares of VoIP Americas.

NOTE H - WARRANTS

On August 4th, 2004, the Company issued 4,400,000 warrants to two executives to acquire 2,200,000 Company common shares at $1.00 each. The compensation expenses of $2,217,600, is in the accompanying Consolidated Statement of Operations.

A summary of the Company's warrants as of December, 31 2004 is presented below:

	Warrants	Weighted average exercise price

Warrants outstanding at beginning or year	—	$—
Granted to two company officers	4,400,000	$1.00
Granted to a third party	2,400,000	$2.58
Expired	—	$—
Exercised	—	$—
Warrants outstanding at end of year	6,800,000	$1.59

The value of warrants issued to the Company officers and the value of the 400,000 warrants granted to the third party was estimated using the Black-Scholes option pricing model with the following assumptions; risk free rate 3.35%, no dividend yield, expected life of five years and volatility of 175% and 152%, respectively.

NOTE I - COMMITMENTS

The Company is obligated under non-cancelable operating leases for its office facilities and two apartments used by its employees. Future minimum lease payments under the Company's non-cancelable operating leases as of December 31, 2004 are as follows:

Year ending Dec 31
2005	$52,772
2006	15,155
Total	$67,927

NOTE J - RELATED PARTY TRANSACTIONS

As of December 31, 2004 the due from related party consists in the following:

DTNet, Inc. (*)	$134,317
DTNet International (*)	119,974
Mozart Communication	21,794
Com Laser	5,850
Due to related parties	(36,533)
Total	$245,402

* The above entities are related to a shareholder of the Company. These advances are unsecured, due upon demand and are non-interest bearing.

NOTE K - INCOME TAXES

The components of the Company's consolidated income tax provision are as follows:

	Year ended December 31,
	2004	2003

Current Benefits	$(1,836,000)	$(119,000)
Valuation allowance	1,836,000	119,000
Total	$—	$—

	2004	2003
Long-term deferred tax assets arising from
net operating loss carry forward	$(1,956,000)	$(119,000)
Valuation allowance	1,956,000	119,000
Total	$—	$—

The reconciliation of income tax provision at statutory rate to the reported income tax expense is as follows:

	Year ended December 31,
	2004	2003
Computed at statutory rate	34%	34%
State tax net of federal benefits	0%	0%
Valuation allowance	(34%)	(34%)
Total	—	—

At December 31, 2004 and December 31, 2003 deferred tax assets are related solely to the Company's net operating loss carry forward of approximately $4,486,000 and $303,000, respectively, which have been reduced by a valuation allowance. If these carry forwards are not utilized, they will begin to expire in 2018.

NOTE L - STOCKHOLDERS' EQUITY

On February 27, 2004, the Company issued and sold 12,500,000 shares of common stock to Steven Ivester in exchange for cash of $12,500 and his agreement to contribute the intellectual property rights and related assets of two start-up companies formed to engage in the telecommunications industry. The shares issued represented approximately 88% of the shares outstanding after the exchange, as a result of which Mr. Ivester became the controlling shareholder of the Company.

On April 1, 2004, the Company issued 142,902 shares to two accredited investors in satisfaction of accounts payable totaling $71,421.

In May 2004, the Company issued 1,143,250 shares to twenty-two individual accredited investors.

In May 2004, the Company issued 168,235 shares to one individual accredited investor in exchange for services.

On May 10, 2004, the Company issued 67,300 shares to fourteen individual accredited investors at a price of $3.00 per share

On May 19, 2004, the Company issued 196,340 shares to two accredited investors in satisfaction of accounts payable totaling $79,745.

On June 25, 2004, the Company closed the acquisition of DTNet Technologies, Inc. ("DTNet") a Florida corporation. The acquisition was effective through the issuance of 2,500,000 shares of VoIP, Inc. restricted common stock in exchange for all issued and outstanding shares of DTNet common stock.

In July 2004, the Company issued 668,688 shares to six individual existing accredited investors. Also effective July 2004, registrant issued 41,688 shares to four accredited individual investors.

On August 4, 2004, the Company issued 4,400,000 warrants to two executives to acquire 4,400,000 shares at $1.00 per share. As explained in Note N, subsequent events, in February 2005, 2,200,000 warrants were exchanged for restricted shares.

In August 2004, the Company issued 50,000 shares to one individual accredited investor in satisfaction of accounts payable totaling $50,000.

In August 2004, the Company issued 653,319 shares to forty-six individual accredited investors.

In September 2004, the Company issued 38,461 shares to one accredited investor.

On September 1st, 2004, VoIP Inc. closed the acquisition of VoIP Americas, a Florida corporation. The acquisition took the form of an exchange of 1,000,000 shares of VoIP restricted common stock in exchange for all the issued and outstanding shares of VoIP Americas common stock.

In October 2004, the Company issued 251,831 shares to twelve accredited investors.

In October 2004, the Company issued 100,000 shares to one individual accredited investor.

In November 2004, the Company issued 2,249,500 shares to five accredited investors.

In November 2004, the Company issued 318,500 shares to twelve accredited investors.

In December 2004, the Company issued 79,659 shares to five accredited investors.

In December 2004, the Company issued 400,000 shares to sixteen accredited investors.

NOTE M - DISCONTINUED OPERATIONS

In December 2004, the Company decided to exit the tea business and sold its entire tea inventory, therefore, those transactions have been presented as discontinued operations for the year ended December 31, 2004, and 2003.

Assets, liabilities, and results of the discontinued tea operations of the Millennia Tea Master division are as follows:

Assets from discontinued operations:	2004	2003
Cash	$4,419	$3,499
Notes receivable from purchaser of tea (non-interest bearing due in four equal installments through
December 31, 2005)	408,000	—
Tea inventory at net realizable value	—	251,534
Other assets	—	4,426
Total	$412,419	$259,459

Liabilities from discontinued operations:	2004	2003
Due to related parties	$—	$151,167
Total	$—	$151,167

Results from discontinued operations:	2004	2003
Revenues	$408,613	$8,678
Cost of sales	263,302	11,213
Gross Profit	145,311	(2,535)
Other expenses	—	350,433
Income (loss) from discontinued operations	$145,311	$(352,968)

NOTE N - Stock Options

A total of 4,000,000 shares of common stock has been reserved for issuance under the Company's 2004 Employee Stock Option Plan. The Company accounts for the fair value of its grants under its 2004 Stock Option Plan in accordance with SFAS No.
123. The compensation cost that has been charged against income for the 2004 Option Plan was approximately $1,117,000 in 2004.The activity in this 2004 Option Plan for the year ended December 31, 2004 is as follows:

	Number	Exercise Price Range	Weighted Average Exercise Price

Options outstanding at December 31, 2003	—

Options granted	4,000,000	0.85 - $1.56	$1.14
Options returned to the plan due to terminations	(350,000)	$1.10	$1.10
Options outstanding at December 31, 2004	3,650,000	$0.85 - $1.56	$1.14

Options exercisable at year-end		903,750

Weighted-average fair value of options granted during the year		$0.82

NOTE O - SUBSEQUENT EVENTS

On January 6, 2005, the Company issued a Note Payable to its controlling shareholder in the amount of $1,040,000 at an interest rate of 3.75%, maturing in December 2005.

On January 26, 2005, the Company filed a Form S-8 registration statement in connection with the Company's Stock Option Plan. The plan provides for the grant to eligible employees and directors of options for the purchase of Common Stock. The Option Plan covers, in the aggregate, a maximum of 4,000,000 shares of Common Stock and provides for the granting of both incentive stock options (as defined in Section 422 of the Internal Revenue Code of 1986) and nonqualified stock options (options which do not meet the requirements of Section 422). Under the Option Plan, the exercise price may not be less than the fair market value of the Common Stock on the date of the grant of the option.

On February 14, 2005, an officer exercised a Stock Purchase Warrant to purchase 2,200,000 shares of VoIP, Inc. common stock by surrendering such Warrant, and, based upon an agreement with the Company, receiving in return 750,000 shares of restricted common stock in a net exercise.

On February 23, 2005, VoIP, Inc. and its subsidiary eGlobalPhone, Inc. executed an Asset Purchase Agreement for the purchase of certain intellectual property rights associated with the trade names TALKTIME and TALKTIME.COM. In exchange for the rights, the Registrant issued 100,000 shares of restricted common stock, warrants to purchase 400,000 shares at $1.70 per share, and agreed to pay $200,000 cash. Negotiations started during the last quarter of 2004, therefore all the cash disbursements, liabilities, shares issued, and commitments were recorded in that period.

VoIP, Inc.
Consolidated Balance Sheets

	September 30, 2005	September 30, 2004
	(Unaudited)	(Unaudited)

ASSETS

Current assets:
Cash and cash equivalents	$3,238,941	$237,524
Accounts receivable, net of allowance of $113,817 and $136,795 respectively	704,451	806,686
Due from related parties	259,806	—
Inventory	561,245	369,944
Other current assets	364,929	133,412
Total current assets	5,129,372	1,547,566

Property and equipment, net	8,352,155	385,405
Goodwill and other intangible assets	29,996,814	6,618,864
Other assets	272,434	15,572
TOTAL ASSETS	$43,750,775	$8,567,407

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$9,009,315	$1,169,840
Loans payable	7,240,444	—
Convertible notes payable	815,991	—
Other current liabilities	2,058,630	726,676
Total current liabilities	19,124,380	1,896,516
Convertible notes payable - long term	611,934	—
Other debt	164,631	—

TOTAL LIABILITIES	19,900,945	1,896,516

Shareholders' equity:
Common stock - $0.001 par value; 100,000,000 shares authorized; 56,588,004 and 24,258,982 shares issued and outstanding, respectively	56,588	20,859
Additional paid-in capital	43,698,121	11,885,049
Accumulated deficit	(19,904,879)	(5,235,017)
Total shareholders' equity	23,849,830	6,670,891

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$43,750,775	$8,567,407

The accompanying notes are an integral part of these consolidated financial statements.

VoIP, Inc.
Consolidated Statements of Operations
(Unaudited)

	Nine Months Ended September, 30
	2005	2004

Revenues	$6,452,832	$1,015,065

Cost of sales	6,258,049	737,904

Gross profit	194,783	277,161

Operating expenses:
Compensation and benefits	4,419,207	3,404,151
Commissions and fees to third parties	2,456,588	57,416
Advertising and marketing	482,050	115,180
Professional and legal	1,178,639	238,527
Depreciation and amortization	1,821,214	38,315
Other	3,717,815	503,757
Total operating expenses	14,075,513	4,357,346

Loss from operations	(13,880,730)	(4,080,185)

Provision for income taxes	—	—

Net loss	$(13,880,730)	$(4,080,185)

Basic and diluted loss per share:	$(0.39)	$(0.31)

Weighted average number of shares outstanding	35,918,087	13,037,347

The accompanying notes are an integral part of these consolidated financial statements.

 VoIP, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended September 30
	2005	2004

Cash flows from operating activities:
Net loss	$(13,880,730)	$(4,080,185)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,821,214	2,964
Compensation, interest, and other expenses for stock and warrants issued and vesting stock options	5,364,394	3,333,981
Provision for bad debt	113,816	—
Provision for assets of discontinued operations	392,000	—

Changes in operating assets and liabilities net of assets and liabilities acquired:
Accounts receivable	(62,584)	(4,583)
Inventory	(373,794)	(37,580)
Other current assets	311,668	(76,760)
Accounts payable	(1,577,852)	(10,618)
Other current liabilities	(1,111,689)	87,949
Net cash used in operating activities	(9,003,557)	(784,832)
Cash flows from investing activities:
Cash from acquisitions	—	104,862
Purchases of property and equipment	(176,875)	(43,550)
Purchase of other assets	—	(13,092)
Net cash provided by (used in) investing activities	(176,875)	48,220
Cash flows from financing activities:
Proceeds from issuance of notes payable	3,730,339	—
Payments on notes payables	(722,797)	—
Due to affiliates	—	(151,166)
Net proceeds under capital leases	195,863	—
Proceeds from sales of common stock	8,074,763	1,121,803
Net cash provided by financing activities	11,278,168	970,637

Increase in cash and cash equivalents	2,097,736	234,025

Cash and cash equivalents at beginning of period	1,141,205	3,499

Cash and cash equivalents at end of period	$3,238,941	$237,524

Non-cash investing and financing activities:
Goodwill and intangible assets recorded on acquisition	$(24,101,000)	$—
Issuance of common stock and warrants on acquisitions	$13,819,119	$—
Issuance of stock for debt conversion	$1,996,478	$—
Net liabilities assumed net of cash	$8,285,403	$—
Cash paid for interest	$262,833	$—

The accompanying notes are an integral part of these consolidated financial statements.

VoIP, Inc.

Notes to Financial Statements

NOTE A - ORGANIZATION AND DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

VoIP, Inc. (the "Company") was incorporated on August 3, 1998 under its original name of Millennia Tea Masters under the laws of the State of Texas. In February 2004 the Company exchanged 12,500,000 shares for the assets of two start-up telecommunication businesses, eGlobalphone, Inc. and VoIP Solutions, Inc. The Company changed its name to VoIP, Inc. in April 2004 and acquired DTNet Technologies, Inc., a hardware supplier, and VoIP Americas, Inc., a VoIP related company, in June and September, respectively, of 2004. The Company decided to exit its former tea business in December 2004 and focus its efforts and resources in the Voice over Internet Protocol telecommunications industry. In May 2005 the Company acquired Caerus, Inc., a VoIP carrier and service provider. In October 2005 the Company purchased substantially all of the assets of WQN Inc.'s voice over internet protocol business.

The Company is an emerging global provider of advanced communications services utilizing Voice over Internet Protocol (VoIP) technology. Internet Protocol telephony is the real time transmission of voice communications in the form of digitized "packets" of information over the Internet or a private network, similar to the way in which e-mail and other data is transmitted. VoIP services are expected to allow consumers and businesses to communicate in the future at dramatically reduced costs compared to traditional telephony networks.

The Company owns its network and its technology and offers the ability to provide complete product and service solutions, including wholesale carrier services for call routing and termination, outsourced customer service and hardware fulfillment. The Company is a certified Competitive Local Exchange Carrier (CLEC) and Interexchange Carrier (IXC.) The Company provides a portfolio of advanced telecommunications technologies, enhanced service solutions, and broadband products to the VoIP industry. Customers include RBOCs, CLECs, IXCs, wireless carriers, resellers, internet service providers, cable multiple system operators and other providers of telephony services in the United States and various countries around the world.

The Company's operations consist of one segment.

The financial information presented herein should be read in conjunction with the consolidated financial statements for the year ended December 31, 2004. The accompanying consolidated financial statements for the three and nine months ended September 30, 2005 and 2004 are unaudited but, in the opinion on management, include all adjustments (which are of normal and recurring in nature) necessary for a fair presentation of the financial position, results of operations and cash flows for the interim periods presented. Interim results are not necessarily indicative of results for a full year. Therefore, the results of operations for the three and nine months ended September 30, 2005 are not necessarily indicative of operating results to be expected for the full year or future interim periods.

Significant accounting policies are detailed in the Company's annual report on Form 10-KSB for the year ended December 31, 2004.

All intercompany accounts and transactions have been eliminated in consolidation.

NOTE B - LIQUIDITY

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplates continuation of the Company as a going concern.

The Company has incurred operating losses and negative cash flows from operations since inception of its business in 2004 and has been dependent on issuances of debt and equity instruments to fund its operations and capital expenditures.

At September 30, 2005 the Company's contractual obligations for debt, leases and capital expenditures totaled approximately $11.5 million. Included in this amount is approximately $5.1 million due on a loan from a lending institution. The Company is not in compliance with certain covenants under the loan agreement for this debt.

The Company will need to continue to raise additional debt or equity capital to provide the funds necessary to restructure or repay its $5.1 million loan, meet its other contractual commitments, and continue its operations. The Company is actively seeking to raise this additional capital but may not be successful in obtaining further debt or equity financing. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE C - GOODWILL AND OTHER INTANGIBLE ASSETS

a) As of September 30, 2005 goodwill consisted of the following:	Amount
Acquisition of Caerus, Inc.	$10,301,000
Acquisition of DTNet Technologies, Inc.	5,210,553
Acquisition of Voipamericas, Inc.	1,408,301
Sub total	16,919,854

b) As of September 30, 2005 intangible assets consisted of the following:
Intangibles with finite lives:	Useful Life Years	Amount
Technology - Caerus, Inc.	4.0	$6,000,000
Customer relationships - Caerus, Inc.	6.0	5,800,000
Trade names - Caerus, Inc.	9.0	1,300,000
Non-compete agreements - Caerus, Inc.	1.0	500,000
Carrier licenses - Caerus, Inc.	Unamortized	200,000
Sub total		13,800,000
Less accumulated amortization		(1,028,040)
Sub total		12,771,960
Ingangibles with indefinite lives:
Intellectual property		305,000
Sub total		13,076,960
Total		$29,996,814

The goodwill on the acquisition of DTNet Technologies, Inc. (DTNet) represents the fair market value of DTNet liabilities as of the date of the acquisition plus $4,750,000 which represents the market value of 2,500,000 shares of Company stock issued pursuant to its acquisition.

The goodwill on the acquisition of Voipamericas represents the fair market value of Voipamericas liabilities as of the date of the acquisition plus $1,100,000 which represents the market value of 1,000,000 shares of the Company's stock issued pursuant to this acquisition.

Intellectual property is carried at cost which is comprised of $200,000 paid in cash and the value assigned to 100,000 Company common shares and 400,000 warrants issued pursuant to this transaction.

Intellectual property consists of the following:

a) all rights of the Company of Record in the telephone numbers 1(800)TALKTIME, 1(888)TALKTIME, AND 1(877)TALKTIME.COM

b) all rights to the URL's (domain names) 800TALKTIME.COM, 1800TALKTIME.COM, and 1-800-TALKTIME.COM

c) all rights to U.S. Trademark Registration No. 2,209,316 directed to 1-800-TALKTIME and the goodwill associated therewith.

NOTE D - ACQUISITION OF CAERUS, INC.

On May 31, 2005 the Company acquired 100 percent of Caerus, Inc. and its wholly owned subsidiaries Volo Communications, Inc., Caerus Networks, Inc., and Caerus Billing, Inc. in exchange for 16.9 million of the Company's common shares. The acquisition was accounted for as a business combination in accordance with Statement of Financial Accounting Standard No. 141 "Business Combinations" ("SFAS No. 141").

The purchase price was allocated to the identifiable net assets acquired including the identifiable intangible assets based on their estimated fair market values at the date of acquisition. The goodwill, intangible assets and property recorded for the acquisition of Caerus, Inc. (Caerus) represent the fair market value of liabilities as of the date of acquisition, plus $13,819,118 which represents the value of the Company's common stock and options issued pursuant to the acquisition, plus acquisition-related costs. The common stock issued to acquire Caerus was valued at the closing market price of the stock on the date of the acquisition, less a 25% discount due to restrictions on the shares. The amortizable lives of the intangible assets recorded for Caerus range from one to nine years.

The fair market value of the assets acquired on May 31, 2005 is as follows:

Fair Value of Assets Acquired

Cash	$66,485
Accounts receivable	285,578
Deposits	108,500
Other current assets	156,659
Property and equipment, net	8,451,763
Other assets	271,609
Accounts payable	(9,382,323)
Note payable	(6,960,818)
Customer deposits	(1,026,750)
Other current liabilities	(2,252,703)
Sub total	(10,282,000)
Intangible assets	13,800,000
Goodwill	10,301,000
Sub total	24,101,000
Purchase price	$13,819,000

NOTE E - LOANS PAYABLE

As of September 30, 2005 loans payable consist of the following:

a. Note Payable to Shareholder	$994,626
b. Note Payable	1,000,000
c. Note Payable - Other	115,000
d. Note Payable to lending institution	5,130,818
Total	$7,240,444

a. Represents the balance due a shareholder at an interest rate of 3.75% with a maturity date of December 31, 2005.

b. On August 5, 2005 the Company received an advance for $1,000,000 related to the asset acquisition performed on October 6, 2005 (see NOTE J).

c. Represents 50% of a note issued pursuant to a subscription agreement. On October 20, 2005 the investor completed 100% of the agreement by investing an additional $115,000, and converted the $230,000 principal balance of this note into 287,500 shares of common stock.

d. Represents the balance of a loan payable to a lending institution. These borrowings are repayable over a three-year period and bear interest at 12.5% per annum. Additional borrowings under this facility are contingent upon, among other things, the Company raising certain levels of additional equity financing. The loan agreement contains customary covenants and restrictions and provides the lender the right to a perfected first-priority, secured interest in all of Caerus, Inc.'s assets, as well as rights to preferred stock warrants. The Company is in violation of certain requirements of the debt facility, and, accordingly, the full amount of the note at September 30, 2005 has been classified as current. No default on this loan has been declared by the lender.

NOTE F - CONVERTIBLE NOTES PAYABLE

Convertible notes payable represents notes issued pursuant to a subscription agreement, immediately convertible at the option of the note holders into 1,784,895 shares of common stock. The notes are repayable beginning in October 2005 in equal monthly installments of $67,999 in principal and $5,440 in interest. In connection with these notes the note holders also received warrants to purchase 829,448 shares of common stock at $1.60 per share and 829,448 shares of common stock at $1.43 per share. The fair market value of these warrants as calculated using the Black-Scholes pricing model is $1,356,620 and this amount has been expensed as a financing cost during the three months ended September 30, 2005 due to the fact that the related notes are convertible at any time into common stock.

The subscription agreement for these notes also gave the note holders the option to purchase, within five business days following the effective date of a Company registration statement, an additional $1,427,925 in convertible notes on the same terms as those for the convertible notes outstanding at September 30, 2005. In October 2005 a Company registration statement was declared effective and the note holders purchased the additional $1,427,925 in convertible notes. Warrants were issued in connection with these notes to purchase 829,448 shares of stock at $1.60 per share and 829,448 shares of stock at $1.65 per share.

NOTE G - LITIGATION

On April 8, 2005, Volo Communications, Inc. ("Volo") (a wholly-owned subsidiary of Caerus, Inc.) filed suit against MCI WorldCom Network Services, Inc. d/b/a UUNET ("MCI"). Volo alleges that MCI engaged in a pattern and practice of over-billing Volo for the telecommunications services it provided pursuant to the parties' Services Agreement, and that MCI refused to negotiate such overcharges in good faith. Volo also seeks damages arising out of MCI's fraudulent practice of submitting false bills by, among other things, re-routing long distance calls over local trunks to avoid access charges, and then billing Volo for access charges that were never incurred. On April 4, 2005, MCI declared Volo in default of its obligations under the Services Agreement, claiming that Volo owes a past due amount of $8,365,980, and threatening to terminate all services to Volo within 5 days. By this action Volo alleges claims for (1) breach of contract; (2) fraud in the inducement; (3) primary estoppel; and (4) deceptive and unfair trade practices. Volo also seeks a declaratory judgment that (1) MCI is in breach of the Services Agreement; (2) $8,365,980 billed by MCI is not "due and payable" under that agreement; and (3) MCI's default letter to Volo is in violation of the Services Agreement. Volo seeks direct, indirect and punitive damages in an amount to be determined at trial.

On May 26, 2005, MCI filed an Answer, Affirmative Defenses, Counterclaim and Third-Party Complaint naming Caerus, Inc. as a third-party defendant. MCI asserts a breach of contract claim against Volo, a breach of guarantee claim against Caerus, Inc., and a claim for unjust enrichment against both parties, seeking an amount to be determined at trial. On July 11, 2005, Volo and Caerus, Inc. answered the counterclaim and third-party complaint, and filed a third-party counterclaim against MCI for declaratory judgment, fraud in the inducement, and breach of implied duty of good faith and fair dealing. Volo and Caerus, Inc. seek direct, indirect, and punitive damages in an amount to be determined at trial.

On August 1, 2005, MCI moved to strike most of Volo's and Caerus' affirmative defenses and demand for attorney's fees, and to dismiss Caerus' counterclaims. On October 6, 2005, the Court denied the motions in part, granted them in part with leave to amend, and deferred ruling on the motions in part. On October 13, 2005, Volo and Caerus filed amended affirmative defenses, and Caerus filed amended counterclaims.

This litigation is in the discovery stage. The Company is currently unable to assess the likelihood of a favorable or unfavorable outcome.

NOTE H - OTHER DEBT

During the quarter ended September 30, 2005 the Company refinanced certain telecommunications equipment with capital leases. At September 30, 2005 the related future minimum lease payments under these capital leases were as follows:

Fiscal
2006	$58,003
2007	58,003
2008	58,003
2009	58,003
2010	44,059
Subtotal	276,071

Less imputed interest necessary to reduce the net minimum lease payments to their estimated present value	(80,208)
Total obligation at
September 30, 2005	195,863
Less current portion	(31,232)
Non-current portion	$164,631

NOTE I - STOCK BASED COMPENSATION

A total of 4,000,000 shares of common stock has been reserved for issuance under the Company's 2004 Employee Stock Option Plan. The activity in this 2004 Option Plan for the nine months ended September 30, 2005 is as follows:

		Exercise Price	Wtd. Avg.
	Number	Range	Exercise Price
Options outstanding at December 31, 2004	3,650,000	$0.85 - 1.56	$1.14
Options returned to the plan due	(600,000)	$0.85 - 1.10	$0.95
to employee terminations
Options granted	325,000	$1.01 - 1.17	$1.12
Options outstanding as oat September 30, 2005	3,375,000	$0.85 - 1.56	$1.17

The Company recorded compensation expense of $409,569 and $786,215 for the nine months ended September 30, 2005 and 2004 respectively in connection with options granted under the 2004 Stock Option Plan.

During the nine months ended September 30, 2004 the Company issued to two employees warrants to purchase 4,400,000 shares of common stock for $1.00 per share. The Company recognized $2,217,600 (the estimated fair market value of the warrants) in compensation expense in connection with the issuance of these warrants during the nine months ended September 30, 2004. During the nine months ended September 30, 2005 the Company issued 750,000 shares of common stock in exchange for 2,200,000 of these warrants and recognized additional compensation expense of $239,500 for the excess of the fair market value of the common stock issued over the fair market value of the warrants received. During the nine months ended September 30, 2005 the Company issued 1,275,630 shares of common stock for the remaining 2,200,000 warrants and recognized additional compensation expense of $1,328,801 for the excess of the fair market value of the stock issued over the fair market value of warrants received.

NOTE J - SUBSEQUENT EVENTS

On October 6, 2005, the Company purchased substantially all of the assets of WQN, Inc. relating to WQN's "Voice over Internet Protocol" business. Such assets consist of WQN's properties and infrastructure for its services platform for both retail and wholesale voice over internet business. The acquired business currently provides (i) enhanced Internet-based and other telephony services under various brand names to individual consumers primarily seeking to make international calls; (ii) enhanced Internet-based and other telephony services to resellers, corporations and service providers under their brand names; (iii) and carrier transmission services whereby WQN sells excess capacity to other long-distance carriers.

Pursuant to the Asset Purchase Agreement, the Company purchased the assets for (1) a Convertible Promissory Note, in the principal amount of $3,700,000 and convertible into 3,557,692 shares of the Company's common stock (the "Purchase Note"), (2) 1,250,000 restricted shares of the Company's common stock, par value $0.001 per share (the "Common Stock") and (3) a warrant (the "Purchase Warrant") to purchase 5,000,000 shares of Common Stock for $0.001 per share. In addition, the Asset Purchase Agreement provides that, in the event that the accounts payable of WQN transferred to the Company in the Asset Purchase exceed the accounts receivable transferred to the Company in the Asset Purchase, WQN will pay the Company the difference. If WQN is required to pay such difference, the Company will issue additional shares of Common Stock at the rate of one share per dollar of such excess, up to 500,000 shares.

VOIP, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements are derived from and should be read in conjunction with the historical consolidated financial statements and related notes of VOIP, INC. ("VOIP" or the "Company"), and CAERUS, INC. ("CAERUS"). On June 1, 2005, the Company, and Caerus announced the closing of the merger of Volo Acquisition Corp., a wholly-owned subsidiary of the Company with and into Caerus, with Caerus as the surviving corporation (the "Merger"). The Merger was completed pursuant to an Agreement and Plan of Merger (the "Merger Agreement'), executed on May 31, 2005.

The unaudited pro forma condensed combined statements of operation for the nine month periods ended September 30, 2005 and 2004, and the year ended December 31, 2004 give effect to the merger of Caerus and the Company with the conversion of all Caerus capital stock into 16,434,470 shares of common stock, par value $0.001, of the Company.

The unaudited pro forma condensed combined statements of operations assume that the merger was consummated at the beginning of the respective period.

The unaudited pro forma condensed combined financial statements have been prepared based on currently available information and assumptions that are deemed appropriate by the Company's management. The pro forma information is for informational purposes only and is not intended to be indicative of the actual consolidated results that would have been reported had the transactions occurred on the dates indicated, nor does the information represent a forecast of the consolidated financial position at any future date or the combined financial results of the Company and Caerus for any future period.

VoIP, Inc
Proforma Condensed Combined Statement of Operations (Unaudited)
Nine Months Ended September 30, 2005

	VoIP, Inc	Caerus, Inc	Adjustments	Combined

Revenues	$3,700,281	$9,387,331	$—	$13,087,612

Cost of sales	2,995,413	11,740,551		14,735,964

Gross profit	704,868	(2,353,220)	—	(1,648,352)

Operating expenses	10,662,681	6,513,422	1,296,295	18,472,398

Loss from operations	(9,957,813)	(8,866,642)	(1,296,295)	(20,120,750)

Provision for income taxes	—	—	—	—

Net loss	($9,957,813)	($8,866,642)	($1,296,295)	($20,120,750)

Basic and diluted loss per share:				$(0.45)

Weighted average number of shares outstanding				45,048,348

The accompanying notes are an integral part of this pro forma consolidated statement of operations.

VoIP, Inc
Proforma Condensed Combined Statement of Operations (Unaudited)
Year Ended December 31, 2004

	VoIP, Inc	Caerus, Inc	Adjustments	Combined

Revenues	$2,619,393	$14,379,365	$—	$16,998,758

Cost of sales	1,870,269	15,765,201		17,635,470

Gross profit	749,124	(1,385,836)	—	(636,712)

Operating expenses	6,293,937	7,225,759	3,111,108	16,630,804

Loss from continuing operations	(5,544,813)	(8,611,595)	(3,111,108)	(17,267,516)

Provision for income taxes	—	—	—	—

Net loss from continuing operations	($5,544,813)	($8,611,595)	($3,111,108)	($17,267,516)

Income from discontinued operations	145,311	—	—	145,311

Net loss	(5,399,502)	(8,611,595)	(3,111,108)	(17,122,205)

Basic and diluted loss per share:				$(0.55)

Weighted average number of shares outstanding				31,031,782

The accompanying notes are an integral part of this pro forma consolidated statement of operations.

VoIP, Inc
Proforma Condensed Combined Statement of Operations (Unaudited)
Nine Months Ended September 30, 2004

	VoIP, Inc	Caerus, Inc	Adjustments	Combined

Revenues	$1,015,065	$8,320,450	$—	$9,335,515

Cost of sales	737,904	8,544,273		9,282,177

Gross profit	277,161	(223,823)	—	53,338

Operating expenses	4,357,346	4,957,981	1,555,554	10,870,881

Loss from operations	(4,080,185)	(5,181,804)	(1,555,554)	(10,817,543)

Provision for income taxes	—	—	—	—

Net loss	($4,080,185)	($5,181,804)	($1,555,554)	($10,817,543)

Basic and diluted loss per share:				$(0.39)

Weighted average number of shares outstanding				27,424,460

 The accompanying notes are an integral part of this pro forma consolidated statement of operations.

VOIP, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS

(1) VOIP, INC. Basis of Presentation

Historical financial information for VOIP, INC. as of September 30, 2005 and for the nine months ended September 30, 2005 and 2004 and the year ended December 31, 2004 has been derived from VOIP, INC.'s historical statements.

(2) CAERUS, INC. Basis of Presentation

Historical financial information for CAERUS, INC. as of June 30, 2005 and for the six months ended June 30, 2005 and 2004 and the year ended December 31, 2004 has been derived from CAERUS, INC.'s historical statements.

(3) VOIP, INC. and CAERUS, INC. Merger

On June 1, 2005, the Company and Caerus, Inc. announced the closing of the merger of Volo Acquisition Corp., a wholly-owned subsidiary of the Company with and into Caerus, Inc. with Caerus, Inc. as the surviving corporation (the "Merger"). The Merger was completed pursuant to an Agreement and Plan of Merger (the "Merger Agreement'), executed on May 31, 2005 by the conversion of all Caerus, Inc. capital stock into 16,434,470 shares of common stock, par value $0.001, of the Company.

(4) Pro Forma Statements of Operations Adjustments

Adjustments to the pro forma Statements of Operations represent amortization of certain intangible assets recorded in connection with the acquisition.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Caerus, Inc.
Altamonte Springs, Florida

We have audited the accompanying consolidated balance sheets of Caerus, Inc. as of December 31, 2004 and 2003, and the related consolidated statements of operations, changes in stockholders' equity (deficit), and cash flows for the year ended December 31, 2004 and for period May 15, 2002 (date of inception) through December 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Caerus, Inc. as of December 31, 2004 and 2003, and the results of its operations and cash flows for the year ended December 31, 2004 and for the period May 15, 2002 (date of inception) through December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred significant losses and negative cash flows from operations, has a working capital deficit, and has significant unresolved litigation as discussed in Note 8 to the financial statements. These matters, among other things, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans related to these matters are also discussed in Note 1. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Moore Stephens Lovelace, P.A.
Certified Public Accountants

Orlando, Florida July 25, 2005

CAERUS, INC.
CONSOLIDATED BALANCE SHEETS
December 31, 2004 and 2003
	2004	2003

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$19,414	$25,078
Restricted cash	60,224	196
Accounts receivable	2,098,598	358,522
Note receivable - related party	—	179,974
Supplies, deposits and prepaid expenses	70,999	350,199
TOTAL CURRENT ASSETS	2,249,235	913,969

PROPERTY AND EQUIPMENT
Telecommunications equipment and computers	6,390,973	732,205
Furniture and fixtures	61,960	21,624
Leasehold improvements	163,808	146,358
Purchased and developed software	473,228	598,243
	7,089,969	1,498,430
Less accumulated depreciation and amortization	(824,580)	(183,408)
NET PROPERTY AND EQUIPMENT	6,265,389	1,315,022

OTHER ASSETS
Deferred loan origination costs, net	285,075	—
Lease deposit and other	28,959	65,000
TOTAL ASSETS	$8,828,658	$2,293,991

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable and accrued expenses	$7,137,293	$452,094
Note payable	6,006,899	—
Convertible notes payable - related party	1,830,000	1,050,000
Deferred revenue and customer deposits	38,750	60,576
TOTAL CURRENT LIABILITIES	15,012,942	1,562,670

STOCKHOLDERS' EQUITY (DEFICIT)
Common stock - $.01 par value; 50,000,000 shares authorized;
14,940,508 and 11,948,367 shares issued and outstanding, respectively	149,405	119,484
Preferred stock - $.01 par value; 25,000,000 shares authorized;
-0- shares issued and outstanding	—	—
Additional paid-in capital	4,618,253	2,952,184
Accumulated deficit	(10,951,942)	(2,340,347)
TOTAL SHAREHOLDERS' EQUITY (DEFICIT)	(6,184,284)	731,321
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)	$8,828,658	$2,293,991

CAERUS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
For The Year Ended December 31, 2004, and
The Period May 15, 2002 (Date of Inception) Through December 31, 2003

	2004	2002-2003
		(Development Stage)

SALES	$14,379,365	$1,191,287

COST OF SALES
Network and termination costs	15,103,149	900,681
Testing and sales concessions	662,052	—

TOTAL COST OF SALES	15,765,201	900,681

GROSS PROFIT (LOSS)	(1,385,836)	290,606

OPERATING EXPENSES
Equipment and computer expenses	603,189	97,068
Office expenses	228,108	206,215
Labor-related expenses	2,973,070	1,214,240
Professional fees	814,243	400,872
Marketing	217,835	16,689
Litigation settlement	326,205	—
Rent, utilities and security	246,545	355,481
Taxes and licenses	55,527	25,390
Travel, lodging and entertainment	163,555	90,928
Depreciation and amortization	641,172	183,409
Asset impairment charge	299,122	—

TOTAL EXPENSES	6,568,571	2,590,292

LOSS FROM OPERATIONS	(7,954,407)	(2,299,686)

OTHER EXPENSES
Interest expense, net	(657,238)	(19,654)
Other expense, net	50	(21,007)

NET LOSS	$(8,611,595)	$(2,340,347)

CAERUS, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
For The Year Ended December 31, 2004, and The Period May 15, 2002 (Date of Inception) Through December 31, 2003

	Common Stock $.01 Par Value		Additional		Total
	Shares	Amount	Paid-In Capital	Accumulated Deficit	Stockholders' Equity (Deficit)

BALANCE - MAY 15, 2002	—	$—	$—	$—	$—

ISSUANCE OF FOUNDER STOCK	5,400,000	54,000	—	—	54,000

SALE OF COMMON STOCK	6,186,592	61,866	2,721,909	—	2,783,775

ISSUANCE OF COMMON STOCK FOR SERVICES	150,000	1,500	81,750	—	83,250

ISSUANCE OF COMMON STOCK FOR PROPERTY AND EQUIPMENT	211,775	2,118	148,525	—	150,643

NET LOSS	—	—	—	(2,340,347)	(2,340,347)

BALANCE - DECEMBER 31, 2003	11,948,367	119,484	2,952,184	(2,340,347)	731,321

ISSUANCE OF COMMON STOCK	712,071	7,121	273,139	—	280,260

ISSUANCE OF COMMON STOCK FOR DEBT	2,280,070	22,800	1,097,200	—	1,120,000

ISSUANCE OF STOCK WARRANTS IN CONNECTION WITH SECURED NOTE PAYABLE	—	—	218,813	—	218,813

EMPLOYEE STOCK OPTIONS - COMPENSATION EXPENSE RECOGNIZED	—	—	76,917	—	76,917

NET LOSS	—	—	—	(8,611,595)	(8,611,595)

BALANCE - DECEMBER 31, 2004	14,940,508	$149,405	$4,618,253	$(10,951,942)	$(6,184,284)

CAERUS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For The Year Ended December 31, 2004, and
The Period May 15, 2002 (Date of Inception) Through December 31, 2003

	2004	2002-2003
		(Development Stage)

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(8,611,595)	$(2,340,347)
Adjustments to reconcile net loss to net cash used in operating activities:
Litigation settlement	326,205	—
Depreciation and amortization	641,172	183,408
Asset impairment charge	299,122	—
Amortization of deferred loan fees	56,613	—
Stock issued to Founder	—	54,000
Stock issued for services	—	83,250
Expense related to employee stock options	76,917	—
Forgiveness of related-party loan	415,323	—
Changes in:
Restricted cash	(60,028)	(196)
Accounts receivable	(2,066,281)	(358,522)
Supplies, deposits and prepaid expenses	279,200	(415,199)
Other assets	36,041	—
Accounts payable and accrued expenses	6,685,199	452,094
Deferred revenue	(21,826)	60,576

NET CASH USED IN OPERATING ACTIVITIES	(1,943,938)	(2,280,936)

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property and equipment	(5,890,661)	(1,347,787)
Additions to related-party loan	(235,349)	(179,974)

NET CASH USED IN INVESTING ACTIVITIES	(6,126,010)	(1,527,761)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings	8,900,000	1,050,000
Repayment of note payable	(993,101)	—
Proceeds from issuance of common stock	280,260	2,783,775
Payments for loan origination costs	(122,875)	—

NET CASH PROVIDED BY FINANCING ACTIVITIES	8,064,284	3,833,775

NET CHANGE IN CASH	(5,664)	25,078

CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD	25,078	—

CASH AND CASH EQUIVALENTS - END OF PERIOD	$19,414	$25,078

Caerus, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Year Ended December 31, 2004 and For The Period May 15, 2002 (Date of Inception) Through December 31, 2003

NOTE 1 - DESCRIPTION OF BUSINESS

Caerus, Inc. and subsidiaries (collectively referred to as the "Company") were incorporated on May 15, 2002 and are wholesale providers of advanced telecommunications technologies and services to carriers and service providers, including Inter Exchange Carriers ("IXCs"), Competitive Local Exchange Carriers ("CLECs"), Internet Service Providers, Cable Operators and Enhanced Voice and Data Service Providers. Through its wholesale-only model, the Company has positioned itself as a "carrier's carrier" and offers protocol-agnostic packet switched technologies to address the gap between traditional communications and "next generation" platforms.

During the period May 15, 2002 (date of inception) to December 31, 2003, the Company was in the process of developing its resources, enhancing its proprietary technology, building a nationwide network with five physical interconnection points (cities), working with potential customers on testing its network, and attracting key engineering professionals; accordingly, the Company was considered to be a development stage enterprise. In January 2004, the Company became fully operational and management determined that the Company was no longer in a development stage.

The Company offers a comprehensive suite of Internet Protocol ("IP")-based broadband packet voice services, IP and Time Division Multiplexing ("TDM") origination/termination services, IP PBX-hosted services, and unified messaging services that include enhanced voice and data solutions. The suite of services is complemented by a Service Creation Environment that enables the Company to develop custom applications and features "on the fly" for its customers.

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

The Company has incurred significant losses and negative cash flows from operations since its inception. Additionally, the Company has a working capital deficit of $12,763,707 and an accumulated deficit of $10,951,942 at December 31, 2004. Management continues to undertake steps as part of a plan to attempt to improve liquidity and operating results with the goal of sustaining Company operations. These steps include seeking (a) to increase high-margin sales; and
(b) to control overhead costs and operating expenses. Management plans, in this regard, to continue the implementation of a stabilized and fully operational network, adding recurring-revenue customers, attracting an experienced management team capable of building a profitable company, and securing funding to meet current obligations.

There can be no assurance that the Company can successfully accomplish these steps. Accordingly, the Company's ability to continue as a going concern is uncertain and dependent upon continuing to achieve improved operating results and cash flows or obtaining additional financing. These consolidated financial statements do not include any adjustments to the amounts and classification of assets and liabilities that might be necessary should the Company be unable to continue in business.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

For financial presentation purposes, the Company considers short-term, highly liquid investments with original maturities of three months or less to be cash equivalents.

Restricted Cash and Letters of Credit

Certain cash is restricted to support standby letters of credit which, in turn, support operating license bonds required by several states' regulatory agencies. These standby letters of credit are generally in force for one year with automatic one-year extensions. Maximum draws available to the beneficiary as of December 31, 2004 were $60,000. If the Company was required to obtain replacement standby letters of credit as of December 31, 2004 for those currently outstanding, it is the Company's opinion that the replacement costs would not significantly vary from the present fee structure.

Accounts Receivable

Accounts receivable result from the sale of the Company's services, net of estimated allowances. The Company estimates an allowance for doubtful accounts based on a specific-identification basis. The Company had no allowance for doubtful accounts as of December 31, 2004 and 2003.

Property and Equipment

Property and equipment are recorded at cost. Depreciation and amortization are calculated on a straight-line basis over the assets' useful lives, which range from three to ten years. Leasehold improvements are amortized over the estimated useful lives of the improvements, or the term of the lease, if shorter. Maintenance and repairs are expensed as incurred, while renewals and betterments are capitalized. Upon the sale or other disposition of property, the cost and related accumulated depreciation are removed from the accounts, and any gain or loss is recognized in operations.

Under the Statement of Position ("SOP") 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use," the Company expenses computer software costs related to internal-use software that is incurred in the preliminary project stage. When the capitalization criteria of SOP 98-1 have been met, costs of developing or obtaining internal-use computer software are capitalized. The Company capitalized approximately $772,350 of costs incurred for internally developed software during the period from inception through December 31, 2004. Amortization of internal-use software over a 5-year estimated useful life commenced upon the software being placed in service beginning January 1, 2004. Amortization of internal-use software for the periods ended December 31, 2004 and 2003 was approximately $77,000 and $-0-, respectively. During 2004, the Company suspended a number of software development projects and, accordingly, recognized a related asset impairment charge of $299,122 in 2004.

Deposits

Deposits consist primarily of an equipment deposit, a refundable office lease deposit and various other deposits outstanding with service providers.

Deferred Revenue

Deferred revenue represents fees for services that have not yet met the criteria to be recognized as revenue.

Revenue Recognition

Revenue is recognized when earned. Revenue related to long distance, carrier access service and certain other usage-driven charges are billed monthly in arrears, and the associated revenues are recognized during the month of service.

Income Taxes

The Company utilizes the asset and liability method of accounting for income taxes. Under this method, deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financially reported amounts at each year-end, based on enacted laws and statutory rates applicable to the periods in which differences are expected to affect taxable income. As of December 31, 2004, the Company had a deferred tax asset of approximately $3,000,000, the components of which consisted primarily of the Company's net losses, fixed asset depreciation and stock-based compensation. Also at December 31, 2004, the Company had a net operating loss carryforward of approximately $11,000,000 for federal income tax purposes that will begin to expire in 2022, and that is subject to significant limitations based upon the occurrence of certain changes in ownership of the Company.

A valuation allowance is provided against the future benefits of deferred tax assets if it is determined that it is more likely than not that the future tax benefits associated with the deferred tax asset will not be realized. Due to recurring losses since inception and the resultant uncertainty of the realization of the tax loss carryforward, the Company has established a 100% valuation allowance against the carryforward benefit. Accordingly, no provision/benefit for income taxes has been included in these consolidated financial statements.

Concentration of Credit Risk

Financial instruments that may subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. The Company has investment policies and procedures that are reviewed periodically to minimize credit risk.

One customer represented approximately 98% and 90% of the Company's accounts receivable as of December 31, 2004 and 2003, respectively, and approximately 91% and 95% of the Company's revenues for the year ended December 31, 2004 and for the period May 15, 2002 (date of inception) through December 31, 2003, respectively. The loss of this customer would have a significant adverse affect on the Company's operations.

Concentration of Supplier Risk

One supplier represented approximately 86% of the Company's accounts payable as of December 31, 2004, and approximately 94% of the Company's cost of sales for the year ended December 31, 2004 (see Note 8).

Stock-based Compensation

The Company uses the fair value method of Statement of Financial Accounting Standards No. 123R, "Accounting for Stock Based Compensation" in accounting for its stock options. This standard states that compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. The fair value for each option granted is estimated on the date of the grant using the minimum value method.

Estimates

The preparation of these consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant management estimates affect the carrying value of, among other things, internal-use software, cost of goods sold (see Note 7), the estimating of the fair value of the Company's common stock (see Note 3), and the evaluation of existing disputes and claims (see Notes 7 and 8).

Reclassifications

Certain reclassifications have been made to the 2003 financial statements to conform to the 2004 presentation.

NOTE 3 - CONVERTIBLE NOTES PAYABLE - RELATED PARTY

During 2003, the Company issued two one-year convertible notes to a stockholder of the Company, $1,050,000 and $70,000 of which were funded in the periods ended December 31, 2003 and 2004, respectively. These notes accrued interest at 12% per annum, with all interest and principal due in September and December 2004. These notes, which had certain anti-dilution provisions and which were collateralized by substantially all of the assets of the Company, were converted into common stock in May 2004 (see Note 6) and the convertible notes were cancelled and the principal amount was satisfied in full.

The Company determined the conversion rates based upon its evaluation of the Company's common stock on the issuance dates. The Company's evaluations were based upon, among other things, peer company valuations, industry and market conditions, the Company's current financial position, terms and conditions of funding available to the Company at the time of issuance, etc.

During 2004, the Company issued two one-year convertible notes to a stockholder of the Company, totaling $1,830,000. These notes accrue interest at 12% per annum, with monthly principal and interest payments originally scheduled through August and November 2004. Restrictive covenants pertaining to the note payable discussed in Note 4 to these financial statements precluded payment of scheduled principal and interest on these notes; therefore, these notes are currently due. However, the same covenants preclude payment until the note described in Note 4 to these financial statements is paid in full. These one-year notes are collateralized by substantially all of the assets of the Company (see Note 8).

Interest expense incurred with respect to these notes during the year ended December 31, 2004 and the period May 15, 2002 (date of inception) through December 31, 2003, was $122,223 and $19,653, respectively.

Interest payments made with respect to these notes during the year ended December 31, 2004 and the period May 15, 2002 (date of inception) through December 31, 2003, were $42,560 and $-0-, respectively.

NOTE 4 - NOTE PAYABLE

In June 2004, the Company secured a $15,000,000 debt facility and drew down the first $7,000,000 traunch primarily for the purpose of funding network equipment purchases. These borrowings are repayable over a three-year period and bear interest at 12.5% per annum. Additional borrowings under this facility are contingent upon, among other things, the Company raising certain levels of additional equity financing. The loan agreement contains customary covenants and restrictions and provides the lender the right to a perfected first-priority, secured interest in all of the Company's assets, as well as rights to preferred stock warrants (see Notes 6 and 8).

Interest paid under this debt facility during the year ended December 31, 2004, was $484,867.

The Company is currently in violation of several of the restrictive covenants in this debt facility. Under its provisions, the lender has the right to call the related note payable due. Accordingly, the full amount of the note at December 31, 2004 has been classified as current.

NOTE 5 - NOTE RECEIVABLE - RELATED PARTY

During the period May 15, 2002 (date of inception) through December 31, 2004, the Company advanced $415,323 to an officer of the Company. In 2005, these advances were characterized as compensation and were forgiven; accordingly, their carrying value was reduced to zero at December 31, 2004. In addition, the Company agreed to pay the related federal income tax withholding of approximately $104,000 on behalf of the related party, which was accrued at December 31, 2004.

NOTE 6 - STOCKHOLDERS' EQUITY

In June 2002, the Company increased its authorized shares to 100,000 shares of $0.01 par value common stock. In July 2002, the Company increased its authorized shares to 3,000,000 shares of $0.01 par value common stock and approved a 2-for-1 common stock split. In October 2002, the Company increased its authorized shares to 6,000,000 shares of $0.01 par value common stock. In July 2003, the Company approved an additional 3-for-1 common stock split and an increase in the authorized shares of common stock to 18,000,000. The Articles of Amendment for this amendment were not filed with the state of Delaware until 2004. The accompanying consolidated financial statements and related notes present all of these amendments as if they were affected for all periods presented.

In 2002, 5,400,000 shares of common stock were issued to the founder of the Company. These shares were recorded at their par value.

In 2002, the Company issued 150,000 shares of its common stock for legal services provided to the Company, which were recorded at their estimated fair value of $83,250.

During the period May 15, 2002 (date of inception) through December 31, 2003, the Company issued 5,965,957 shares of its common stock and received net proceeds of $2,783,775. Offering costs related to these sales consisted of the issuance of an additional 220,635 shares of the Company's common stock.

During the period May 15, 2002 (date of inception) through December 31, 2003, the Company issued 211,775 shares of its common stock in consideration for leasehold improvements and equipment, of which 190,211 of the shares were issued to the founder of the Company. These shares were recorded at their estimated fair value of $150,643.

In May 2004, $1,120,000 of convertible notes payable to a shareholder were converted into 2,280,070 shares of common stock.

In May and August 2004, the Company issued 500,000 and 212,071 shares of its common stock for cash of $100,000 and $180,260, respectively.

In May 2004, the Company authorized the issuance of up to 25,000,000 shares of $.01 par value preferred stock, the terms of which will be decided upon by the Company's Board of Directors.

In August 2004, the Company approved increasing the authorized common stock to 50,000,000 shares. However, the related state filing has yet to be effected.

Rights to Convert to Preferred Stock

At December 31, 2004, related parties held 12,989,445 shares of common stock that had the right to be converted into preferred shares; however, as of December 31, 2004, no shares of preferred stock had been issued by the Company (see Note 8).

Stock Options

During October 2004, the Board approved the Company's 2004 Stock Option Plan (the "Plan"), whereby 4,000,000 shares of the Company's common stock were reserved for issuance under the Plan to selected directors, officers, employees and consultants of the Company. As of December 31, 2004, options to purchase 2,164,969 shares of common stock for $0.85 per share were issued and outstanding under the Plan. These options expire ten years from the date of issuance. They vest from 36 to 48 months of employment following the date of option issuance. These options had an estimated fair value of $330,599 at the date of grant, using the minimum-value method with the following assumptions:

Expected life (in years)	10.0
Risk-free interest rate	2.0%
Dividend yield	0.0%

Related 2004 compensation expense was $76,917, determined by amortizing the options' estimated fair value at grant date over their vesting period. The weighted average remaining contractual life of the options outstanding at December 31, 2004 was 9.8 years (see Note 8). The Company had no stock options outstanding at December 31, 2003.

Stock Warrants

In 2004, the Company granted a series of warrants to purchase shares of preferred stock, the specific terms of which had yet to be determined, at an exercise price of $0.85 per share, in conjunction with the long-term note payable issuance (see Note 4). These warrants expire at the earlier of ten years from their issuance date, or five years after a potential initial public securities offering. At the warrant holder's election, these warrants may be exercised on a non-cash basis whereby the warrant holder uses the surplus of the preferred stock's then-fair market value per share over the $0.85 exercise price as payment for the preferred stock purchased under these warrants.

These warrants had estimated fair values totaling $218,813 at their grant dates, recognized as additional paid-in capital and deferred loan origination costs. Additional information pertaining to these warrants issued and outstanding at December 31, 2004 is as follows:

Date Granted	Shares
June, 2004	1,235,294
August, 2004	766,020
October, 2004	383,010
Total Issued and Outstanding	2,384,324

Also in conjunction with the long-term note payable issuance (see Note 4), the Company granted warrants to purchase up to $1.0 million of common or preferred stock that may be issued in conjunction with any future securities offering of at least $5.0 million, upon the same price and conditions as afforded to third-party investors in said potential securities offering.

In August 2004, the Company issued warrants to purchase 150,000 shares of common stock to a former employee whose employment was terminated in June 2004. Such warrants are exercisable at $0.85 per share, and expire on June 26, 2006. The Company had no stock warrants outstanding at December 31, 2003.

NOTE 7 - OTHER COMMITMENTS AND CONTINGENCIES

Operating Leases

In August 2002, the Company entered into an operating lease for office space, which expires in February 2008. Approximate minimum future lease payments due under this operating lease, are as follows:

Year Ending
December 31,	Amount
2005	$196,000
2006	$202,000
2007	$208,000
2008	$35,000

During the year ended December 31, 2004 and the period May 15, 2002 (date of inception) through December 31, 2003, $172,700 and $234,000, respectively, were charged to operations for rent expense related to this operating lease.

Legal and Regulatory Proceedings

The Company's 100%-owned subsidiary, Volo Communications, Inc., settled its breach of contract dispute related to a 2003 "take or pay" sales contract with the Company. In connection with this settlement, the Company wrote off its previously recorded account receivable of $326,205 in 2004.

Vendor Dispute

Certain transport and termination costs incurred by the Company are recorded at vendor invoice amount less any amounts that have been formally disputed, for which the Company expects to receive a credit. Disputed amounts are based upon management's detailed review of vendor call records and contract provisions; accordingly, the recorded transport and termination costs represent management's estimates of what is ultimately due and payable. During the year ended December 31, 2004, and the period May 15, 2002 (date of inception) through December 31, 2003, $4,500,000 and $2,500,000, respectively, of one vendor's charges were formally disputed. As of December 31, 2004, approximately $4,759,000 remained in dispute and are, therefore, not included in the accompanying financial statements (see Note 8). Differences between the disputed amounts and final settlements, if any, are reported in operations in the year of settlement.

Other

Telecommunications industry revenues are subject to statutory and regulatory changes, interpretations of contracts, etc., all of which could materially affect our revenues. Generally, our customers have sixty days from the invoice date to dispute any billed charges. Management reviews all billings for compliance with applicable rules, regulations and contract terms and believes that it is in compliance therewith; accordingly, no allowance has been recorded in the accompanying financial statements for potential disputed charges.

NOTE 8 - SUBSEQUENT EVENTS

Capital Stock Transactions

In February 2005, the Company issued 511,750 shares of Series B preferred stock for $818,800 cash. In May 2005, 7,289,445 shares of common stock were converted into 5,944,669 shares of Series A preferred stock. Both Series A and Series B preferred stock are convertible into common stock, and they carry voting rights equal to the equivalent number of common shares into which they are convertible. Also, both Series A and Series B preferred stock contain equal and ratable dividend and liquidation preferences over common stock.

Litigation

On April 8, 2005, Volo Communications, Inc. ("Volo") (a wholly-owned subsidiary of Caerus, Inc.) filed suit against MCI Worldcom Network Services, Inc. d/b/a UUNET ("MCI"). Volo alleges that MCI engaged in a pattern and practice of over-billing Volo for the telecommunications services it provided pursuant to the parties' Services Agreement, and that MCI refused to negotiate such overcharges in good faith. Volo also seeks damages arising out of MCI's alleged fraudulent practice of submitting false bills by, among other things, re-routing long distance calls over local trunks to avoid access charges, and then billing Volo for access charges that were never incurred. On April 4, 2005, MCI declared Volo in default of its obligations under the Services Agreement, claiming that Volo owes a past due amount of $8,365,980 through March, 2005, and threatening to terminate all services to Volo within 5 days. On April 12, 2005, MCI terminated all services to Volo. By these actions, Volo alleges claims for (1) breach of contract; (2) fraud in the inducement; (3) primary estoppel; and (4) deceptive and unfair trade practices. Volo also seeks a declaratory judgment that (1) MCI is in breach of the Services Agreement; (2) $8,365,980 billed by MCI is not "due and payable" under that agreement; and (3) MCI's default letter to Volo is in violation of the Services Agreement. Volo seeks direct, indirect and punitive damages in an amount to be determined at trial.

On May 26, 2005, MCI filed an Answer, Affirmative Defenses, Counterclaim and Third-Party Complaint naming Caerus, Inc. as a third-party defendant. MCI asserts a breach of contract claim against Volo, a breach of guarantee claim against Caerus, Inc., and a claim for unjust enrichment against both parties, seeking an amount to be determined at trial. On July 11, 2005, Volo and Caerus, Inc. answered the counterclaim and third-party complaint, and filed a third-party counterclaim against MCI for declaratory judgment, fraud in the inducement, and breach of implied duty of good faith and fair dealing. Volo and Caerus, Inc. seek damages in an amount to be determined at trial. MCI has filed a motion to strike certain of Caerus' affirmative defenses and a motion to dismiss Caerus' counterclaims. Discovery should commence shortly. While management is optimistic about the outcome of this litigation, it is currently unable to assess the ultimate likelihood of a favorable or unfavorable outcome; accordingly, no related provision or liability has been made in the accompanying financial statements.

Merger

On May 31, 2005, the Company consummated an Agreement and Plan of Merger ("Merger Agreement") with VoIP, Inc. ("VoIP") (OTCBB:VOII.OB), whereby 100% of Caerus, Inc.'s common and preferred stock, stock options and warrants were exchanged for the common stock of a wholly-owned subsidiary of VoIP. The VoIP subsidiary's name was then changed to Caerus, Inc. Also in conjunction with this merger, the holder of the $1,830,000 notes payable at December 31, 2004 referred to in Note 3 agreed to exchange those notes plus accrued interest for an equivalent number of shares of VoIP common stock valued at $1.23 per share.

You may rely on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of common shares means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy our common shares in any circumstances under which the offer or solicitation is unlawful.

Until __________, 2005 (90 days from the date of this Prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

UP TO 46,310,011 SHARES

COMMON STOCK

VoIP, Inc.

P R O S P E C T U S

______________, 2006

PART II

INFORMATION NOT REQUIRED TO BE IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The estimated expenses of the registration, all of which will be paid by the Company, are as follows:

SEC Filing Fee	$8,226
Accounting Fees and Expenses	25,000
Legal Fees and Expenses	30,000
Total	$63,225

Item 14. Indemnification of Directors and Officers

The Registrant's Articles of Incorporation provide that no director of the Registrant will be personally liable to the Registrant or any of its shareholders for monetary damages arising from the director's breach of fiduciary duty as a director, with certain limited exceptions.

Pursuant to the Texas Business Corporation Act (the "Act"), every Texas corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving in such a capacity at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise, against any and all expenses, judgments, fines and amounts paid in settlement and reasonably incurred in connection with such action, suit or proceeding. The power to indemnify applies only if such person acted in good faith and in a manner such person reasonably believed to be in the best interests, or not opposed to the best interests, of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense and settlement expenses and not to any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct unless the court, in its discretion, believes that in light of all the circumstances indemnification should apply. The Registrant's Articles of Incorporation contain provisions authorizing it to indemnify its officers and directors to the fullest extent permitted by the Act.

Item 15. Recent Sales of Unregistered Securities

Effective September 2005, registrant issued 4,888,250 shares of common stock for cash of $3,910,600.

Effective September 2005, registrant issued 30,500 shares of common stock for cash of $25,925 in connection with the exercise of employee stock options.

Effective September 2005, registrant issued 1,501,001 shares of common stock for the conversion of 2,200,000 warrants.

Effective September 2005, registrant issued 222,278 shares of common stock for services provided to the company.

All such shares were issued pursuant to exemptions provided by Section 4(2) of the Securities Act of 1933 and Regulation D.

Item 16. Exhibits

(b) Exhibits

(3)	2.1	Stock Contribution Agreement dated May 25, 2004, between Registrant and Steven Ivester

(11)	2.2	Agreement and Plan of Merger with Caerus, Inc. dated as of May 31, 2005

(12)	2.3	Asset Purchase Agreement dated as of August 3, 2005, by and between VoIP, Inc. Acquisition Company and WQN, Inc.

(1)	3.1.1	Articles of Incorporation

(3)	3.1.2	Amendment of Articles of Incorporation

(1)	3.2	Bylaws

(3)	4.1	Specimen Stock Certificate

(16)	5.1	Opinion of Andrews Kurth LLP

(3)	10.1	2004 Stock Option Plan

(2)	10.2	Stock Purchase Agreement dated February 27, 2004 between Registrant and Steven Ivester

(4)	10.3	Stock Purchase Agreement dated June 25, 2004 among Registrant, DTNet Technologies and Marc Moore

(5)	10.4	Stock Purchase Agreement among Carlos Rivas, Albert Rodriguz, Registrant and Vox Consulting Group Inc.

(6)	10.5.1	Subscription Agreement

(6)	10.5.2	Form of Class A Warrant

(6)	10.5.3	Form of Class B Warrant

(7)	10.6.1	Stock Purchase Warrant issued to Ivano Angelaftri

(7)	10.6.2	Stock Purchase Warrant issued to Ebony Finance

(8)	10.7	Net Exercise Agreement with John Todd

(9)	10.8	Asset Purchase Agreement dated February 23, 2005

(10)	10.9.1	Subscription Agreement

(10)	10.9.2	Form of Class C Warrant

(10)	10.9.3	Form of Class D Warrant

(10)	10.9.4	Form of Convertible Note

(10)	10.9.5	Security Agreement

(10)	10.9.6	Security and Pledge Agreement

(10)	10.9.7	Guaranty

	10.10	Caerus, Inc. Merger Documents dated May 31, 2005:

(11)	10.10.1	Option Exchange Agreement

(11)	10.10.2	Registration Rights Agreement

(11)	10.10.3	Exchange Agreement

(11)	10.10.4	Registration Rights Agreement

(11)	10.10.5	Consent and Waiver Agreement

(11)	10.10.6	Guaranty

(11)	10.10.7	Security Agreement

(11)	10.10.8	Employment Agreement

	10.11	WQN, Inc. Documents dated August 3, 2005:

(12)	10.11.1	Warrant

(12)	10.11.2	Security Agreement between VoIP, Inc. and WQN, Inc.

(12)	10.11.3	Consent, Waiver and Acknowledgement by and among Cedar Boulevard Lease Funding, Inc., VoIP, Inc. and certain Subsidiaries of VoIP, Inc.

(12)	10.11.4	Third Amendment to Subordinated Loan and Security Agreement by and among Cedar Boulevard Lease Funding, Inc., VoIP, Inc. and certain subsidiaries of VoIP, Inc.

(12)	10.11.5	Security Agreement between Cedar Boulevard Lease Funding, Inc. and VoIP Acquisition Company

(12)	10.11.6	Guaranty between Cedar Boulevard Lease Funding, Inc. And VoIP Acquisition Company Promissory Note

(13)	10.12.1	Subscription Agreement for Secured Note dated January 6, 2006

(13)	10.12.2	Subscription Agreement for Unsecured Note dated January 6, 2006

(14)	10.12.3	Subscription Agreement dated February 3, 2006

(16)	21.1	Subsidiaries of the Registrant

(16)	23.1	Consent of Tschopp, Whitcomb & Orr, P.A.

(16)	23.2	Consent of Berkovits, Lago & Company, LLP

(16)	23.3	Consent of Andrews Kurth LLP -- included in Exhibit 5.1

(15)	23.4	Consent from Moore Stephens Lovelace, P.A.

(1)		Filed as exhibits to Registrant's Form 10SB filed January 19, 2000

(2)		Filed as exhibit to Form 8-K filed March 3, 2004

(3)		Filed as exhibit to Form 8-K filed June 9, 2004

(4)		Filed as exhibit to Form 8-K filed July 7, 2001

(5)		Filed as exhibit to Form 8-K filed September 16, 2004

(6)	Filed as exhibit to form 8-K filed November 17, 2004

(7)	Filed as exhibit to form 8-K filed December 15, 2004

(8)	Filed as exhibit to form 8-K filed February 16, 2005

(9)	Filed as exhibit to form 8-K filed March 1, 2005

(10)	Filed as exhibit to form 8-K filed June 6, 2005

(11)	Filed as exhibit to form 8-K filed July 11, 2005

(12)	Filed as exhibit to form 8-K filed August 9, 2005

(13)	Filed as exhibit to Form 8-K filed January 12, 2006

(14)	Filed as exhibit to Form 8-K filed February 8, 2006

(15)	Filed herewith

(16)	To be filed by Amendment

Item 17. Undertakings

The undersigned Registrant hereby undertakes as follows:

(a) (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the end of the offering.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Fort Lauderdale, State of Florida, on February 13, 2006.

VoIP, INC.

By:	/s/ B. Michael Adler
B. Michael Adler, Chairman and Chief Executive Officer

In accordance with requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

SIGNATURE	TITLE	DATE

/s/ B. Michael Adler	Chairman and Chief Executive Officer,	February 10, 2006
B. Michael Adler

/s/ David Sasnett	Chief Financial Officer	February 10, 2006
David Sasnett	Principal Accounting Officer

/s/ George Firestone	Director	February 10, 2006
George Firestone

/s/ Stuart Kosh	Director	February 13, 2006
Stuart Kosh